As filed with the Securities and Exchange Commission on November 13, 2002

                                                      Registration No. 333-88368
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                          AMENDMENT NO. 2 TO FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------
        NEVADA            IVP TECHNOLOGY CORPORATION           65-6998896
   (State or Other            (Name of Registrant           (I.R.S. Employer
   Jurisdiction of              in Our Charter)            Identification No.)
    Incorporation
   or Organization)

2275 LAKESHORE BLVD. WEST,            7372            2275 LAKESHORE BLVD. WEST,
        SUITE 401              (Primary Standard               SUITE 401
 TORONTO, ONTARIO M8V 3Y3  Industrial Classification   TORONTO, ONTARIO M8V 3Y3
          CANADA                  Code Number)                  CANADA
     (416) 255-7578                                        (416) 255-7578
  (Address and telephone                                 (Name, address and
    number of Principal                                  telephone number of
   Executive Offices and                                  agent for service)
Principal Place of Business)
                                   Copies to:
       Clayton E. Parker, Esq.                     Troy J. Rillo, Esq.
      Kirkpatrick & Lockhart LLP                Kirkpatrick & Lockhart LLP
201 S. Biscayne Boulevard, Suite 2000     201 S. Biscayne Boulevard, Suite 2000
         Miami, Florida 33131                      Miami, Florida 33131
            (305) 539-3300                            (305) 539-3300
    Telecopier No.: (305) 358-7095            Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                  Subject to completion, dated November 13, 2002


                           IVP TECHNOLOGY CORPORATION
                        95,360,913 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 95,360,913 shares of IVP Technology's common stock by certain persons who are, or will become, stockholders of IVP Technology. Please refer to "Selling Stockholders" beginning on page 12. IVP Technology is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. IVP Technology will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by IVP Technology. IVP Technology has agreed to allow Cornell Capital Partners, L.P. to retain 3% of the proceeds raised under the Equity Line of Credit.


         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On November 1, 2002, the last reported sale price of our common stock was $0.17 per share. These prices will fluctuate based on the demand for the shares of common stock.


         The selling stockholders consist of:

         o Cornell Capital Partners, who intends to sell up 33,297,000 shares of common stock.

         o Other selling stockholders, who intend to sell up to 62,063,913 shares of common stock.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay IVP Technology 92% of the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date, plus a retainage of 3% of the amount of each advance. In addition, IVP Technology has paid Cornell Capital Partners a one-time commitment fee payable in 3,032,000 shares of common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. The 8% discount, the one-time commitment fee and the 3% retainage are underwriting discounts.



         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

         THESE  SECURITIES  ARE  SPECULATIVE  AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 6.

         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is November __, 2002.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................1
THE OFFERING..................................................................4
RISK FACTORS..................................................................7
FORWARD-LOOKING STATEMENTS...................................................13
SELLING STOCKHOLDERS.........................................................14
USE OF PROCEEDS..............................................................17
DILUTION 18
EQUITY LINE OF CREDIT........................................................19
PLAN OF DISTRIBUTION.........................................................21
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................23
DESCRIPTION OF BUSINESS......................................................38
MANAGEMENT...................................................................44
DESCRIPTION OF PROPERTY......................................................47
LEGAL PROCEEDINGS............................................................47
PRINCIPAL STOCKHOLDERS.......................................................48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................49
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
 COMMON EQUITY AND OTHER STOCKHOLDER MATTERS.................................51
DESCRIPTION OF SECURITIES....................................................55
EXPERTS......................................................................57
LEGAL MATTERS................................................................57
HOW TO GET MORE INFORMATION..................................................57
FINANCIAL STATEMENTS........................................................F-1

--------------------------------------------------------------------------------

         Our audited financial statements for the fiscal year ended December 31, 2001, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

                                    OVERVIEW

         IVP Technology Corporation ("IVP") is a Toronto headquartered software developer, licensor, publisher, marketer, and distributor that has operations in the United Kingdom, Canada and the United States.

         From IVP Technology's creation in 1994 mid 1999, the company was relatively dormant, although it became publicly traded on the OTCBB and engaged in the search for active businesses or technology opportunities to exploit. In 1999 the company concluded an agreement to distribute a software product under the name PowerAudit and to pay for additional development work on that product. In March 2000 the company acquired for 350,000 shares a non-active reporting entity, Erebus Corporation, to become a reporting issuer with the SEC and thereby maintain its status as a listed company on the OTCBB. From March, 1999 and until December 28, 2001 the company was solely engaged in operating as the exclusive distributor of the PowerAudit product for the United States and Europe. Despite the ability to operate as the exclusive distributor of PowerAudit the company was not successful in gaining revenue from sales of PowerAudit.

         In August, 2001 IVP Technology Corporation, represented by the board members and executives in place at that time, and in conjunction with its corporate counsel, negotiated and entered into, on a arms length basis, an agreement with International Technology Marketing Inc., ("ITM"), a newly formed company, to potentially purchase 100% of the shares of ITM. The sole purpose of this acquisition was to secure the future management services of the shareholders of ITM. ITM had no operations and no sales at the time of the acquisition however its founders had considerable experience in consumer and enterprise software development and distribution. The shareholders of ITM were Brian MacDonald, Peter Hamilton, Kevin Birch, Geno Villella and Sherry Bullock who, except for Sherry Bullock was has resigned, are now the managers of IVP Technology Corporation. A resolution with regard to the acquisition of ITM was included in a proxy statement sent to the registered shareholders of IVP and at the properly constituted annual general meeting of the company held on November 16th, 2001 was approved by an overwhelming majority of shareholders.

         Concurrent with the approval of the acquisition of ITM the shareholders voted to increase the authorized shares of IVP Technology, which, in part, permitted the company to issue shares to pay for the acquisition of ITM, and, in part, to provide sufficient shares to acquire additional assets, entities and financing. The acquisition of ITM is to be satisfied by the issuance of 50,000,000 shares of IVP to the five founding shareholders of ITM. These shares will be recorded as a type of "compensation payment" on the appropriate quarterly financial statements. None of these shares have not yet been received by the management group and are currently being held by the company pending the company meeting revenue performance milestones and any disposition of these shares will be subject to rule 144 restrictions. The 50,000,000 shares are also the largest portion of the shares being registered in this filing. The annual general meeting also led to the creation of a new board of directors and new management who assumed their duties as at the date of the Annual General Meeting. The retiring board members resigned shortly thereafter.

         The new management team commenced a review of the business of the company and also began to search for attractive revenue producing entities that could be acquired. On December 28, 2001 the company concluded its first distribution agreement with another supplier of software to augment the enterprise software business of the company. From December 28, 2001 until May 28, 2002 the company acquired additional rights to distribute other software products from several other third party software vendors namely "Classifier", from the Innovation Group, Plc. and "Viper" from Smart Focus Limited. Debt in the amount of GBP 600,000 provided by DCD Limited which enabled the company to pay for the first installment on the Classifier license agreement signed on December 28, 2001 and later converted to equity is also being registered in this filing.

         The new management of IVP Technology also began to search for a medium term source of equity capital to assist in-funding operations, and provide a means by which the company could raise debt on a leveraged basis to provide a foundation for the working capital needs and acquisition purposes of a functioning business. In April, 2002, in part due to the work by outside consultant Danson Partners, the company concluded an equity line of credit arrangement with Cornell Capital Partners which while originally for 5 million dollars was subsequently raised to 10 million dollars after May 28th, 2002. The potential issuance of shares in relation to the exercise of draws under the Cornell Capital equity line represents the second largest portion of the shares being registered in this filing. Shares earned by Danson Partners in relation to arranging the equity line of credit and ongoing financial advisory work are also being registered in this filing.

         On May 28th, 2002 the company acquired 100% of the shares Ignition Entertainment Limited, which had been formed only a few months prior to acquisition. Ignition is a UK based video game developer, licensor, publisher, marketer and distributor. The purchase was done for the equivalent of 50,000,000 common shares of IVP. With the advent of this acquisition IVP Technology began to operate two "divisions" namely enterprise software and consumer software.

         On June 13, 2002, IVP Technology unilaterally terminated the software distribution agreement between Orchestral Corporation and IVP Technology Corporation for the PowerAudit product. The business purpose for terminating the PowerAudit distribution agreement was based on two factors. First, IVP Technology did not, for its own self, possess access to the source code and the right to modify the software to maintain its attractiveness in the face of technology evolution without using Orchestral assistance. To obtain access to the source code would have been very costly to IVP even though Power Audit had not been a commercial success in the previous three years. Second the PowerAudit distribution agreement was set to expire in May 2003. In the case of the later factor it was determined by the board of directors that if IVP Technology expended marketing efforts and funds creating a brand or sales channel for the Power Audit product, it would have been in effect creating conditions for a more expensive renewal of the distribution agreement. This was particularly the case as Orchestral Corporation had tied in IVP to a support agreement whereby it was obligated to pay approximately $4,300 per month without clients. As the cost of extending the PowerAudit distribution agreement was not specified at the time the original agreement was executed, any improvements in the sales channel or customer base for PowerAudit would have eventually increased the cost to IVP of renewing the distribution license.

         On July 1, 2002, IVP Technology acquired 100% of the shares of Springboard Technology Solutions Inc., from Brian MacDonald, Peter Hamilton, Kevin Birch, Geno Villella, and Sherry Bullock all of whom were officers of IVP Technology at the time of purchase. The purchase price was the issuance of 2,000 shares of common stock on a one for one basis resulting in a cost of approximately $260 which will be included in the financial statements for the quarter in which the shares were issued. Concurrent with the acquisition of Springboard Technology IVP also obtained access to Springboard's Vaayu software product, which augments the other enterprise software sold by IVP Technology's enterprise division.

         Since July 1, 2002, IVP has been concentrating on expanding its customer base in both divisions. IVP will be developing or acquiring additional distribution capacity in the enterprise division and in the consumer software division is searching for additional 3rd party video game titles to fill its release schedule for publication and distribution for 2003 and 2004. As well IVP is searching for potential acquisition candidates amongst development houses or distribution operations in Europe, North America and the Pacific Rim in order to grow its revenue levels as fast as possible while the IPO markets are at reduced activity levels.

         On September 30, 2002 IVP renegotiated its distribution agreement with the Innovation Group ("TIG"). The amendment which was signed waived the obligation to purchase additional licences of classifier and removed a short term debt from the balance sheet, allowed IVP to become a non-exclusive distributor for I-Bos, another product created by the Innovation Group, eliminated financial services as a vertical market for IVP for TIG products but expanded the geographical reach to the UK.


                               BUSINESS DIVISIONS

ENTERPRISE SOFTWARE DIVISION

         The enterprise software division currently markets data solutions. These solutions are made up of separate software products that can operate on a stand-alone basis or integrate with other enterprise level software. IVP Technology believes that these products provide enterprises with increased economy, efficiency and effectiveness when enterprises are faced with the necessity of obtaining data from the field, wherever that may be, and moving it into processes that take place in the front and back office environment through to business decision making levels. A description of IVP Technology's current enterprise software products is described below.

         CLASSIFIER. On December 28, 2001, we entered into a two-year, non-exclusive licensing agreement to distribute the Classifier software program, developed by The Innovation Group, Plc. Subsequently, on September 30, 2002 we renegotiated the agreement with The Innovation Group, Plc. to add another product, "iBos" see below, and relinquished the financial services industry vertical back to The Innovation Group Plc. In the course of our contract renegotiation we also obtained the right, on a non-exclusive basis, to distribute both the Classifier and the iBos product into the UK market. Meanwhile we retained the right to sell such software in the United States, Mexican and Canadian markets. Our distribution agreement allows us to earn a up to a 50% margin on the wholesale price provided certain minimum selling prices are met.


         VIPER. On February 20, 2002, we entered into an agreement with SmartFocus Limited, to resell its Viper(R) suite of products which consists of Viper Analyze and Visualize, Viper Data Mining, Viper CRM, Viper Campaign Planner and Smart Campaigner. Pursuant to the license, IVP Technology will be entitled to a 15% commission on sales of Viper through customer opportunities created by IVP Technology. SmartFocus will make sales representatives available to assist in sales presentations.

         VAAYU. On June 27, 2002, IVP Technology announced the release of Vaayu, a software product set developed by Springboard Technology Solutions, Inc., a related company at the time and now a wholly owned subsidiary. Vaayu is a platform-independent software product that mobile-enables existing Enterprise Applications within an organization, allowing staff and field workers to remotely access internal data and systems through a variety of handheld and wireless devices, including Palm OS devices, RIM devices, handheld computers and mobile phones.

         IBOS. On September 30, 2002 we obtained the non-exclusive right to market The Innovation Group Plc's iBos product in North America and the United Kingdom to all verticals except financial services. iBos is a business application that allows organizations to automate business processes

CONSUMER SOFTWARE AND VIDEO GAME PRODUCTS DIVISION

         On May 28, 2002, IVP Technology acquired Ignition Entertainment Limited, a company organized in late 2001 under the laws of England and Wales, specializing in the design, development, licensing, publishing and distribution of personal computer, mobile device and game console software and accessories. Pursuant to this agreement, IVP Technology agreed to issue 15,000,000 shares of common stock and 3,500,000 shares of convertible preferred stock over approximately the next two years. Upon conversion, these payments will equal 50 million shares of IVP common stock. These shares will be held in escrow until disbursed in accordance with the escrow agreement. The parties are in the process of negotiating the terms of the escrow.

         IVP has also agreed to offer incentive payments to certain parties in connection with the Ignition acquisition. DCD Holdings will receive 5,000,000 shares of IVP's common stock 90 to 180 days after May 28, 2002 for maintaining adequate factoring and letter of credit lines for Ignition. The Ignition management team and employees will also have the opportunity to earn an additional 1,500,000 shares of preferred stock over three years, which are also convertible into 15,000,000 shares of common stock. These shares are subject to revenue and profit milestone which were set in arms length negotiation with the shareholders of Ignition prior to IVP purchasing the company.

GOING CONCERN

         As reflected in IVP Technology's unaudited financial statements for the six months ended June 30, 2002, IVP Technology's accumulated deficit of $16,115,596, and its working capital deficiency of $2,681,835 raise substantial doubt about its ability to continue as a going concern. The ability of IVP Technology to continue as a going concern is dependent on IVP Technology's ability to raise additional debt and capital including the ability to draw under the Cornell equity Line of credit and implement its business plan. The financial statements do not include any adjustments that might be necessary if IVP Technology is unable to continue as a going concern.

         IVP Technology has entered into various software distribution and licensing agreements, has acquired an operating business, has obtained committed letter of credit and factoring lines and intends on raising additional equity capital, project finance debt and acquisition debt in order to expand its business operations. Management believes that actions presently being taken to obtain additional funding and to operate and expand its existing business operations provide the opportunity for IVP Technology to continue as a going concern.

                                    ABOUT US

         IVP Technology's principal office is located at 2275 Lakeshore Blvd. West, Suite 401, Toronto, Ontario M8V 3Y3 Canada. Its telephone number is (416) 255-7578. IVP Technology's wholly owned subsidiary, Ignition Entertainment Limited operates out of three offices in the United Kingdom: London, Lincoln and Banbury. IVP Technology has also established a sales and distribution office in Chicago, Illinois where it has obtained the Illinois trade name registration of Ignition USA. Springboard Technology is located in IVP Technology's principle office location and also operates a data integration business under the registered trade name of MDI Solutions which operates as a medical date integration group.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of ours. The selling stockholders consist of:

         o Cornell Capital Partners intends to sell up to 33,297,000 shares of common stock.

         o Other selling stockholders, who intend to sell up to 62,063,913 shares of common stock.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $10 million. The amount of each advance is subject to an aggregate monthly maximum advance amount of $425,000 in any thirty-day period. Cornell Capital Partners will pay IVP Technology 92% of the lowest closing bid price of the common stock during the five consecutive trading days period immediately following the notice date. IVP Technology has paid Cornell Capital Partners a one-time commitment fee in the amount of 3,032,000 shares of common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. In addition, Cornell Capital Partners is entitled to retain 3% of each advance under the Equity Line of Credit. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

         We have engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 100,000 shares of IVP Technology's common stock. Westrock Advisors, Inc. is not participating as an underwriter in this offering.

         IVP Technology has engaged Danson Partners LLC to advise it in connection with certain financial and accounting matters. Danson Partners was paid a fee of $200,000. Of this fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.


COMMON STOCK OFFERED                   95,360,913 shares by selling stockholders

OFFERING PRICE                         Market price

COMMON STOCK OUTSTANDING
 BEFORE THE OFFERING(1)                119,963,261 shares

USE OF PROCEEDS                        We will not receive  any  proceeds of the
                                       shares    offered    by    the    selling
                                       stockholders. Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used for general working capital purposes. See
                                       "Use of Proceeds."

RISK FACTORS                           The  securities  offered hereby involve a
                                       high   degree   of  risk  and   immediate
                                       substantial dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN
 BOARD SYMBOL                          TALL

_______________

(1) Excludes warrants to purchase 265,000 shares of common stock, debentures convertible into 1,190,476 shares of common stock (assuming a conversion price equal to 120% of $0.105), up to 28,809,524 shares of common stock to be issued under the Equity Line of Credit, which amount may be higher or lower if more or less shares are required upon the conversion of the debentures, and the 15,000,000 shares of common stock and the 3,500,000 shares of preferred stock IVP Technology is required to issue for the Ignition Entertainment Limited acquisition. Also excludes 2,000,000 shares issued to former directors that have been rescinded.


                                         SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                            FOR THE SIX        FOR THE SIX      FOR THE YEAR      FOR THE YEAR
                                           MONTHS ENDED       MONTHS ENDED          ENDED             ENDED
                                             JUNE 30,            JUNE 30,        DECEMBER 31,      DECEMBER 31,
                                               2002                2001              2001              2000
                                            (UNAUDITED)        (UNAUDITED)        (AUDITED)         (AUDITED)
                                        ------------------ ------------------ ----------------- ------------------
STATEMENT OF OPERATIONS DATA:
Revenue                                     $  497,326           $ 54,120        $   67,358         $   40,002
Cost of revenue                              (382,716)                 --                --                 --
                                        ------------------ ------------------ ----------------- ------------------
Gross profit                                   114,610             54,120            67,358             40,002
                                        ------------------ ------------------ ----------------- ------------------
Operating expenses
  Amortization                               1,079,367                 --            19,837            114,000
  Consulting fees                              393,555            221,828                --                 --
  Salaries and wages                           114,285                 --                --                 --
  Interest                                          --                 --            22,341             12,501
  Legal and accounting                         215,683             65,184           125,715            215,569
  Infrastructure                               230,406                 --                --                 --
  Management fees                                   --                 --                --            308,841
  Development and licensing fees
    and software support                            --             58,050           723,527            355,109
  Financial advisory fees                      150,000                 --           387,086          1,637,279
  Travel and entertainment                          --                 --                --                 --
  Other                                        210,043             70,861                --            162,312
                                        ------------------ ------------------ ----------------- ------------------
  Total operating expenses                   2,393,339            415,923         1,278,506          2,805,611
                                        ------------------ ------------------ ----------------- ------------------
  Loss from operations                      (2,278,729)          (361,803)       (1,211,148)        (2,765,609)
                                        ------------------ ------------------ ----------------- ------------------
Other income (expense)
  Gain on early extinguishment
    of debt                                     96,334                 --                --                 --
  Interest income                                  938                 --                --                 --
  Interest expense                            (74,869)                 --                --                 --
Loss before extraordinary item                       -                 --       (1,211,148)        (2,765,609)
                                        ------------------ ------------------ ----------------- ------------------
Net Loss                                  $(2,256,326)         $(361,803)      $(1,211,148)      $ (2,765,609)
                                        ================== ================== ================= ==================
Loss per share                                 ($0.03)            ($0.01)           ($0.03)            ($0.08)

                                                         JUNE 30,            JUNE 30,        DECEMBER 31,         DECEMBER 31,
                                                           2002                2001             2001                  2000
                                                      ------------------ ------------------ -----------------  ------------------
BALANCE SHEET DATA:

  Cash                                                  $1,176,695               $615              $232              $1,424
  Receivables, net                                         615,755                 --                --                  --
  Inventory                                                 53,160                 --                --                  --
  Prepaid Expense                                          310,447                 --                --                  --
                                                      ------------------ ------------------ -----------------  ------------------
Total Current Assets                                     2,156,057                615               232               1,424
                                                      ------------------ ------------------ -----------------  ------------------
Other assets                                                71,196                872               872               7,324
Fixed assets (Net)                                         357,948                 --                --                  --
Deferred licensing fee, net of amortization              2,695,364                 --         3,600,431                  --
Excess of Cost Over Net Assets Acquired                  5,552,449                 --                --                  --
                                                      ------------------ ------------------ -----------------  ------------------
Total other assets                                       8,676,957                872         3,601,303               7,324
                                                      ------------------ ------------------ -----------------  ------------------
Total Assets                                           $10,833,014             $1,487        $3,601,535              $8,748
                                                      ================== ================== =================  ==================
Current liabilities
  Accounts payable and accrued liabilities               1,345,668            843,044           479,571             430,390
  Accounts payable - license agreement                   2,906,658                 --         3,620,268                  --
  Amounts due DcD Factors                                  309,211                 --                --                  --
  Note payable                                             129,020                 --           200,000             200,000
  Income taxes payable                                     139,450                 --
  Interest payable                                              --                 --            34,841              12,501
                                                      ------------------ ------------------ -----------------  ------------------
Total current liabilities                                4,528,681            843,044         4,334,680             642,891
                                                      ------------------ ------------------ -----------------  ------------------
  Notes payable - long term                                462,650                 --           129,020                  --
                                                      ------------------ ------------------ -----------------  ------------------
Total long term liabilities                                462,650                 --           129,020                  --
                                                      ------------------ ------------------ -----------------  ------------------
Shareholders' Equity (Deficiency)
  Preferred stock, $0.001 par value, 50,000,000
    shares authorized, none issued and outstanding              --                 --                --                  --
  Common stock, $0.001 par value 150,000,000
    shares authorized, 64,697,261,40,440,848,
    48,752,848 and 39,110,848 issued and
    outstanding, respectively                               64,697             40,441            48,753              39,111
  Common stock to be issued                              7,653,509                 --            50,000             720,000
  Additional paid-in capital                            14,428,249         11,941,666        13,238,354          12,151,156
  Accumulated deficit                                 (16,115,596)       (12,674,331)      (13,859,272)        (12,648,124)
                                                      ------------------ ------------------ -----------------  ------------------
                                                         6,030,859          (692,224)         (522,165)           (122,261)
  Less deferred compensation and other, net              (498,387)          (149,333)         (340,000)           (316,286)
                                                      ------------------ ------------------ -----------------  ------------------
Total Stockholders' Equity (Deficiency)                  5,532,472          (841,557)         (862,165)           (438,547)
                                                      ------------------ ------------------ -----------------  ------------------
Total Liabilities and Stockholders' Equity             $10,833,014             $1,487        $3,601,535              $8,748
                                                      ================== ================== =================  ==================


                                  RISK FACTORS

         WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS


IVP HAS HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         Since inception of the company we have not been profitable and have lost money on both a cash and non cash basis. For the full year ended December 31 2001 we lost $1,211,148. In the three months ended June 30, 2002, we had a loss of $1,498,026 and in the six months ended June 30, 2002 we lost $2,256,326. The majority of these losses were related to depreciation and amortization as well as for costs associated with financial advisory and legal expenses which to a certain extent will be non-recurring. Nevertheless the company has not been profitable. Our accumulated deficit was $16,115,596 as at the end of June 30, 2002. Future losses are likely to occur, as we are dependent on spending money to pay for development of software games and marketing of these products prior to being able to release them for sale. As the company is currently structured we have operating costs associated with staff, overheads, legal, accounting and public company expenses of approximately $7,000,000 per year. Thus in order to provide for profit we must pursue revenue opportunities that will exceed this amount. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience significant liquidity and cash flow problems despite having acquired several operating entities.

IVP MAY NEED TO RAISE ADDITIONAL CAPITAL AND DEBT FUNDING TO SUSTAIN OPERATIONS

         The company is a software developer, publisher, licensor and distributor. In the course of our daily operations we spend money on programmers and artists to develop products over a development timeline and on other resources, such as third party developers or licensing firms, to obtain products prior to being able to sell our wares in the market place. In addition often there is a gap between the time that we develop a product and the time we collect revenue from eventual sale. To the extent that we cannot obtain cash in advance for our products and generate sufficient profits on sales, we are reliant on either debt financing or sale of equity to obtain cash to pay our employees and suppliers. Thus unless we can become profitable with the existing sources of funds we have available and products that we have acquired , we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales In addition, to the extent that we have a working capital deficit and cannot cover the deficit from profitable sales we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. Since inception we have relied on external financing to fund the costs of maintaining a public listing and other aspects of our operations. Such financing has historically come from a combination of borrowings and the sale of common stock to third parties. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital to fund our anticipated future expansion. Among other things, external financing may be required to cover our operating costs, to license and publish PC, mobile device and game console games, to fund additional development of games and to acquire businesses, which may or may not have revenue in place from existing products. We view acquisitions as an integral part of growing a business especially in regard to the consumer product division.


WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING


         Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the years ended December 31, 2001 and 2000, which states that IVP Technology's ability to continue as a going concern depends upon its ability to secure financing, increase ownership equity and attain profitable operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for 12 months with the cash currently on hand, anticipated from our operations as well as from the equity line which was signed in April 2002.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON JUNE 30, 2002 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES


         We had a working capital deficit of $2,681,835 at June 30, 2002, which means that our current liabilities as of that date exceeded our current assets on June 30, 2002 by $2,681,835. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on June 30, 2002 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit or alternatively reach agreement with some of our creditors to convert debt to equity as has taken place in the past. Alternatively we may be able to reach agreement with some of our creditors to convert short-term liabilities to long term liabilities or restructure to permit payables over an extended period of time.


OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY


         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.


OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

         o    With a price of less than $5.00 per share;

         o    That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL


         Our success largely depends on the efforts and abilities of key executives and consultants, including Brian MacDonald, our Chairman of the Board of Directors, Chief Executive Officer and President and Mr. Peter Hamilton, Senior Vice President Business Development. The loss of the services of Mr. MacDonald or Mr. Hamilton could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on Mr. MacDonald or Mr. Hamilton. We also have a number of key employees that manage our Springboard and Ignition subsidiaries and if we were to lose their services senior management would be required to expend time and energy to replace and train replacements. In addition we need to attract additional high quality games developers and associated sales personnel. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the correct number and quality of staff.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT OR IMPOSSIBLE TO EVALUATE OUR PERFORMANCE AND MAKE PREDICTIONS ABOUT OUR FUTURE


         IVP Technology commenced its current multi-product enterprise software operations in December 2001 when it obtained an agreement to distribute the
Classifier software product and new management and a new Board of Directors assumed their duties. Since December 2001 we have also acquired Ignition Entertainment Limited in the United Kingdom and opened a sales and distribution office in Chicago which has allowed us to create a consumer software division. We have also acquired Springboard Technology Solutions in Canada, which has added more depth to the enterprise division especially in the area of outsourced IT functions for health care in Canada. The process of integrating these businesses and the potential that we may acquire other businesses in both divisions makes an evaluation of its future prospects difficult. As a development stage company, IVP Technology will encounter the types of risks, uncertainties and difficulties frequently encountered by early stage companies that are in growth through acquisition mode, including the ability to control overhead costs, professional expenses and maintain adequate liquid resources as sales revenues increase. Many of these risks and uncertainties are described in more detail elsewhere in this "Risk Factors" section. If IVP Technology management does not successfully address these risks, then its future business prospects will be significantly impeded and a process of reversing investment in certain areas may have to be undertaken.

THE GROWTH OF OUR CONSUMER BUSINESS DIVISIONS DEPENDS UPON OUR DEVELOPMENT AND ACQUISITION OF MARKETABLE GAME PRODUCTS FOR MULTIPLE GAME FORMATS

         Currently our consumer business products are concentrated on the GameBoy Advance platform with a number of other products for the Playstation, Xbox and PC platforms in development. We believe that there are product life cycles for various platforms. The extent to which we are able to develop and deliver products within the product life cycle of various platforms will be a major factor in our success. There are many other success factors such as product quality, playability, price, commercial availability and game marketing which impact revenue opportunities for game products. The manufacturers of various proprietary game consoles such as Microsoft X Box, Nintendo Game Cube, Nintendo GameBoy Advance and the two versions of the Sony Playstation which are in the market place exert significant influence over the pricing and availability of games for each of the consoles. Although we have obtained certain development and publishing approvals for games for these consoles there is no guarantee that we will be able to retain these approvals in the future for current platforms and obtain new approvals for new versions of game platforms. Moreover even if we develop games for these products there is no assurance that the manufacturers of the various game platforms will accept our games as suitable for their game brand.

         Within the global marketplace for games our consumer software business division also depends upon continued interest and expansion of computer and video games as a form of entertainment. While the industry is currently very large, economic factors such as product and platform costs which are beyond our control may restrict the growth rate of the industry.

IF WE FAIL TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, OUR ENTERPRISE SOFTWARE PRODUCTS COULD BECOME LESS COMPETITIVE OR OBSOLETE


         The market for mobile devices and the software applications that run on them, such as Vaayu, is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, intense competition and frequent new product introductions. If we fail to modify or improve our products in response to changes in technology or industry standards, our products could rapidly become less competitive or obsolete. Our future success will depend, in part, on our ability to:

         o enhance and adapt current software products and develop new products that meet changing customer needs;

         o adjust the prices of mobile software applications to increase customer demand;

         o    successfully advertise and market our products; and

         o influence and respond to emerging industry standards and other technological changes.

         We must respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in effectively using new technologies, developing new products or enhancing our existing product on a timely basis. Our pursuit of necessary technology may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that we can accept. Finally, we may not succeed in adapting various products to new technologies as they emerge.

WE COULD BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY, WHICH COULD RESULT IN SIGNIFICANT EXPENSE AND LOSS OF INTELLECTUAL PROPERTY RIGHTS


         Both the consumer and the enterprise software industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding copyright, patent and distribution rights. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. We may receive notices of claims that our products infringe or may infringe these rights. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our clients, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of our management and technical personnel. We cannot provide any assurances that we would prevail in any such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If this litigation resulted in an adverse ruling, we could be required to:


         o    pay substantial damages;

         o    cease the manufacture, use or sale of infringing products;

         o    discontinue the use of certain technology; or

         o obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms, or at all.


         Although software developers that we contract with as distributors of their products agree to indemnify us against infringement by their developers of the intellectual property rights of others, it is unlikely that all suppliers will have sufficient funds to indemnify us if such a need should arise. Consequently, if it is determined that the software that we distribute infringes upon the intellectual property rights of others, we may be required to spend significant resources to satisfy any such claims, which may not be available at the time of any such determination. Any determination software suppliers products infringe upon another's proprietary intellectual property rights will have a material negative impact on our business and results of operations and may require us to cease marketing the infringing products.

THE ONGOING FINANCE OF VIDEO GAMES AND CONSUMER SOFTWARE PRODUCT DEVELOPMENT MAY INVOLVE THE USE OF SPECIAL PURPOSE PROJECT FINANCING, SPECIAL PURPOSE VEHICLES, SPECIAL PURPOSE CORPORATIONS OR OTHER OFF-BALANCE SHEET MECHANISMS TO COMPLETE GAME DEVELOPMENT PRIOR TO MAKING GAME TITLES AVAILABLE FOR SALE

         The development of video and software games for the PC and various game consoles is similar to various practices in the film industry and may require the use of special purpose corporations or other special purpose vehicles so that specific finance sources may obtain a secure charge over a particular intellectual property asset and share in eventual sales revenue derived from sale of the completed product. Similar to film production the games development industry is moving toward the use of special purpose funding pools or funds in special purpose corporations where the cost of development may be financed by outside parties who take a security interest in the product or marketing rights to the product and share in the proceeds from the eventual product release. Companies who independently review project plans and oversee development progress may certify the progress of development and offer opinions to bonding companies who in turn may guarantee part or all of the development process. Our company may contribute the distribution rights or certain intellectual property rights to particular game concepts or otherwise participate in the development of games by outside developers or participate in special purpose entities and share in the sales proceeds derived from sale of co-owned properties. In the event that our company participates in these types of financing vehicles we may have to temporarily give up or share in intellectual property ownership on a commercial value basis. The company may have to accept a lowered gross margin on the sale of certain co-owned or co-developed products or alternatively may have an increase in costs as a result of co-owned intellectual properties. The company is not currently a party to any off balance sheet vehicles however it is a fact that project finance of game development is often carried out through the use of special purpose corporations or partnerships. Off balance sheet vehicles are subject to comment and examination by external auditors and are treated in accordance with generally accepted auditing standards and reporting regulations as established by the accounting profession and the SEC.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS


         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 119,963,261 shares of common stock outstanding as of August 19, 2002, 49,551,742 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 70,411,519 shares of common stock held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.


         In addition, we have issued warrants to purchase 265,000 shares of common stock, debentures convertible into 1,190,476 shares of common stock (assuming a conversion price equal to 120% of $0.105), and 15,000,000 shares of common stock to be issued to the former shareholders of Ignition Entertainment and 3,500,000 shares of preferred stock, which are convertible into 35,000,000 shares of common stock.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT


         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. For example, at an assumed offering price of $0.17 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.1905 per share. Dilution per share at prices of $0.1275, $0.0850 and $0.0425 per share would be $0.1184, $0.0889 and
$0.595, respectively.


         As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Equity Line of Credit will be issued at a 8% discount to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE


         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 95,360,913 shares of common stock, the number of shares being registered in this offering may be sold subject to various rules such as 144 and insider trading restrictions. Such sales may cause our stock price to decline. The officers and directors of the company and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to escrow agreements and the provisions of various insider trade and rule 144 regulations.


THE SALE OF OUR STOCK UNDER OUR EQUITY LINE OF CREDIT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE


         In general the provision of an Equity line of credit for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock if the stock being placed into the market exceeds the market's ability to take up the increased stock or if the company has not performed in such a manner as to show that the equity funds raised will be used properly to grow the company. Additionally the sale of material amounts of common stock under the Equity Line of Credit could encourage short sales by third parties who may perceive the sale of stock as indicative of an over supply or dilution of the company's outstanding shares. Such an event could place further downward pressure on the price of common stock. Under the terms of our equity line the company may request numerous draw downs pursuant to the terms of the equity line. Even if the company uses the equity line to grow its revenues and profits or invest in assets which are materially beneficial to the company the opportunity exists for short sellers and others to contribute to the future decline of IVP's stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

         In addition to the foregoing it will be necessary for the company to arrange for a resolution to be passed at an AGM to increase the number of authorized shares in the future to meet the obligations related to the purchase of Ignition Entertainment Limited to convert certain preferred shares into common shares.


THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

         We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $425,000 in any thirty-day period.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The  following  table  presents   information   regarding  the  selling
stockholders. None of the selling stockholders have held a position or office, or had any other material relationship, with IVP Technology, except as follows:


         o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit and a holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. In April 2002, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 3% of each advance under the Equity Line of Credit. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. Cornell Capital Partners purchased the convertible debentures from IVP Technology in a private placement in April 2002.

         There are certain risks related to sales by Cornell Capital Partners, including:

              o The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

              o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

              o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

         o Westrock Advisors, Inc. is an unaffiliated registered broker/dealer that has been retained by us. Greg Martino, Westrock Advisors, Inc.'s President, makes the investment decisions on behalf of Westrock Advisors. For its services in connection with the equity Line of Credit, Westrock Advisors, Inc. received a fee of 100,000 shares of IVP Technology's common stock. These shares are being registered in this offering.


         o IVP Technology has engaged Danson Partners LLC to advise it in connection with various financial and accounting matters. Danson Partners LLC was paid a fee of $200,000. Of this fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock. Wayne Danson makes the investment decisions on behalf of Danson Partners LLC.

         o DCD Holdings Limited completed an interim financing agreement for a bridge loan of (pound)600,000 (U.S. $864,180) with IVP Technology. On May 1, 2002, IVP Technology received written notice from the lender, DCD Holdings Limited that it agreed to convert the loan into 4,000,000 shares of common stock at a conversion rate of approximately $0.19 per share. Shabir Randeree makes the investment decisions on behalf of DCD Holdings Limited.

         o Mr. MacDonald and Mr. Hamilton are officers and directors of our company. Mr. Birch and Mr. Villella are officers of our company. Ms. Bullock is a former officer and employee of our company. 50,000,000 shares being registered in this offering on behalf of Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock were issued in connection with the acquisition of International
              Technology Marketing, Inc. and are being held in escrow by the company pending satisfaction of certain revenue performance goals. International Technology Marketing Inc. is now a wholly owned non-active subsidiary of IVP Technology. International Technology Marketing Inc. and IVP Technology Corporation completed a stock purchase agreement on September 17, 2001 which was subsequently ratified by a resolution passed at the annual general meeting of the shareholders of IVP Technology Corporation on November 16, 2001.

         o An additional 2000 shares included in the total shares being registered on behalf of Messers, MacDonald, Hamilton, Birch, Villella and Ms. Bullock relate to the acquisition of Springboard Technology Solutions Inc. which was acquired by the company on July 1, 2002 in a non-arms length acquisition. The cost of the acquisition was accounted for as $260 dollars and is being included in the accounting statements for the quarter in which the transaction occurred.

         o Thomas Chown was a company creditor and former corporate counsel for the company who elected to have his debts converted to equity in March 2002. He received 2,375,600 shares in consideration of $118,780 debt. This conversion was accounted for in the quarterly statements for the 3 months ended March 31, 2002. Shortly after receiving the conversion shares he passed title to 2,200,000 shares to Spiaggia Holdings and St. Albans TCI Ltd. in a private transaction the details of which are not known to IVP Technology. Under the terms of the debt conversion IVP Technology was required to register the shares at the earliest opportunity which is this filing. Peter Cochrane makes the investment decisions for Spiaggia Holdings, Ltd. and St. Albans TCI Ltd.

         o Buford Industries Inc. was owed a fee of $100,000 for introducing IVP Technology Corporation to the current management group. Prior to the introduction neither the management group nor IVP Technology had any knowledge of the other. In March 2002 the company reached agreement with Buford to convert part of the fee to shares. The remaining $50,000 remains on the books of the company. Anthony Lynton makes the investment decisions for Buford Industries, Inc.

         o Tom Morgan makes the investment decisions for Rainbow Holdings, Ltd. Rainbow Holdings received these shares in consideration of the convertible debenture that was signed on May 15, 2000 for the principal amount of $200,000 and which was due on July 16, 2001 and which totaled $223,773.03 with interest. These shares represent the conversion of the debenture to shares in full repayment. Prior to the Annual General Meeting on November 16, 2001 the company had insufficient common shares authorized to issue shares to Rainbow in satisfaction of the conversion call dated July 16, 2001. At the Annual general meeting on November 16, 2001 a resolution was passed increasing the number of authorized common shares. On June 28, 2002, IVP Technology issued 2,410,916 shares of common stock to Rainbow Investments pursuant to the terms of the debenture.

         o William Ruffa Sr. makes the investment decisions for Ruffa & Ruffa. The 50,000 shares to be registered represent accrued interest on legal bills owing to the law firm of Ruffa and Ruffa who, until January 2002, were the company's securities lawyers. The payables to which the interest pertains remains on the books of the company.

         o J. Steven Smith is an independent director of IVP Technology Corporation and is the President and CEO of an Alexandria Va. based IT software and services company called ROH Inc. As compensation for serving as a director he is eligible to receive compensation of 500,000 shares on the first and second year anniversaries of his election to the board of directors. The shareholders of the company elected Mr. Smith at the company's annual general meeting in November 16, 2001. Mr. Smith does not receive any other consideration for his time and attention to the company.

         The table follows:

                                                                              PERCENTAGE
                                            PERCENTAGE                            OF
                                                OF                            OUTSTANDING
                                            OUTSTANDING     SHARES TO BE     SHARES TO BE                      PERCENTAGE
                             SHARES           SHARES          ACQUIRED         ACQUIRED                         OF SHARES
                         BENEFICIALLY      BENEFICIALLY       UNDER THE        UNDER THE       SHARES TO      BENEFICIALLY
                         OWNED BEFORE      OWNED BEFORE      EQUITY LINE      EQUITY LINE      BE SOLD IN      OWNED AFTER
 SELLING STOCKHOLDER       OFFERING         OFFERING(1)     OF CREDIT(2)       OF CREDIT      THE OFFERING     OFFERING(1)
----------------------   ------------      ------------    -------------     ------------- ---------------   -------------

Cornell Capital             4,487,476(3)          3.7%       28,809,524            19.4%      33,297,000               0%
Partners, L.P.
Westrock Advisors,            100,000                *               --               --         100,000               0%
Inc.
Brian MacDonald            14,974,473            12.5%               --               --      14,974,473               0%
Peter Hamilton             14,974,473            12.5%               --               --      14,974,473               0%
Kevin Birch                14,974,473            12.5%               --               --      14,974,473               0%
Geno Villella               4,278,421             3.6%               --               --       4,278,421               0%
Sherry Bullock                800,160                *               --               --         800,160               0%
Steve Smith                 1,000,000                *               --               --       1,000,000               0%
DCD Holdings Limited        4,000,000             3.3%               --               --       4,000,000               0%
Buford Industries,          1,000,000                *               --               --       1,000,000               0%
Inc.
Rainbow Holdings, Ltd.      2,410,916             2.0%               --               --       2,410,916               0%
Spiaggia Holdings,          1,200,000             1.0%               --               --       1,200,000               0%
Ltd.
St. Albans TCI Ltd.         1,000,000                *               --               --       1,000,000               0%
Thomas Chown                  175,600                *               --               --         175,600               0%
Ruffa & Ruffa                  50,000                *               --               --          50,000               0%
Danson Partners LLC         1,125,397                *               --               --       1,125,397               0%
                         ------------       ----------    -------------      -----------   -------------     ------------
TOTAL                      66,551,389            54.8%       28,809,524            19.4%      95,360,913               0%
                         ============       ==========    =============      ===========   =============     ============

_________________________________________
*        Less than 1%.

(1) Applicable percentage of ownership is based on 119,963,261 shares of common stock outstanding as of August 19, 2002 (which does not include the 15,000,000 shares of common stock and the 3,500,000 shares of preferred stock IVP Technology is required to issue for the Ignition Entertainment Limited acquisition), together with securities exercisable or convertible into shares of common stock within 60 days of August 19, 2002, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of August 19, 2002, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) The number of shares of common stock available under the Equity Line of Credit may be increased to 30,000,000 shares of common stock if none of the outstanding debentures are converted into shares of common stock.


(3) Consists of 3,032,000 shares of common stock, up to 1,190,476 shares of common stock underlying convertible debentures and 265,000 shares of common stock underlying a warrant with 15,000 shares having an exercise price of $0.50 per share and 250,000 shares having an exercise price of $0.099 per share.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date. Cornell Capital will retain 3% of each advance.


         Pursuant to the Equity Line of Credit, IVP Technology cannot draw more than $425,000 every 30 days or more than $10 million over 24 months.


         For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000, plus 3% retainage.

GROSS PROCEEDS                        $1,000,000     $5,000,000    $10,000,000

NET PROCEEDS                            $885,000     $4,765,000     $9,615,000

USE OF PROCEEDS:                          AMOUNT         AMOUNT         AMOUNT
-------------------------------------------------------------------------------

Repayment of Loan                       $129,000       $129,000       $129,000
Sales and Marketing                      100,000        500,000      1,000,000
Administrative Expenses, Including
 Salaries                                300,000        300,000        400,000
Income Tax and Accounts Payable          356,000      1,500,000      1,500,000
Future Acquisitions and Product
  Licensing/Distribution Expenses             --      1,836,000      5,086,000
General Working Capital                       --        500,000      1,500,000
                                      ----------     ----------     ----------
TOTAL                                   $885,000     $4,765,000     $9,615,000
                                      ==========     ==========     ==========


         In addition to the net proceeds described above, Cornell Capital Partners holds warrants to purchase 265,000 shares of common stock, which shares are being registered in this offering. Of that total, warrants to purchase 15,000 shares have an exercise price of $0.50 per share and warrants to purchase 250,000 shares have an exercise price of $0.099 per share. If all warrants were exercised, then IVP Technology would receive net proceeds of $32,250 from such exercise. Any proceeds received upon issuance of outstanding warrants will be used for general working capital purposes.

                                    DILUTION

         The net tangible book value of our company as of June 30, 2002 was ($2,759,447) or ($0.0427) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.17 per share.

         If we assume that our company had issued 30,000,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.17 per share (I.E., the number of shares registered in this offering under the Equity Line of Credit, which number of shares assumes none of the debentures will be converted into shares of common stock), less retention fees of $153,000 and offering expenses of $85,000, our net tangible book value as of June 30, 2002 would have been $2,102,553 or $0.0222 per share. Note that at an offering price of $0.17 per share, IVP Technology would receive gross proceeds of $5,100,000, or $4,900,000 less than is available under the Equity Line of Credit. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of ($0.1905) per share and an immediate dilution to new stockholders of $0.1478 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                  $0.1700
Net tangible book value per share before
 this offering                                      ($0.0427)
Increase attributable to new investors               $0.0649
                                                  -----------
Net tangible book value per share after
 this offering                                                           $0.0222
                                                                      ----------
Dilution per share to new stockholders                                   $0.1478
                                                                      ==========


         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:


            ASSUMED        NO. OF SHARES TO BE     DILUTION PER SHARE TO
        OFFERING PRICE          ISSUED(1)              NEW INVESTORS
        --------------     -------------------     ---------------------
           $0.1700             30,000,000                 $0.1478
           $0.1275             30,000,000                 $0.1184
           $0.0850             30,000,000                 $0.0889
           $0.0425             30,000,000                 $0.0595


(1) This represents the maximum number of shares of common stock that will be registered under the Equity Line of Credit.

                              EQUITY LINE OF CREDIT

         SUMMARY. In April 2002, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 3% of each advance under the Equity Line of Credit. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 100,000 shares of our common stock. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

         EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 10 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

         We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

         The amount of each advance is limited to a maximum draw down of $425,000 in any thirty-day period. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock.


         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.17 per share, we would issue 30,000,000 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $5,100,000, or $4,900,000 less than is available under the Equity Line of Credit. These shares would represent 20% of our outstanding common stock upon issuance. We are registering 30,000,000 shares of common stock for the sale under the Equity Line of Credit and the conversion of debentures. Accordingly, we would need to register additional shares of common stock in order to fully utilize the $10.0 million available under the Equity Line of Credit at the current price of $0.17 per share.

         There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.17 per share and 25%, 50% and 75% discounts to the recent price.

 Purchase Price                $0.0425      $0.0850      $0.1275       $0.1700

 No. of Shares(1):          30,000,000   30,000,000   30,000,000    30,000,000

 Total Outstanding(2):     119,963,261  119,963,261  119,963,261   119,963,261

 Percent Outstanding(3):         20.0%        20.0%        20.0%         20.0%


(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

         Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Line of Credit, we paid Cornell Capital Partners a one-time commitment fee payable in 3,032,000 shares of common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. In addition, we issued 100,000 shares of common stock to Westrock Advisors, Inc., an unaffiliated registered broker-dealer, as a placement agent fee and 1,040,000 shares of common stock to Danson Partners, LLC as a consulting fee.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners will pay us 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 3% of the proceeds received by us under the Equity Line of Credit, a one-time commitment fee of 3,032,000 shares of our common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. The 8% discount, the 3% retention and the one-time commitment fee are underwriting discounts. In addition, we engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 100,000 shares of our common stock.

         Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. For its services, Westrock Advisors, Inc. received 100,000 shares of our common stock. The offering expenses consist of: a SEC registration fee of $1,198, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,302. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The  following  information  should  be read in  conjunction  with  the consolidated financial statements of IVP Technology and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements."


         IVP Technology Corporation is a Toronto headquartered software developer, licensor, publisher, marketer, and distributor that currently maintains offices in the United Kingdom, Canada and the United States. Our website is at www.ivptechnology.com.

         From IVP Technology's creation in 1994 until the end of 1998, the company was relatively dormant. Although IVP was publicly traded on the OTCBB, it was engaged in the search for active businesses or technology opportunities to exploit. In early 1999, the company started discussions with Orchestral Corporation, a privately held Canadian software development company, with a view to distributing its product, PowerAudit. IVP concluded an agreement to distribute the product in 1999. Orchestral's website is at www.orchestral.com.

         In March 2000 the company acquired for 350,000 shares a non-active reporting entity, Erebus Corporation, to become a reporting issuer with the SEC and thereby maintain its status as a listed company on the OTCBB.

         From March, 1999 and until December 28, 2001 the company was solely engaged in operating as the exclusive distributor of the PowerAudit product for the United States and Europe. Despite being the exclusive distributor for two large markets the company was not successful in generating revenue. In fact only one sale of PowerAudit was ever concluded by the company and that was with the assistance of Orchestral Corporation. The customer subsequently had financial difficulties and the receivable that had been recorded for the sale was subsequently written off as a bad debt.

         In August, 2001 IVP Technology Corporation, represented by the board members and executives in place at that time, and in conjunction with its corporate counsel, negotiated and entered into, on a arms length basis, an agreement with International Technology Marketing Inc., ("ITM"), a newly formed company, to potentially purchase 100% of the shares of ITM. The sole purpose of this acquisition was to secure the future management services of the shareholders of ITM. ITM had no operations and no sales at the time of the acquisition however its founders possessed considerable experience in consumer and enterprise software development and distribution. The shareholders of ITM were Brian MacDonald, Peter Hamilton, Kevin Birch, Geno Villella and Sherry Bullock (Ms. Bullock subsequently left the company) who are now the managers of IVP Technology Corporation. A resolution with regard to the acquisition of ITM was included in a proxy statement sent to the registered shareholders of IVP and at the properly constituted annual general meeting of the company held on November 16th, 2001 was approved by an overwhelming majority of shareholders.

         Concurrent with the approval of the acquisition of ITM the shareholders of IVP Technology voted to increase the authorized shares of IVP Technology, which, in part, permitted the company to pay for the acquisition of ITM, and, in part, provides sufficient shares to acquire additional assets, entities and enable financing. The acquisition of ITM was concluded and will be accounted for subsequent quarters as the revenue milestones attached to the share exchange is earned by the five founding shareholders of ITM. These shares have not yet been received by the management group and are currently being held by the company pending the company meeting revenue performance milestones. These shares are a portion of the shares being registered in this filing.

         The annual general meeting also led to the creation of a new board of directors and new management who assumed their duties as at the date of the Annual General Meeting. And held their first board meeting on December 5, 2001. The retiring board members resigned.

         The new management team immediately commenced a review of the existing business of the company and also began to search for potential revenue producing entities or products that could be licensed or acquired. The key issue for the new management was and remains having sufficient resources in the form of personnel and cash availability to actually carry on operations.

         On January 1, 2002 IVP's head office was established in the premises of Springboard Technology Solutions, which was owned by the same shareholders that had founded International Technology Marketing Inc. and now managed IVP. This was required as the efficient operation of IVP could not take place without office premises and the dedication of time and energy to IVP operations. A monthly infrastructure charge was levied on IVP to recover overhead expenses and lost revenues for Springboard Technology as a result of management's concentration on IVP at the expense of Springboard's sales and operations.

         From December 28, 2001 until May 28, 2002 the company acquired additional rights to distribute other software products from several other third party vendors namely "Classifier", from the Innovation Group, Plc. and "Viper" from Smart Focus Limited. The Innovation Group's website is at www.tigplc.com and SmartFocus's website is at www.smartfocus.com. In September 2002 the agreement under which IVP is permitted to sell the Classifier product was amended to add an additional product marketed under the name of "iBos." As well, outstanding installments on the distribution agreement for September 30 2002 and December 31, 2002 totaling, on a non foreign exchange adjusted basis, $2,695,364, were waived and IVP obtained the right to sell both Classifier and iBos into the UK market. The initial installment on the distribution agreement had previously been met through the company's ability to obtain a GBP 600,000 bridge loan from DCD Group of the UK. This bridge loan was converted to equity in May 2002 at prevailing market share prices.

         Immediately upon being named as management of IVP, the new officers of IVP Technology also began to search for a source of recurring capital to fund operations and provide a basis for the working capital required for a functioning business. In April 2002, in part due to the work by outside consultant Danson Partners, LLC, the company concluded an equity line of credit arrangement with Cornell Capital Partners LP, which originally was for $5,000,000. The line was subsequently increased to $10,000,000 after May 28th, 2002.

         On May 28th, 2002 the company acquired 100% of the shares Ignition Entertainment Limited Ignition, a UK based video game developer, licensor, publisher, marketer and distributor, was acquired for the equivalent of 50,000,000 common shares of IVP. Ignition's website is at www.ignitionent.com. Ignition was formed in late 2001 and commenced active operations in April 2002. Ignition was made up of several existing companies and individuals with considerable expertise and products in the games industry. The chief assets of the Ignition company were people with industry experience and sales contacts in Europe and North America, certain fixed assets, work in process on games development and finished products for delivery to the U.S. and European market place. These later products consisted of approximately 9 Nintendo Game Boy advance games, which are currently in distribution in North America and the UK and work in process on other games. These other games are in the process of being completed for the PC, Xbox, PlayStation and Game Cube formats and will be released in the next three to six months. At the time of acquisition Ignition had 40 employees and there have since been 25 additional employees engaged, primarily in sales and game development.

         Ignition Entertainment also operates a development studio in Banbury under the Awesome Development name, its website is at www.awesome.uk.com. In September 2002 IVP opened a Chicago based sales and distribution office and registered the trade name Ignition USA for sales activities in the United States. The sales office is currently comprised of 3 salaried employees and has a network of 12 regional sales people operating on a commission basis. These sales people are not employees of IVP.

         With the advent of the Ignition acquisition IVP became a two "division' company with operations in both the consumer software and the enterprise software sectors.

         On June 13, 2002 after discussions with Orchestral Corporation, IVP gave notice to terminate the software distribution agreement between Orchestral Corporation and IVP Technology Corporation for distribution of the PowerAudit product. The business purpose for terminating the PowerAudit distribution agreement was based on two factors. First, IVP Technology did not, for its own self, possess access to the source code and the right to modify the software to maintain its attractiveness in the face of technology evolution without using Orchestral assistance. Second the PowerAudit distribution agreement was set to expire in May 2003. In the case of the later factor it was determined by the board of directors that if IVP Technology expended substantial marketing funds creating a brand or sales channel for the Power Audit product, it would have been in effect creating a more expensive renewal of the distribution agreement. As the cost of extending the PowerAudit distribution agreement was not specified at the time the original agreement was executed, any improvements in the sales channel or customer base for PowerAudit would have eventually increased the cost to IVP of renewing the distribution license.

         On July 1, 2002, IVP Technology acquired 100% of the shares of Springboard Technology Solutions Inc.from Brian MacDonald, Peter Hamilton, Kevin Birch, Geno Villella, and Sherry Bullock all of whom were officers of IVP Technology at the time of purchase. The purchase price was the issuance of 2,000 shares of IVP common stock on a one for one basis resulting in a cost of approximately $260.00. This cost will be included in the financial statements for the quarter in which the shares were issued.

         IVP Technology's enterprise software line operates in conjunction with its wholly owned subsidiary, Springboard Technology Solutions Inc. and its
specialty   group  MDI   Solutions.   The   website   for   Springboard   is  at
www.springboardtech.com and the website for MDI is at WWW.MDISOLUTIONS.COM. In addition to building software to specification. Springboard also develops websites, provides outsourced network services and operates a medical data integration business under the MDI Solutions registered trade name. Management believes that over time the opportunities presented by performing data integration work will enable the company to sell its data management software and other types of software and hardware into the corporate and health service clients that Springboard services. At the time of acquisition Springboard had 10 employees with an additional 3 employees having been added since July 1, 2002 all in the MDI solutions group.

         Our view is that IVP Technology's data solutions using Vaayu(TM), "Classifier(TM)", "VIPER(TM)" and iBos(TM) which take data from the point where the data is created or obtained to back office applications where data mining and process management software and systems can use the data will be a growing trend in all types of businesses and institutions. In today's cautious capital spending environment many institutions do not have a predilection to purchase additional technology tools however management believes that as the cost and availability of data management solutions comes down more customers will be prone to make investments in this area. Moreover, by being in the data integration business and performing outsourced services for various businesses and institution the likelihood of opportunities to sell software solutions incorporating our distributable software is increased.

         The ability of management and staff at Springboard to program and develop products in the JAVA programming language also has a direct tie into the requirements for SMS and Java based games for the consumer product division. Through Ignition Entertainment Springboard and other third party developers of SMS and Java based games will be able to find a distribution channel for games and other entertainment software for the next generation of mobile and communication devices that are being deployed in Europe and North America. Already SMS games involving the sending of "clues" and "moves" through cell phone messages is evolving into mass game sessions in primarily teenage demographic groups. These games result in text messaging charges to cell phone subscribers that are shared between the game developers, distributors and the cell phone network providers. In management's view there is a growing use of mobile devices all of which will have business uses and most of which will also have entertainment content.

         The growth of IVP from a company with only one client, which had historically been serviced by Orchestral, to one where revenues and products are now available, has increased the cost of running the company. Prior to January 1, 2002, the basic costs of the company consisted of legal, accounting, listing, investor relations and filing fees. IVP now has payroll, other overhead, costs of sales and cost of development associated with being a fully operating entity .. We believe that our current base costs of 7,000,000 per annum will be covered by increased revenue opportunities from multiple sources.

LICENSED AND WHOLLY-OWNED ENTERPRISE SOFTWARE PRODUCTS

         ENTERPRISE SOFTWARE DIVISIONS. The enterprise software division currently markets data solutions which focus on mobile enabled enterprise applications, made up of separate software products that can operate on a stand-alone basis or integrate with other enterprise level software. IVP Technology believes that these products will provide enterprises with increased economy, efficiency and effectiveness when enterprises are faced with the necessity of obtaining data from the field and moving it into processes that take place in the front and back office environment. A description of IVP Technology's current enterprise software products is included below.

         The market for enterprise software has slowed considerably over the past several years. The market is characterized by long selling cycles and competition from numerous vendors. The trend in commercial software has moved towards systems integration of various products into existing IT environment and service providers such as IBM, CGI and various other integration companies often have an edge over strictly stand alone software product developers Thus many times the key to success in selling software products into a customer location is to operate as a systems integration company or a services company to a particular industry segment. Springboard Technology Solutions Inc., a wholly owned subsidiary of IVP, provides systems integration and outsourced IT services to several companies and entities in the Canadian market. Medical Data Integration Solutions (MDI) is a division of Springboard which services several health care facilities in Ontario and Springboard network services provides outsourcing for a number of mid sized firms. It is our view that by concentrating in the health care area that over time we will be able to sell larger software projects and products to that vertical and specialized segment. To date however we have not been able to sell any licenses for the software products owned or represented by IVP Technology into the market but we view this as a normal rate of sales development as it has only been a few months since we acquired the rights to distribute the various products.

         CLASSIFIER.  On  December  28,  2001,  IVP  Technology  entered  into a
two-year,   non-exclusive  licensing  agreement  to  distribute  the  Classifier software program, developed by The Innovation Group, Plc. IVP Technology received a non-exclusive right to sell such software in the United States, Mexican and Canadian territory. In an amendment to the agreement dated September 30, 2002 the company obtained the right to sell the product into the UK however it had to relinquish its rights to sell to the financial services sector.

         Pursuant to the terms of this agreement, IVP Technology was obligated to pay The Innovation Group $3,620,268 by December 31, 2002. IVP Technology has paid The Innovation Group (pound)500,000 or approximately $714,000 in connection with the license. The remaining payments have been waived as part of the September 30, 2002 amendment. On February 16, 2002, IVP Technology borrowed
$864,180 from DcD Limited that was used, in part, to pay the March 31, 2002 installment to the Innovation Group.

         DESCRIPTION OF CLASSIFIER. The Classifier product is a sophisticated business intelligence solution that provides data analysis benchmarking which can monitor on-going improvements on business activities, such as specific products, lines of business or other information of a business or enterprise operation. The Classifier was designed to create and broadcast business intelligence knowledge views direct to decision makers over corporate Intranets and the Internet. The Classifier turns a database into a web site, enabling more people to access data with a web-browser. The Classifier incorporates a high-performance and powerful data analysis server, a web-report publishing facility, versatile data transformation features and the ability to connect and extract data from multiple back office data sources.

         MARKET FOR CLASSIFIER. The market for Classifier is almost exclusively centered on larger enterprises where polling databases for changes in volumes, makeup and conditions in various components of sales, cost of sales and other critical data components could have a material impact on the way the business is managed. The product can be adapted to various industry sectors.


         VIPER. On February 20, 2002, IVP Technology entered into an agreement with SmartFocus Limited, to resell its Viper(R) suite of products which consists of Viper Analyze and Visualize, Viper Data Mining, Viper CRM, Viper Campaign Planner and Smart Campaigner. Pursuant to the license, IVP Technology will be entitled to a 15% commission on sales of Viper through customer opportunities created by IVP Technology. SmartFocus will make sales representatives available to assist in sales presentations.

         DESCRIPTION OF VIPER. IVP Technology believes that Viper is a powerful, fast and easy-to-use analysis and visualization application designed for company marketing departments and those decision makers concerned with gross data from voluminous rows of customer information. Viper harnesses customer and transactional data from any touch-point or channel across any organization to create, build and maintain customer insight and customer intelligence. Viper is designed to empower enterprises to better understand, predict, manage and influence customer behavior.

         VAAYU. On June 27, 2002, IVP Technology announced the release of Vaayu, which is a product that was created by Springboard Technology Solutions Inc., which on July 1, 2002 became a wholly-owned subsidiary of IVP Technology.


         Vaayu(TM) is a platform-independent software product that mobile-enables existing Enterprise Applications within an organization, allowing staff and field workers to remotely access internal data and systems through a variety of handheld and wireless devices, including Palm OS devices, RIM devices, handheld computers and mobile phones. It is a wholly owned product of IVP Technology.

         Vaayu(TM) (named after the God of Wind and Air in Hindu mythology) operates as middleware within an Enterprise and facilitates communication and the transmission of data between handheld devices and existing applications. The Vaayu(TM) Administration Studio consists of a suite of connectors that interact with systems within an organization, allowing Vaayu(TM) administrators to define and publish functionality to handheld and wireless devices through a graphical user interface and XML-based protocols. Remote workers can then utilize this functionality from Vaayu(TM) client devices, and data can be retrieved from or integrated into existing internal systems in real time.

         Vaayu(TM) has been built exclusively using leading, standards-based technologies, including Java(TM) and XML (Extensible Markup Language). Java(TM) is a platform-independent, object oriented development technology introduced by Sun Microsystems that provides robust end-to-end solutions for networked applications as well as a trusted standard for embedded applications. XML is a technology that provides a flexible way to create common information formats and share both the format and the data on the World Wide Web, intranets, and elsewhere.

         I-BOS(TM). As part of the renegotiation of the Classifier distribution agreement IVP obtained the rights on a non-exclusive basis to distribute the I-Bos product in North America and the UK for verticals other than financial services.

         I-BOS(TM) (innovative business operating system) is an application development environment for business analysts. It is process and rule centric and allows analysts to build complete business applications for specific vertical markets without any programming knowledge in a language that is understood by that business sector.

         I-BOS is currently used primarily in financial services however it can be used in any process driven organization such as government or health care or any other organization where it is important that certain steps be taken prior to other operations being performed. That is by organizations that have heavy processes rather than high transaction volumes. IVP intends to take the I Bos product to several health care environments where authorization for drug administration or other high value processes are currently subject to significant manual intervention or where other processes need to be automated for surety of performance.

         CONSUMER SOFTWARE AND VIDEO GAME PRODUCT DIVISIONS. The market for consumer software including video games and other entertainment software for various PC and video consoles is growing. This growth has been fueled by hardware developments that allow game developers to expand the use of graphics and interactive aspects of games to produce an exciting entertainment package to a relatively young demographic group. While the original demographic group to which games appealed have gotten older they have not stopped playing games. Thus as time goes on there are wider and larger socio-economic market segments to which games appeal. That is, the percentage of the population that has previously played games grows with every succeeding year such that the outright volume of players and potential customers of games vendors keeps expanding. The relative sophistication of the games has also increased such that there are now specific genres of games - such as "first person shooter", "team play", "sport games' etc. by which to differentiate games in the market. Thus some games vendors have become niche suppliers for particular types of games that may or may not be aimed at certain demographic groups. This expansion in the game market (software) has been coupled with competition on the game console market (hardware) such that hardware vendors are lowering their prices to capture successively larger groups of players. Hardware sales are dependent to a certain extent on having games available to play on the particular hardware manufacturer's equipment. Thus currently Microsoft's X-box, while a more powerful console than Sony's Playstation 2, has fewer units out in the marketplace in part because fewer games are available on the platform and because it was released later than the Playstation This will balance itself over time. Thus equipment platforms have a life cycle, but even though buyers may gravitate to a newer version of a particular system the old system remains playable and is often handed down to younger family members who buy games for that system. Game development companies often create newer versions of older successful game titles such that "franchises" for games develop such as some popular sports games that have new versions created for each new sports team year. Despite the economic slowdown in some sectors of the economy the consumer games market has shown that it is relatively immune from the current economic slowdown in the United States.

ACQUISITION OF IGNITION ENTERTAINMENT LIMITED


         On May 28, 2002, IVP Technology acquired Ignition Entertainment Limited, a company organized under the laws of England and Wales, specializing in the design, development, licensing, publishing and distribution of personal computer, mobile devices and game console software and accessories. Pursuant to this agreement, IVP Technology agreed to issue 15,000,000 shares of IVP's common stock and 3,500,000 shares of convertible preferred shares of IVP Technology over approximately the next two years. Upon conversion of the preferred stock, these payments will equal 50 million shares of IVP common stock. These shares will be held in escrow until disbursed in accordance with the escrow agreement. The parties are in the process of negotiating the terms of the escrow.

         IVP has also agreed to offer incentive payments to certain parties in connection with the Ignition acquisition. DCD Holdings will receive 5,000,000 shares of IVP's common stock 90 to 180 days after May 28, 2002 for maintaining adequate factoring and letter of credit lines for Ignition. The Ignition management team will also have the opportunity to earn an additional 1,500,000 shares of preferred stock over three years, which are convertible into 15,000,000 shares of IVP Technology common stock, for key employees and shareholders. The following schedule specifies the number of shares of commons tock that can be obtained by key employees and shareholders, as well as the schedule for the release of the shares escrowed in connection with the Ignition acquisition:

                                          PAYMENT SCHEDULE FOR ACQUISITION
                             OF IGNITION ENTERTAINMENT LIMITED AND INCENTIVE PAYMENTS

                                                                                  AFTER THE
                                                                   AFTER THE      PRECEDING       AFTER THE
                                                     BETWEEN       PRECEDING     TIME PERIOD      PRECEDING
                                        WITHIN      91 AND 180    TIME PERIOD      AND SIX       TIME PERIOD
                                      90 DAYS OF    DAYS AFTER        TO          MONTHS TO          AND              ON
TIME PERIOD:                            CLOSING    MAY 28, 2002  MAY 28, 2003    MAY 28, 2003   MAY 28, 2004     MAY 29, 2004
------------                          ----------  -------------  ------------    ------------   ------------     ------------
GOALS:                                --           --            --             $13,000,000     $26,000,000    $45,000,000
Gross Revenues (in U.S. Dollars)

Net Income (in U.S. Dollars)          --           --            --             $1,000,000      $5,000,000     $15,000,000

PAYMENTS:                             --           5,000,000     --             if reach both   if reach       if reach both
Incentive Payments of IVP common                   to DCD                       above goals     both above     above goals
and preferred shares                               Holdings                     500,000         goals          500,000 shares
                                                                                shares of       500,000        of convertible
                                                                                convertible     shares of      preferred stock
                                                                                preferred       convertible
                                                                                stock           preferred
                                                                                                stock

Release of 50 Million Shares of IVP   --           15,000,000    1,000,000      1,000,000       1,000,000      500,000 shares
common stock (upon conversion of                   shares of     shares of      shares of       shares of      of preferred
all preferred stock issued)                        common stock  preferred      preferred       preferred      stock
                                                                 stock          stock           stock          (convertible to
                                                                 (convertible   (convertible    (convertible   5,000,000 shares
                                                                 to             to 10,000,000   to             of common stock)
                                                                 10,000,000     shares of       10,000,000
                                                                 shares of      common stock)   shares of
                                                                 common stock)                  common stock)


         On June 1, 2002, Ignition Entertainment Limited entered into a consulting agreement with Montpelier Limited whereby Montpelier will provide business development and financial advice to Ignition. Under the terms of the agreement, Ignition is obligated to pay Montpelier annually (pound)179,850 ($262,970) in equal monthly installments. Additionally, Montpelier was entitled to receive a signing bonus of (pound)29,975 ($43,828) upon execution of the agreement. Montpelier Limited is owned by Vijay Chadha, Ajay Chadha and Martin Monnieckdam, all of whom are officers of Ignition Entertainment.


ACQUISITION OF SPRINGBOARD TECHNOLOGY SOLUTIONS INC.

         On July 1, 2002, IVP Technology acquired all the outstanding shares of Springboard Technology Solutions Inc. for consideration of 2,000 common shares on the basis of a one for one exchange. Springboard Technology Solutions Inc. was owned by the former shareholders of International Technology Marketing Inc., including Brian MacDonald, Peter Hamilton, Kevin Birch, Geno Villella and Sherry Bullock, all of whom were officers of IVP Technology at the time, and has provided the physical infrastructure for IVP Technology since December, 2001. Springboard Technology is a data solutions company that provides network solutions, web and software development and data interface services, which has been in operation for three years. At the time of acquisition, Springboard Technology had 10 full-time employees and consultants excluding the management of IVP Technology.


         IVP Technology's acquisition of Springboard is not considered a "significant" acquisition because Springboard's net assets and results of operations are less than 10% of IVP Technology's consolidated net assets. IVP Technology ahs accounted for the Springboard acquisition under the purchase method of accounting.


ACQUISITION OF INTERNATIONAL TECHNOLOGY MARKETING, INC.

         On September 17, 2001, IVP Technology entered into a stock purchase agreement with International Technology Marketing, Inc. Pursuant to this agreement, IVP Technology agreed to issue 50 million shares of restricted common stock to the shareholders of International Technology Marketing, who include Messrs. MacDonald, Hamilton, Birch and Villella, the members of our current management team, and to Ms. Bullock, a former member of our management team, in exchange for all of International Technology Marketing's common stock. On March 25, 2002, we issued the 50 million shares of common stock to the former shareholders of International Technology Marketing. IVP Technology is holding these shares for the benefit of the former shareholders of International Technology Marketing. These shares will be held pending satisfaction of certain performance related goals. As these goals are achieved, the shares will be disbursed from the escrow to the former shareholders of International Technology Marketing. As the shares are disbursed in accordance with revenue attainment the cost of the acquisition will be applied to the then current quarterly results of IVP. This will represent a change to earnings. The former shareholders are entitled to vote the shares held in escrow pending satisfaction of the performance goals.

         The performance goals are as follows:

         o 10,000,000 shares will be disbursed upon aggregate sales of $500,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $1,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $2,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $6,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $16,200,000.

         On November 16, 2001, IVP Technology held its annual stockholders' meeting. At the meeting, a majority of IVP Technology's outstanding capital stock voted in favor of the acquisition of International Technology Marketing, as well as the increase in the authorized common stock to 150 million shares. Also at the meeting, the shareholders elected two members of the new management team together with three independent board members Messrs. Smith, Sidrow and King, to the Board of Directors. Messrs. Sidrow and King subsequently resigned as board members.


CHANGES IN NUMBER OF EMPLOYEES

         In IVP Technology, there are currently 4 employees. Ignition Entertainment, IVP Technology's wholly-owned subsidiary, that was acquired in May 2002, has 65 employees. At the time of the acquisition, Ignition Entertainment employed 40 people. Since that time, Ignition has added 25 employees, primarily in product development and sales. In IVP Technology's newest acquisition, Springboard Technology, there are currently 13 employees, which is 3 more than when the acquisition was consummated. No significant changes in the number of employees are anticipated over the next 12 months in these subsidiaries.


RESEARCH AND DEVELOPMENT

         IVP Technology anticipates the following research and development expenses over the next 12 months. These expenses are expected to increase this year due to the acquisition of Ignition Entertainment. Ignition Entertainment develops video games. In prior years, IVP Technology was devoted primarily to the sales and marketing of software developed by other companies and, therefore, did not incur significant research and development expenses.

         ENTERPRISE SOFTWARE LINES. IVP Technology anticipates that research and development efforts related to enterprise software will be approximately $100,000, primarily because IVP Technology's efforts in this area are devoted primarily to sales and marketing. Research and development efforts are mostly provided by the owners of the software.

         CONSUMER SOFTWARE AND VIDEO GAME PRODUCT LINES. IVP Technology anticipates that research and development efforts related to consumer software and video game product lines will be approximately $3,000,000. These efforts will be devoted primarily to the development of new game titles.


PLANT AND EQUIPMENT


         IVP Technology does not anticipate significant plant and equipment expenses over the next 12 months except to accommodate the needs of software developers and sales personnel for computer and software tools, these costs are expected to be approximately $300,000 and be accommodated by leasing the appropriate software and hardware.

RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our financial statements and the related notes and the other financial information appearing elsewhere in this report.

GOING CONCERN

         As reflected in IVP Technology's unaudited financial statements for the six months ended June 30, 2002, IVP Technology's accumulated deficit of $16,115,596, and its working capital deficiency of $2,681,835 raise substantial doubt about its ability to continue as a going concern. The ability of IVP Technology to continue as a going concern is dependent on IVP Technology's ability to raise additional short term and long debt and equity funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if IVP Technology is unable to continue as a going concern.

         IVP Technology has entered into various software distribution and licensing agreements, has acquired an operating business and intends on raising additional term debt and equity capital in order to expand its business operations. Management believes that actions presently being taken to obtain additional funding and to operate and expand its existing business operations provide the opportunity for IVP Technology to continue as a going concern. IVP is constantly on the look out for product and company acquisitions that will add accretive revenue and earnings to the company. The company may acquire these products and company acquisitions in a combination of debt and share issuances.


         THREE MONTHS ENDED JUNE 30, 2002 COMPARED WITH THE THREE MONTHS ENDED JUNE 30, 2001


         REVENUES. During the three months ended June 30, 2002, we generated $497,326 in revenue from the sale and/or distribution of video entertainment related products, all of which were generated by our wholly-owned subsidiary, Ignition Entertainment Limited but which have been sold by our US operation and by our UK operation. Ignition Entertainment was formed in December 2001 and commenced operations in April 2002, when it made several acquisitions of operating companies. Accordingly, Ignition Entertainment had no revenues in the comparable period in the prior year. All revenue in the prior period was generated from sales of PowerAudit, which we had a license to distribute until June 13, 2002. On that date, we elected to terminate the license for PowerAudit. All revenue for the comparative period ended June 30, 2001 in the amount of $27,060 was from sales of the PowerAudit software program. We generated no revenue from other sources. All sales of PowerAudit were realized prior to the June 13, 2002 termination date.

         COST OF REVENUE. Cost of revenue was $382,716 for the three months ended June 30, 2002. Cost of revenue related to the sale of video games by Ignition Entertainment. IVP Technology had no cost of revenue in the comparable period in the prior year.

         OPERATING EXPENSES. Total operating expenses for the three months ended June 30, 2002 and for the three months ended June 30, 2001 were $1,646,966 and $8,562, respectively, or an increase of $1,638,404. The increase in operating expenses resulted primarily from an increase in amortization and depreciation expense of $566,833, relating to amortization of licensing fees paid on Classifier Software, depreciation on Ignition's fixed assets and an increase in consulting and professional fees of $627,592 from the prior quarter. The increase in consulting and professional fees for the three-months ended June 30, 2002 as compared to June 30, 2001 is attributable to the expensing of $250,000 of product marketing consulting costs under the Vanessa Land Agreement and $43,575 of consulting fees incurred by Ignition under the Montpelier agreement, an increase in legal and accounting costs of $94,586 and $75,000 of legal fees incurred for the Cornell Capital Partners financing transaction that the Company currently expensed. Financial advisory fees increased by $150,000 from the comparative three-month period ended June 30, 2001 due to the Cornell Capital Partners financing transaction. Our infrastructure expenses increased due to the additional costs associated with the Company's new management team and the formation of an active business These costs included rent, and other office operating costs such as utilities, equipment leasing costs and other office expenses. Other general and administrative costs increased by $107,532 from the comparative three-month period ended June 30, 2001 and relate principally to the Ignition operations.

         OTHER INCOME (EXPENSE). For the three months ended June 30, 2002, we recognized a $96,334 gain on the extinguishment of the DCD Holdings Limited short-term loan by satisfying the loan with 4,000,000 shares of common stock having a value of $760,000. Interest expense was $62,942 for the three months ended June 30, 2002, consisting of principally from the beneficial conversion feature of our convertible debt.


         NET INCOME (LOSS). As a result of the items specified above, IVP Technology had a net loss of $(1,498,026), or $(0.01) per share, for the three months ended June 30, 2002

         SIX MONTHS ENDED JUNE 30, 2002 COMPARED WITH THE SIX MONTHS ENDED JUNE 30, 2001


         REVENUES. During the six months ended June 30, 2002, we generated $497,326 in revenue from the sale and/or distribution of video entertainment related products, all of which was generated from our wholly-owned subsidiary, Ignition Entertainment Limited. Ignition Entertainment was formed in December 2001 and commenced operations in April 2002, when it made several acquisitions of operating companies. Accordingly, Ignition Entertainment had no revenues in the comparable period in the prior year. All revenue in the prior period was generated from sales of PowerAudit, which we had a license to distribute until June 13, 2002. On that date, we elected to terminate the license for PowerAudit. .. All revenue for the six-month comparative period ended June 30, 2001 in the amount of $54,120 was from sales of the PowerAudit software program. We generated no revenue from other sources.

         COST OF REVENUE. Cost of revenue was $382,716 for the six months ended June 30, 2002. Cost of revenue related to the sale of video games by Ignition Entertainment. IVP Technology had no cost of revenue in the comparable period in the prior year.

         OPERATING EXPENSES. Total operating expenses for the six months ended June 30, 2002 and for the six months ended June 30, 2001 were $2,393,339 and $415,923, respectively, and represents a 475% increase from the prior period. The increase in operating expenses resulted primarily from an increase in depreciation and amortization expense of $1,079,367 relating primarily to amortization of licensing fees paid on the Classifier Software and an increase in professional and consulting expenses from $287,012 to $609,238, or $322,226. The increase in consulting and professional fees for the six months ended June 30, 2002 as compared to June 30, 2001 is principally attributable to the expensing of $250,000 of product marketing consulting costs and $43,575 of consulting fees incurred by Ignition under the Montpelier agreement. Our infrastructure expenses increased by $230,406 from the comparative six-month period ended June 30, 2001 due to the additional costs associated with the Company's new management team and the formation of an active business. These costs included rent, and other office operating costs such as utilities, equipment leasing costs and other office expenses. Other general and administrative costs increased by $139,182 from the comparative six-month period ended June 30, 2001 and relate principally to the Ignition operations.

         OTHER INCOME (EXPENSE). For the six months ended June 30, 2002, we recognized a $96,334 gain on the extinguishment of the DCD Holdings Limited short-term loan by satisfying the loan with 4,000,000 shares of common stock having a value of $760,000. Interest expense was $74,869 for the six months ended June 30, 2002, consisting principally of the beneficial conversion feature of our convertible debt.


         NET INCOME (LOSS). For the six months ended June 30, 2002, we incurred an overall loss of $(2,256,326) or $(.03) per share.

         YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

         REVENUES. We generated nominal revenue during the calendar year ended December 31, 2001 in the amount of $67,358 from sales of the PowerAudit product. Sales increased 68% from the comparative period ended December 31, 2000.


         OPERATING EXPENSES. Total operating expenses for the calendar years ended December 31, 2001 and December 31, 2000 were $1,278,506 and $2,805,611, respectively, and represents a 54% decrease from the prior calendar year. The reduction in operating expenses resulted primarily from the reduction in consulting expenses from $1,637,279 in the year ended December 31, 2000 to $387,086 in the comparable period in the current year. Amortization expense for the year ending December 31, 2001 was $19,837 compared with $114,000 for year ending December 31, 2000. Amortization expense of $114,000 for the year ended December 31, 2000 was attributable to amortization of the remaining cost of the PowerAudit software license agreement with Orchestral. There was no comparative amortization for the year ended December 31, 2001 since the Orchestral license agreement was fully amortized as of the year ended December 31, 2000. Amortization in the calendar year 2001 was entirely attributable to a software licensing agreement entered into by IVP Technology on December 28, 2001. The agreement is valid for two years and enables IVP Technology to sell software in North America and Mexico and cost IVP Technology $3,620,268 and will be amortized over a two year period. Consulting fees, for the year ending December 31, 2001 and December 31, 2000, were $387,086 and $1,637,279, respectively. The decrease of 76% was directly related to the fact that shares issued during the current calendar year in exchange for consulting fees were issued at a lower price per share than the prior calendar year. Development and licensing fees and software support increased by $368,418 to $723,527 for year ending December 31, 2001 compared to $355,109 for December 31, 2000.

         Interest expense increased $9,840 from the calendar year ended December 31, 2000 to $22,341 for calendar year ending December 31, 2001 due principally to financing entered into with Berra Holdings Inc. on July 30, 2001 for $187,500 over two years at 6% per annum of which IVP Technology borrowed $129,020.

         NET INCOME (LOSS). For the calendar year ended December 31, 2001, we incurred an overall loss of $(1,211,148) or $(0.03) per share, which was 56% less than the $(2,765,609), or $(0.08) per share, loss we incurred for the comparative 12 month period ended December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

         In the past we have financed our operations through a combination of convertible securities and the private placement of our stock. Our primary need for cash is to fund our ongoing operations until such time that sales of our products generates enough revenue to fund operations. We will also have a need for cash to fund the acquisition of third party products, primarily games in process or near completion for distribution and potentially cash and additional shares to acquire other companies in the United States and Europe. In addition, our need for cash includes satisfying $4,528,681 in current liabilities, including software license fees of $2,906,658 due by December 31, 2002, a convertible note of $129,020 plus accrued interest, accounts payable and accrued expenses of $1,345,668 and income tax payable by Ignition in the amount of $139,450. Recently we announced a renegotiation of the software license agreement for Classifier which removed the obligation to pay the 2,906,658 by December 31, 2002 in its entirety. Our independent accountants have issued a going concern opinion on our financial statements that raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital and implement our business plan to market and sell Classifier, Viper, Vaayu, and iBos and the various consumer entertainment software products that we currently have in distribution through our various subsidiaries and directly by IVP Technology.

         At June 30, 2002, IVP Technology's cash and cash equivalents balance was $1,176,695, an increase of $1,176,463 from the balance of $232 at December 31, 2001. During the six months ended June 30, 2002, cash (used) in operations and provided by investing activities amounted to $(1,216,556) and $1,227,474, respectively. Cash used in operating activities consisted primarily of a net loss of $(2,256,326) and a decrease in amounts payable under the licensing agreement of $(713,610). These amounts were partially offset by stock issued for services of $617,779, interest expense on beneficial conversion of $64,286, amortization and depreciation of $1,079,367. Cash flows from investing activities were primarily from the acquisition of Ignition's net assets in the amount of $1,165,645 was from the DCD short-term loan of $856,334 and from $309,211 of funds borrowed from DcD Factors Plc secured by Ignition's accounts receivables and a secured lien against all of Ignition's assets.

         On April 10, 2002, Ignition Entertainment entered into a 1,000,000 British Pound revolving credit facility with Revelate Limited for the purpose of allowing Ignition to purchase goods and services from third party vendors. Under the terms of the revolving credit facility, Revelate will advance up to 60% of the purchase price of goods and services purchased by Ignition for its business. Ignition is obligated to pay Revelate interest on each advance at a rate equal to 3% over the UK Bank Base Rate, a 2% commission of total disbursements made on behalf of Ignition and a facility fee of 500 British Pounds. The facility is secured by a first lien on all of Ignition's assets.

         On April 9, 2002, Ignition Entertainment entered into a one-year factoring agreement with DcD Factors Plc wherein Ignition has agreed to sell and DcD has agreed to purchase up to (pound)500,000 of Ignition's United Kingdom and non-United Kingdom based customer accounts receivable at a rate equal to 75% of the face amount of the receivable. Interest charged on amounts advanced against future collections by DcD is equal to 3% above the UK Base Bank rate. Under the terms of the factoring agreement, DcD is obligated to remit, from time to time, excess collections to Ignition to the extent that collections on purchased receivables exceed the sum of (i) advances made by DcD, (ii) interest and service charges on funds advanced, (iii) monthly services fees and (iv) customer discounts. Ignition has granted DcD a first lien and security interest in all of Ignition's assets.


         On January 31, 2002, we entered into an interim financing agreement for (pound)600,000, (U.S.$856,334) on an unsecured basis with the European based venture capital and merchant banking firm DcD Limited. The loan bears an interest rate equal to the HSBC Bank base rate, minus 5% if that figure is positive, and interest is payable monthly. The loan was due on April 30, 2002. On May 1, 2002, we converted the loan, plus accrued interest into 4,000,000 shares of our common stock.

         In April 2002, IVP Technology raised $150,000 of gross proceeds from the issuance of convertible debentures. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately


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

preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

         In April 2002, IVP Technology entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Under this agreement, IVP Technology may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10.0 million. Subject to certain conditions, IVP Technology will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 92% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $425,000 in any thirty-day period. IVP Technology paid Cornell a one-time fee equal to $340,000, payable in 3,032,000 shares of common stock. Cornell Capital Partners is entitled to retain 3.0% of each advance. In addition, IVP Technology entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, IVP Technology paid a one-time placement agent fee of 100,000 shares of common stock, which were valued at $0.10 per share, or an aggregate of $10,000, on the date of issuance. IVP Technology agreed to pay Danson Partners, LLC, a consultant, a one-time fee of $200,000 for its work in connection with consulting the company on various financial matters. Of the fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

SUBMISSION OF MATTERS TO A VOTE OF STOCK HOLDERS

         On November 16, 2001, IVP Technology held its annual stockholders' meeting in Las Vegas, Nevada. At the meeting, the stockholder approved the following changes to our Articles of Incorporation:

         o To increase IVP Technology's authorized shares of common stock from 50,000,000 shares to 150,000,000; and

         o To provide for a class of 50,000,000 shares of preferred stock that will have such terms as the Board of Directors shall determine from time to time.


         In addition, the stockholders approved the acquisition of International Technology Marketing and the provision of 50,000,000 shares to complete that acquisition, and elected five directors, Messrs. MacDonald, Hamilton, Sidrow, King and Smith. King and Sidrow subsequently resigned for personal reasons primarily related to a lack of Directors and Officers insurance.


EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS


         The Financial Accounting Standards Board has recently issued several new Statements of Financial Accounting Standards. Statement No. 141, "Business Combinations" supersedes APB Opinion 16 and various related pronouncements. Pursuant to the new guidance in Statement No. 141, all business combinations must be accounted for under the purchase method of accounting; the pooling-of-interests method is no longer permitted. SFAS 141 also establishes new rules concerning the recognition of goodwill and other intangible assets arising in a purchase business combination and requires disclosure of more information concerning a business combination in the period in which it is completed. This statement is generally effective for business combinations initiated on or after July 1, 2001.

         Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations. Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized as well as those that are not, are both subject to review for potential impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of'. SFAS No. 142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned to at the date of the business combination.

         SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2001, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted.

         Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

         The adoption of these pronouncements will not have a material effect on IVP Technology's financial position or results of operations.


         CRITICAL ACCOUNTING POLICIES

         (A) ORGANIZATION

         Mountain Chief, Inc. was incorporated in the State of Nevada on February 11, 1994. This name was subsequently changed by Articles of Amendment dated November 16, 1994 to IVP Technology Corporation (the "Company"). The Company was granted an extra-provincial license by the Province of Ontario on June 20, 1995 to carry on business in Ontario, Canada. Prior to 1998, the Company was involved with various unsuccessful activities relating to the sale of technology products before becoming inactive by the end of 1997. The Company began negotiations with a third party in 1998 to become an exclusive distributor of software and therefore is considered to have re-entered the development stage on January 1, 1998. Activities from inception of development stage included raising of capital and negotiations and acquisition of software distribution licenses are more fully described herein. (See Note 5).

         (B) ACQUISITION AND RECAPITALIZATION

         Effective March 2000, the Company acquired all the outstanding shares of common stock of Erebus Corporation, an inactive reporting shell company with no assets or liabilities, from the stockholders thereof in an exchange for an aggregate of 350,000 shares of the Company's common stock and paid $200,000 of consulting expenses in connection with the acquisition. Pursuant to Rule 12-g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, the Company elected to become the successor issuer to Erebus Corporation for reporting purposes under the Securities Exchange Act of 1934. For financial reporting purposes, the acquisition was treated as a recapitalization of the Company with the par value of the common stock charged to additional-paid-in capital.

         (C) BASIS OF PRESENTATION

         The Company maintains its original records in United States dollars. The consolidated financial statements are expressed in United States dollars and have been prepared in accordance with generally accepted accounting principles
(GAAP) in the United States.

         (D) PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its subsidiary, Ignition Entertainment Limited. All significant inter-company transactions and balances have been eliminated.


         (E) FOREIGN CURRENCY TRANSLATION

         The Company predominately uses the U.S. dollar as its functional currency. Foreign currency assets and liabilities are remeasured into U.S. dollars at end-of-period exchange rates. Revenue and expenses are remeasured at average exchange rates in effect during each period. Gains or losses from foreign currency remeasurement are included in net earnings. Certain foreign subsidiaries designate the local currency as their functional currency and related cumulative translation adjustments are included as a component of accumulated other comprehensive income.


         (F) USE OF ESTIMATES

         In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

         (G) CASH AND CASH EQUIVALENTS

         For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

         (H) FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

         The carrying  amounts of the Company's  accounts  receivable,  accounts payable and accrued liabilities, and note and interest payable thereon approximates fair value due to the relatively short period to maturity for these instruments.


         (I) ALLOWANCES FOR DOUBTFUL ACCOUNTS AND SALES RETURNS

         The Company makes judgments as to our ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing rates, based upon the age of the receivable. In determining these percentages, we analyze our historical collection experience and current economic trends. If the historical data we use to calculate the allowance provided for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected.

         The Company also records a provision for estimated sales returns and allowances on product and service related sales in the same period as the related revenues are recorded. These estimates are based on historical sales returns, analysis of credit memo data and other known factors. If the historical data we use to calculate these estimates do not properly reflect future returns, then a change in the allowances would be made in the period in which such a determination is made and revenues in that period could be adversely affected.

         (J) INVENTORY

         Inventories, which consist primarily of system components, parts and supplies completed games and other video accessories are stated at the lower of weighted average cost or market. The weighted average cost of inventories approximates the first-in, first-out ("FIFO") method. Management performs periodic assessments to determine the existence of obsolete, slow-moving and nonsalable inventories and records necessary provisions to reduce such inventories to net realizable value.

         (K) PLANT, PROPERTY AND EQUIPMENT

         Plant, property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the shorter of the estimated useful lives of the assets or the applicable lease term for leasehold improvements ranging from 3 to 10 years . Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon retirement or sale, the cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized currently.

         (L) LONG-LIVED ASSETS

         Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates that the asset is impaired, when the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset's carrying amount is written down to fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

         (M) EXCESS OF COST OVER NET ASSETS ACQUIRED

         In accordance with SFAS No. 141, the Company allocates the purchase price of its acquisitions to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess purchase price over those fair values is recorded as "Excess of Cost Over Net Assets Aquired." The fair value assigned to intangible assets acquired is based on valuations prepared by independent third party appraisal firms using estimates and assumptions provided by management. In accordance with SFAS No. 142, goodwill and purchased intangibles with indefinite lives acquired after June 30, 2001 are not amortized but will be reviewed periodically for impairment. Purchased intangibles with finite lives will be amortized on a straight-line basis over their respective useful lives.

         (N) INCOME TAXES

         The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (O) CONCENTRATION OF CREDIT RISK

         The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits or limits insured by appropriate national insurance program for bank deposits in the countries in which the Company operates. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

         (P) LOSS PER SHARE


         Basic and diluted net loss per common share for all periods presented is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share".


         (Q) BUSINESS SEGMENTS

         The Company applies Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". The Company operates in one segment and therefore segment information is not presented.


         (R) REVENUE RECOGNITION

         RISK AND UNCERTAINTIES

         A significant portion of all of the Company's net sales are derived from software publishing and distribution activities, which are subject to increasing competition, rapid technological change and evolving consumer preferences, often resulting in the frequent introduction of new products and short product lifecycles. Accordingly, the Company's profitability and growth prospects depend upon its ability to continually acquire, develop and market new, commercially successful software products and obtain adequate financing. If the Company is unable to continue to acquire, develop and market commercially successful software products, its operating results and financial condition could be materially adversely affected in the near future.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties, capitalized software development costs and other intangibles, realization of deferred income taxes, valuation of inventories and the adequacy of allowances for returns, price protection and doubtful accounts. Actual amounts could differ significantly from these estimates.

         REVENUE RECOGNITION

         The Company recognizes revenue in accordance with Statement of Position ("SOP") 97-2 "Software Revenue Recognition", as amended by SOP 98-9 "Modification of SOP 97-2 Software Revenue Recognition with respect to Certain Transactions." SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 98-9 deals with the determination of vendor specific objective evidence of fair value in multiple element arrangements, such as maintenance agreements sold in conjunction with software packages. The Company's transactions generally include only one element, the interactive software game. The Company recognizes revenue when the price is fixed and determinable, there is persuasive evidence of an arrangement, the fulfillment of its obligations under any such arrangement and determination that collection is probable. Accordingly, revenue is recognized when title and all risks of loss are transferred to the customer, which is generally upon receipt by customer. The Company's payment arrangements with its customers provide primarily 60 day terms and to a limited extent with certain customers 30 or 90 day terms.

         The Company's distribution arrangements with customers generally do not give customers the right to return products; however, the Company at its discretion may accept product returns for stock balancing or defective products. In addition, the Company sometimes negotiates accommodations to customers, including price discounts, credits and product returns, when demand for specific products falls below expectations. The Company's publishing arrangements generally require the Company to accept product returns and provide price protection. The Company establishes a reserve for future returns and other allowances based primarily on its return policies, price protection policies and historical return rates. The Company may not have a reliable basis to estimate returns and price protection for certain customers or it may be unable to determine that collection of the receivable is probable. In such circumstances, the Company defers the revenues at the time of the sale and recognizes them when collection of the related receivable becomes probable or cash is received.

                             DESCRIPTION OF BUSINESS

OVERVIEW

            IVP Technology Corporation through its wholly owned subsidiaries Ignition Entertainment Limited and Springboard Technology Solutions Inc., develops, markets, licenses, publishes and distributes software and related products for both the consumer and enterprise marketplaces.

            IVP Technology's enterprise software division operates in conjunction with its wholly-owned subsidiary Springboard Technology Solutions Inc. and develops, markets, licenses and installs data solutions and data interfaces that solve problems and create value for mid-size companies, large corporations and government agencies. These data solutions incorporate data capture, transmission, analysis, reporting and presentation. IVP Technology's data solutions use Vaayu(TM), "Classifier(TM)", "VIPER(TM)" and "iBosTM" to mobile enable data from various types of devices to back office systems and publish that data through to the executive suite. IVP Technology's data solutions facilitate remote-data-collection and transmission, management analysis, delivery and presentation of information over corporate intranets and the internet.

            IVP Technology's consumer software division operates through its wholly-owned subsidiary Ignition Entertainment Limited in the UK and our office in Chicago which operates under the registered business trading name of Ignition USA and which is a branch of IVP Technology Corporation. Ignition develops, publishes, licenses and distributes consumer software products/video games and related accessories for mobile devices, PC's, Sony Playstation, Nintendo Gameboy Advance, Nintendo Game Cube and Microsoft X-Box platforms on a worldwide basis.

         During the period from March 2000, commencing with the initial signing of the distribution agreement for the PowerAudit product until December 2001, IVP was engaged in the business of attempting to find resellers and direct customers for PowerAudit based on an exclusive master business partner distribution agreement. During that period only one sale of the PowerAudit product was made. Subsequently the customer ran into financial difficulties and a provision for a bad debt was recorded. The employees and officers of the company for the period from March 2000 to December 2001 were effectively reliant upon Orchestral Corporation for support in selling the PowerAudit product as they did not have a thorough grounding in software sales. IVP was successful in attracting new and more experienced officers and employees through the acquisition of International Technology Marketing Inc. The risk factors, we believe, support the current "operational profile" of the company rather than the "operational profile" that was in place for the period 1999 to December 2001. To the extent that the various risk factors accurately reflect the risks of selling software in the consumer and enterprise markets it is clear that the company now has the wherewithal from a personnel resource perspective to carry out operations.


LICENSED AND WHOLLY-OWNED ENTERPRISE SOFTWARE PRODUCTS


         IVP Technology's Enterprise group markets data solutions made up of separate software products that can operate on a stand-alone basis or integrate with other enterprise level software. IVP Technology believes that these products provide enterprises with increased economy, efficiency and effectiveness when enterprises are faced with the necessity of integrating field data into front and back office systems. A description of IVP Technology's software products appears below.


         CLASSIFIER.  On  December  28,  2001,  IVP  Technology  entered  into a two-year, non-exclusive licensing agreement to distribute the Classifier software program, developed by The Innovation Group, PLC, throughout the financial services industry and other market sectors. The Innovation Group is one of the leading developers of software and systems for financial services. IVP Technology received a non-exclusive right to sell such software in the United States, Mexican and Canadian territory.


         Pursuant to the terms of this agreement, IVP Technology was obligated to pay The Innovation Group $3,620,268 by December 31, 2002. IVP Technology has paid The Innovation Group (pound)500,000 or approximately $724,000 in connection with the license. On September 30, 2002 IVP and The Innovation Group signed an amended agreement which waived the payment of the remaining 2,176,268 payment on the license agreement. In addition the amended agreement provided a right for IVP to market another product in addition to Classifier, iBos, and extended the territory to include the United Kingdom. In return IVP gave up its rights to market Classifier in the Financial Services market. The chief reason for the change in the agreement was a change of focus on behalf of the Innovation Group and the growth in our ability to support a UK based operation in the future.


         DESCRIPTION OF CLASSIFIER. The Classifier product is a sophisticated business intelligence solution that provides data analysis benchmarking which can monitor on-going improvements on business activities, such as specific products, lines of business or other information of a business operation. The

Classifier was designed to create and broadcast business intelligence knowledge views direct to decision makers over corporate Intranets and the Internet. The Classifier turns a database into a web site, enabling more people to access data with a web-browser. The Classifier incorporates a high-performance and powerful data analysis server, a web-report publishing facility, versatile data transformation features and the ability to connect and extract data from multiple back office data sources.


         MARKET FOR CLASSIFIER. The market for Classifier is almost exclusively centered on larger enterprises and government facilties where polling multiple databases for changes in volumes, makeup and conditions in various components of sales, cost of sales and other decision-making components could have a material impact on the way the business is managed. The product can be adapted to various industry sectors.


         VIPER. On February 20, 2002, IVP Technology entered into an agreement with SmartFocus Limited, to resell its Viper(R) suite of products which consists of Viper Analyze and Visualize, Viper Data Mining, Viper CRM, Viper Campaign Planner and Smart Campaigner. Pursuant to the license, IVP Technology will be entitled to a 15% commission on sales of Viper through customer opportunities created by IVP Technology. SmartFocus will make sales representatives available to assist in sales presentations.

         DESCRIPTION OF VIPER. IVP Technology believes that Viper is a powerful, fast and easy-to-use analysis and visualization application designed for company marketing departments and those decision makers concerned with gross data from voluminous rows of customer information. Viper harnesses customer and transactional data from any touch-point or channel across any organization to create, build and maintain customer insight and customer intelligence. Viper is designed to empower enterprises to better understand, predict, manage and influence customer behavior.

         VAAYU. On June 27, 2002, IVP Technology announced the release of Vaayu, which is a product that was created by Springboard Technology Solutions Inc., which on July 1, 2002 became a wholly-owned subsidiary of IVP Technology.


         Vaayu(TM) is a platform-independent software product that mobile-enables existing Enterprise Applications within an organization, allowing staff and field workers to remotely access internal data and systems through a variety of handheld and wireless devices, including Palm OS devices, RIM devices, handheld computers and mobile phones.

         Vaayu(TM) has been built exclusively using leading, standards-based technologies, including Java(TM) and XML (Extensible Markup Language). Java(TM) is a platform-independent, object oriented development technology introduced by Sun Microsystems that provides robust end-to-end solutions for networked applications as well as a trusted standard for embedded applications. XML is a technology that provides a flexible way to create common information formats and share both the format and the data on the World Wide Web, intranets, and elsewhere.

         I-BOS(TM). As part of the renegotiation of the Classifier distribution agreement IVP obtained the rights on a non-exclusive basis to distribute the I-Bos product in North America and the UK for verticals other than financial services.

          I-BOS(TM) (innovative business operating system) is an application development environment for business analysts. It is process and rule centric and allows analysts to build complete business applications for specific vertical markets without any programming knowledge in a language that is understood by that business sector.

         I-BOS is currently used primarily in financial services however it can be used in any process driven organization such as government or health care or any other organization where it is important that certain steps be taken prior to other operations being performed. That is by organizations which have heavy processes rather than high transaction volumes. IVP intends to take the I Bos product to several health care environments where authorization for drug administration or other high value processes are currently subject to significant manual intervention or where other processes need to be automated for surety of performance.

         Until June 2002 IVP Technology had the exclusive rights to market and distribute the PowerAudit software, owned by Orchestral Corporation, e in the United States, the European Economic Community and Switzerland. On June 13, 2002, IVP Technology elected to terminate the license even though the distribution agreement ran until May 2003 at which time the two companies were to renegotiate pricing for an extension of the contract. The business purpose for terminating the PowerAudit distribution agreement was based on two factors:
IVP Technology did not have any ability to modify the software to maintain its attractiveness in the face of technology evolution (and to obtain such would have been very costly to IVP), and the PowerAudit distribution agreement was set to expire in May 2003. In this later case if the company spent any money creating a brand or sales channel for the Power Audit product it would have been in effect creating a more expensive renewal of the distribution agreement. Since


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

the cost of extending the agreement was not laid out at the time the original agreement was executed any building up of the sales channel or customers would have increased the value of the product and the value would have accrued to the suppliers (Orchestral) rather than to the distributors (IVP). As experienced software vendors the new management of IVP did not feel that it could come to an agreement about the renewal terms with Orchestral prior to undertaking any marketing following December 2001.


ENTERPRISE PRODUCTS AND MARKET ANALYSIS


         IVP  Technology   believes  that  the  emergence  and   convergence  of
technologies enabling wireless access to the Internet and other networks, consumer entertainment and enterprise data provides an opportunity in this market. The growth of the Internet together with a proliferation of various other network configurations including wireless telephone, satellite and radio, using various communication protocols, has become an important way for corporations to communicate with field employees and for professionals to access personal and business information, download new applications, access new services and interface with organizational data and information. IVP Technology believes that inter-party interfaces over the Internet, as well as wireless access to Internet content and enterprise data will make small personal computers and other data enabled communication devices increasingly valuable to users.


         IVP Technology believes that continued technological innovations that address end-user needs are an important component of industry growth. Technological advances have led to significant reductions in size and weight, as well as improvements in battery life, computing speed, reliability and storage capacity of handheld personal computers. Third party developers, who create software applications and complementary hardware peripherals and accessories supplement manufacturers' innovations and allow users to customize and enhance their devices. These feature enhancements and performance improvements, driven by both manufacturers and third party developers, are intended to attract new users and encourage device upgrades.


         Handheld personal computers are nearing laptop and notebook capabilities at a fraction of the cost, thereby making these devices more attractive. As more software applications are developed to meet end-user needs, small personal computers such as the Ipaq and Palm Pilots may become the preferable option for certain field workers, given their reduced size and weight as compared to notebook and laptop computers.


CONSUMER SOFTWARE BUSINESS LINES


         IVP Technology's wholly owned subsidiary, Ignition Entertainment Limited, specializes in the design, development, licensing, publishing and distribution of mobile device entertainment programs, video game software and accessories to many major retail chains in Europe and the United States. Ignition commenced operations on April 2, 2002 and is incorporated under the laws of England and Wales. A shell company, "Valecombe Limited," which was incorporated on September 26, 2001, was purchased and subsequently its name was changed to Ignition Entertainment Limited on March 30, 2002. Subsequently, Ignition purchased the assets of Alternative Sources Limited, the assets of I-Wish (Games) Limited, some assets from Awesome Developments Limited, the assets of Archer Maclean t/a Awesome Developments Limited, and the shares of 3R Learning Limited prior to all the shares of Ignition being purchased by IVP Technology on May 28, 2002.


         MANAGEMENT TEAM

         Ignition's management team has over 50 years of combined experience in the video games industry. Currently, the members of the management team are Viajay Chadha, Managing Director, Archer MacLean, Technical Director, Ajay Chadha, Sales Director and Martin Monnickedam, Commercial Director.


         Two of Ignition's management team are paid compensation through a consulting agreement between Ignition Entertainment Limited and Montpelier Limited whereby Montpelier provides business development and financial advice to Ignition. The consulting agreement is the vehicle through which the management salaries for Vijay Chadha and Ajay Chadha are paid in a tax effective manner.

         PRODUCTS

         All entertainment products that have been or will be produced by Ignition products are directly related to the personal computer, mobile devices and video games industry and include games for the following platforms:
Microsoft X Box, SONY PlayStation, SONY PlayStation 2, Nintendo Gameboy Advance, Nintendo GameCube, IBM PC & Compatibles, Wireless technologies (Compaq I-Pac, I-Mode & GPRS telephony) and the SEGA Dreamcast. The company has development license agreement with Microsoft, Nintendo and Sony to support its development activities as the three major platform manufacturers do not accept products


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

built for distribution with their brand names unless built under their development kits.

         Games are developed pursuant to written agreement with owners of the platforms. These agreements are permit us to develop software for these platforms a non-exclusive, non-transferable license to use the platforms to develop games for use on the platforms.

         The products currently being distributed are a combination of products purchased by IVP Technology through the Ignition Entertainment acquisition and third party products. Ignition currently has 9 video games that are in wholesale and retail distribution. Several more large scale games are nearing the end of their development cycle and will be released over the next few months. In addition there are a number of negotiations prently taking place which will result on many more third party games being published by Ignition Entertainment.

         Currently, Ignition has the following software titles in distribution in Europe and North America for the Gameboy Advance platform and will shortly be releasing many of these same titles for the Playstation platform.

         World Tennis Stars     Demon Driver     Monster Bass Fishing
         ------------------     ------------     --------------------
         Strike Force Hydra     Animal Snap      International Karate Plus
         ------------------     -----------      -------------------------
         Pinball Tycoon         Stadium Games    Super Drop Zone
         --------------         -------------    ---------------

         Ignition's main focus is the creation, acquisition and publishing of its own intellectual property over which it will retain control. This will involve:


         (i) The design of original video games and PC software concepts and the in-house and contracted development of these games, and

         (ii) The acquisition of key "licenses" (film & character licenses) from which to create game concepts.

MARKETING


         Ignition's management has a wealth of experience in marketing and distribution of video games product and offers the following services in seeking to strengthen its position within the industry and forming long-term relationships with other key developers and publishers.


         (i) For third-party developers - a more lucrative alternative to their existing route to market. Currently, the share of the ultimate revenue generated by a product is disproportionately in favor of the publisher. A more lucrative arrangement for developers will encourage them to review their existing arrangements.

         (ii) For third-party publishers - a route to market for publishers with little or no current representation in Europe or the North American market. This will include smaller, talented, Far Eastern and American Publishers. The business will look to obtain "exclusive" distribution agreements with these publishers covering Europe and North America.

         (iii) For retailers - a small but efficient sourcing and distribution service for all video games related products available for distribution within the European Community. This will typically cover "top-up" orders from retailers and will in the main be purchased to order, thus ensuring no stock of finished third party products.

INDUSTRY

         Ignition believes that the next five years will see growth in the video games industry including the expansion of computer entertainment for hand-held devices such as PDA's. Java enabled telephones and other mobile communication devices.


         This view is backed by third party market research firms such as DFC Intelligence (www.dfcint.com/game article/forecasts.html) which indicates that in the United States alone PC software and video game market was worth almost US$ 6.0 billion in 2001.


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

         In Fall 2001 and Spring 2002, the industry saw the launch of two new video games hardware platforms, the Microsoft X Box and the Nintendo GameCube, which will drive the market forward again for the next three-five years much the same as the SONY PlayStation has over the past five years. Forecasted aggregate sales of game console units for the United States alone are expected to top 142 million units by 2006 up from an aggregate of 60.7 million units in 2001. See DFC Intelligence (www.dfcint.com/gamearticle/forecasts.html).

CUSTOMERS

         Ignition's customers currently include:

         (i) Major national UK and North American retailers (Babbage's, Camelot Music, EB Games, On-Cue, Strawberries, The Wall, Wherehouse Entertainment, Sany Brainy, Saturday Matinee, Planet X, EBX, Funcoland, Toys R Us, Virgin Megastores, Kmart, Best Buy, Circuit City, Sam Goody, Woolworth's, John Menzies);


         (ii) Independent computer and video/DVD retail and rental stores that sell video games (GameStation, Choices Video);


         (iii) Rack Program distributors in various countries such as CokeM Limited in Canada and the US; and Macros in Europe


         (iv) Import customers in France, Germany, Italy and Spain who use Ignition's wholesale product distribution group to redistribute to retailers and suppliers in those countries.


         Ignition is not dependent upon any particular customer for a material amount of its business.


COMPETITION - ENTERPRISE SOFTWARE

         IVP Technology competes within the global market for software applications. These applications are developed for both handheld devices and client server/networked installations. The market for these products is evolving rapidly and is highly competitive. Its competitors include (i) Microsoft, as the developer of handheld personal computers' Windows CE operating system, which also develops software applications for devices that run on Windows CE, (ii) the community of developers that has developed products for the palm operating systems; (iii) the community of developers that has emerged since the introduction of these devices that creates applications for Linux, Sun, and other operating system platforms; and (iv) the host of developers that are developing entertainment and enterprise applications on other handheld devices including telephones, personal entertainment devices and other communication devices. Nearly all of IVP Technology's competitors or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than us to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than IVP Technology does.


         IVP and its wholly owned subsidiary Springboard believe that systems integrators are in the best position to market software to their existing clients. Therefore we do not intend to compete directly against any of the larger software creators and marketing companies in the promotion of software in and of itself, rather we intend to market to our growing list of clients to which we provide outsourced data integration and network services. Our ongoing investment in this area will shrink in relation to our investment in the Consumer Software area as the company does not have sufficient financial resources to compete as a enterprise software developer and mass distributor of enterprise software.


COMPETITION - CONSUMER SOFTWARE


         IVP Technology through Ignition Entertainment Limited competes in the global market for entertainment software. The market is characterized by a number of large and a much greater number of small software vendors and game developers, as well as by a number of large wholesale and retail distributors in various regions of the world. Many of IVP Technology's potential competitors have significantly greater financial, technical and marketing resources than we do. Our competitors may be able to respond more rapidly than us to new entertainment genres or to new or emerging game platforms. They may also devote greater resources to the development, promotion and sale of their products than does Ignition. However it is also a fact that the supply of product for the market is made up a large number of independent software developers who create the products and who have numerous options in taking their games to market through publishers and distributors. Personal relationships generally have more to do with eventual publishing agreements than other strictly financial factors. It is IVP's intention to expend a great deal of time and energy sourcing product from small top medium sized independent developers through which IVP will have sufficient access to product to fill its distribution channels. In this later regard IVP will raise term and project oriented finance from various financial institutions and "content" pools to fund the acquisition of developed products. The financial institutions that engage in this type of financing use "completion bonding" techniques such as found in the movie and film industry to assist in removing the technical risk form product completion. Our equity line of credit provides sufficient balance sheet back up to enter into this market in a meaningful way.

EMPLOYEES AND CONSULTANTS

         IVP Technology, has 4 employees. At the time of the acquisition, Ignition Entertainment employed 40 people. Since that time, Ignition has added 25 employees, primarily in product development and marketing. In IVP Technology's newest acquisition, Springboard Technology, there are currently 13 employees, which is 3 more than when the acquisition was consummated.] None of IVP Technology's employees are covered by any collective bargaining agreement.

         On March 1, 2002, IVP Technology also entered into a one-year consulting agreement with Danson Partners, LLC. Pursuant to this agreement, Danson Partners provides financial and accounting services to IVP Technology. Danson Partners, LLC will be paid $10,000 per month for these services, $7,500 payable in cash and $2,500 payable in stock.

         One June 1, 2002, Ignition Entertainment entered into a consulting agreement with Montpelier Limited whereby Montpelier will provide business development and financial advice to Ignition. The Montpelier agremeetn is a company vehicle which receives the compensation for the services of Vijay Chadha, Martin Monnickedam and Ajay Chadha in a tax effective manner under UK law.

CONSULTING AGREEMENTS

         IVP Technology has entered into several consulting relationships, which are described below.

         o In February 2002, IVP Technology entered into a non-exclusive financial advisor agreement with Danson Partners, LLC. Pursuant to the agreement, Danson Partners provides financial advisory services, including the evaluation of financing structures and fundraising. The agreement will terminate on December 31, 2002 or earlier if one party provides 30 days written notice to the other party. To the extent that IVP Technology completes a fund raising transaction, then Danson Partners would be entitled to a cash fee of $75,000, plus a fee payable by the issuance of shares of common stock equal to 3% of the funds raised (up to $75,000). Danson Partners is also entitled to recover its reasonable out-of-pocket expenses incurred in connection with the services provided under the agreement.

         o In March 2002, IVP Technology entered into a Consulting Agreement, whereby Danson Partners will assist IVP Technology in preparing its public company reports, assisting in the preparation of budgets and cash management and working with independent public accountants, as well as other advice requested by IVP Technology's President. In exchange for these services, IVP Technology will pay Danson Partners a monthly fee of $10,000, of which $2,500 is payable by the issuance of shares of common stock. The agreement terminates in February 2003. Danson Partners is also entitled to recover its reasonable out-of-pocket expenses incurred in connection with the services provided under the agreement.

         o In May 2002, IVP Technology entered into an Agreement for the Provision of Marketing Services with Vanessa Land. Pursuant to this agreement, Vanessa Land will provide marketing services to IVP Technology in Europe. The agreement has a term of one year. In exchange for the services, IVP Technology issued 5,000,000 shares of common stock to Vanessa Land. Vanessa Land is also entitled to recover her reasonable out-of-pocket expenses incurred in connection with the services provided under the agreement.


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


                                   MANAGEMENT

         Our directors and officers are as follows:

NAME AND ADDRESS                          AGE       POSITION
---------------------------------------   -------   ---------------------------

Brian MacDonald                           53        President, CEO & Chairman
16 Wetherfield Place                                of the Board
Toronto, Ontario M3B 2E1
Canada

Peter Hamilton                            55        Executive Vice President,
2250 Rockingham Drive                               Business Development
Oakville, Ontario L6H 6J3
Canada

Kevin Birch                               32        Senior VP & Chief Technology
6860 Meadowvale Town Centre Circle                  Officer
Mississauga, Ontario L5N7T4
Canada

Geno Villella                             43        VP Implementation - Officer
3 Sawmill Road
Toronto, Ontario M3L2L6
Canada

Vijay Chadha                              29        Managing Director Ignition
2 Overton Drive                                     Entertainment Limited  -
Wanstead, London E11 2NJ                            Officer
United Kingdom

J. Stephen Smith                          64        Director
11614 Holly Briar Lane
Great Falls, VA 22066
United States


         Below are biographies of our officers and directors:

         BRIAN MACDONALD, PRESIDENT, CEO & CHAIRMAN OF THE BOARD. Brian MacDonald, IVP's President and CEO was appointed to the board in November 2001 and elected Chairman of the Board in December 2001. Prior to his position with IVP, Mr. MacDonald co-founded and was President and CEO of Springboard Technology Solutions Inc., a Toronto-based information technology and software development company. In 1995, he co-founded (with Mr. Peter Hamilton) and served as the Executive VP Corporate Development and CFO of Lava Systems Inc., a multinational software company that provided document management, imaging and work flow software services, based in Toronto, Chicago, London, and Australia. During this time, he assisted Lava Systems in raising over Cdn. $36 million, and co-led the company to public status with a listing on the Toronto Stock Exchange. Also, during his tenure with Lava Systems Inc., Mr. MacDonald assisted in the acquisition of 4 companies in the United Kingdom and Australia. Mr. MacDonald graduated from the University of Alberta in 1974 with a honors BA in Political Science, and received his Masters of Arts in Public Policy and Political Science from the University of British Columbia in 1979. He holds a Fellow of the Institute of Canadian Bankers designation. Mr. MacDonald has served in managerial capacities with The Toronto Dominion Bank, Banque Nationale de Paris, Confederation Life Insurance Company and ABN Amro Bank.

         PETER HAMILTON, EXECUTIVE VICE PRESIDENT, BUSINESS DEVELOPMENT. Peter Hamilton, IVP's Executive Senior Vice President, Business Development was appointed a Director in November 2001. Mr. Hamilton oversees product development, distribution activities and sales for IVP Technology. In 1999, he co-founded with Mr. MacDonald, Springboard Technology Solutions Inc. and has served as the VP Sales and Consulting. Prior to his position with Springboard, in 1995, Mr. Hamilton co-founded (with Mr. MacDonald) and served as President and CEO of Lava Systems Inc., a multinational software company that provided document management, imaging and work flow software services, based in Toronto, Chicago, London, and Australia. During this time, Mr. Hamilton was responsible for overseeing Lava's expansion of its operations into Europe, Australia, U.S. and Canada and developed business partners in South America, South Africa, the Middle East and Scandinavia. He also assisted Lava in raising over Cdn. $36 million, and co-led the company to public status with a listing on the Toronto Stock Exchange. Prior to this, Mr. Hamilton served as Senior VP of Operations for SoftKey Software International, a publicly traded company on the New York Stock Exchange. He was responsible for SoftKey's day-to-day operations, including manufacturing, product distribution, information systems, finance, customer support, technical support and product data management and marketing. In addition, Mr. Hamilton integrated 18 new businesses into SoftKey's operations, during his tenure and was instrumental in the growth of the company from 2,000,000 in sales in 1989 to $300,000,000 in 1995.

         KEVIN BIRCH, SENIOR VP AND CHIEF TECHNOLOGY OFFICER. Kevin Birch has served as IVP's Senior VP and Chief Technology Officer since November 2001. Mr. Birch manages IVP Technology's integration of new products into IVP's new thrust as a developer, distributor and reseller of data solutions software. His background includes architecting, developing and managing many complex software development projects in sectors as diverse as financial services, leisure products, health care and non-profit organizations in Canada and the United States. In 1999, Mr. Birch was the VP of Multimedia and Software Development for Springboard Technology Solutions Inc, a Toronto-based network solutions web and software application developer, that creates processes that enhance business productivity and profitability. Prior to this, he spent several years as an Interface Architect with HealthLink Clinical Data Network, Inc., where he was responsible for the development and support of information system interfaces in and between major health care facilities across Canada.

         GENO VILLELLA, VP IMPLEMENTATION. Geno Villella, IVP's VP Implementation manages IVP Technology's IT service team and assists in the development of applications to enhance client productivity and profitability. Mr. Villella has over 20 years experience in mainframe and distributed systems infrastructure deployment, and is highly skilled in designing and implementing all types of communications and computer networks. Prior to this, in 1999, Mr. Villella was the Vice President IT and Network Solutions at Springboard Technology Solutions Inc. He has also held executive positions with James River Corporation, Insight Business Consultants and Lava Systems Inc.

         VIJAY CHADHA, MANAGING DIRECTOR, IGNITION ENTERTAINMENT LIMITED. Vijay Chadha was confirmed as Managing Director following IVP Technology's acquisition of Ignition Entertainment in May 2002. Mr. Chadha commenced his first business operations, Electro Games, at the age of 17. In 1992, Mr. Chadha with others formed Planet Distribution Limited in which he maintained a significant shareholding until its eventual sale to Big Ben Interactive, S.A. In 1994, Mr. Chadha and a partner formed Pioneer Plaza Limited HK which he sold in 1997. In 1997, Mr. Chadha, with others, formed another Hong Kong company Versus Limited as a subsidiary of Planet Distribution. Using Hong Kong sources and European distribution channels, Mr. Chadha and his team grew Planet Distribution's revenue to $45,000,000 prior to its sale to Big Ben Interactive, S.A., a publicly listed company on the Paris Bourse in March 2000. From 2000 to 2001, Mr. Chadha remained with Big Ben Interactive, S.A. as Product Purchasing Director and was responsible for sourcing all products for distribution.

         J. STEPHEN SMITH, DIRECTOR. J. Stephen Smith has served as a Director of IVP Technology since November 2001. Mr. Smith has over 30 years experience in planning, directing and managing major projects in such diverse fields as radar system development, electronic intelligence system design, installation and operation, ship design and acquisition and Document Management System development and applied solutions. He has served as Vice President Operations for CDI Marine, the nation's largest marine engineering firm and has held the positions of Director of Engineering, Vice President and President of ROH, a diverse professional services company specializing in DMS solutions, web site development and applications and a broad range of support for the US Navy ship acquisition program. Mr. Smith graduated with a BBA from the University of Notre Dame and received his Masters in Science and Electronics Engineering from the U.S. Naval Postgraduate School.

         COMPENSATION OF NON-EMPLOYEE DIRECTORS. J. Steven Smith will be paid 500,000 shares of common stock for each year of service on the board. There is no separate compensation for directors who are also a part of management for their services as a director of IVP Technology. All directors will be reimbursed for all of their out-of-pocket expenses incurred in connection with the rendering of services as a director.


COMMITTEES OF THE BOARD OF DIRECTORS


         COMMITTEES OF THE BOARD OF DIRECTORS. During a Board of Directors meeting held on March 19, 2002, an audit committee was established. The audit committee will report to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee is comprised of Messrs. MacDonald and Smith.


RESIGNATIONS OF MEMBERS OF THE BOARD OF DIRECTORS


         Dr. Michael Sidrow and Robert M. King resigned citing personal reasons as members of our Board of Directors on May 13, 2002.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following summary compensation table shows certain compensation information for services rendered in all capabilities for the calendar years ended December 31, 2001 and 2000. Other than as set forth herein, no executive officer's cash salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred:

                                    ANNUAL COMPENSATION                              LONG-TERM COMPENSATION
                       ------------------------------------------  ------------------------------------------------------
                                                        OTHER       RESTRICTED
NAME &                                                 ACCRUED     STOCK AWARDS                    LTIP       ALL OTHER
PRINCIPAL POSITION     YEAR     SALARY     BONUS    COMPENSATION      IN US$       OPTIONS/SARS   PAYOUTS   COMPENSATION
--------------------  ------   --------   -------  -------------- --------------  -------------- --------- --------------
Brian MacDonald(4)     2001     $7,440        --            --             --              --        --             --

John Maxwell           2001         --        --            --             --              --        --             --
Pres. (2)(3)           2000         --        --            --        150,000(1)           --        --             --

John Trainor,          2001         --        --            --             --              --        --             --
Sec'y.(2)(3)           2000         --        --            --        144,000(1)           --        --             --

___________________

(1) Messrs. Maxwell and Trainor each received 200,000 shares of restricted common stock valued at $.75 and $.72 per share, respectively, in lieu of cash compensation.
(2) Effective December 15, 2001, Messrs. Maxwell and Trainor resigned as officers and directors of IVP Technology.
(3) In March 2002, Messrs. Maxwell and Trainor each received 500,000 shares of restricted common stock valued at $.05 per share, in lieu of cash compensation.
(4) Mr. MacDonald became Chief Executive Officer on November 16, 2001. IVP Technology has no deferred compensation, stock options, SAR or other bonus arrangements for its employees and/or directors. During the calendar year ended December 31, 2001, all decisions concerning executive compensation were made by the Board of Directors.

EMPLOYMENT AGREEMENTS


         In August 2001, International Technology Marketing entered into employment agreements with Brian MacDonald and Peter J. Hamilton. Mr. MacDonald is employed as President and Treasurer and Mr. Hamilton is employed as Vice President, Sales. Each of these agreements has a term of three years and thereafter will continue for one year terms unless either party terminates the agreement at least 90 days prior to the end of any term. Each of Mr. MacDonald and Mr. Hamilton has a salary of Cdn. $96,000 per year, plus 6% of sales revenue. As ITM is a dormant corporation following its acquisition by IVP Technology it has no sales revenue and therefore IVP is not liable to pay any portion of its sales revenues to Mr. MacDonald or Mr. Hamilton. IVP Technology guarantees the payments under these employment contracts. Neither Mr. MacDonald nor Mr. Hamilton receives any further compensation for service as an officer or director of IVP Technology.


         In September 2001, International Technology Marketing entered into employment agreements with Geno Villella, Kevin Birch and Sherry Bullock. Mr. Villella is employed as Vice President Implementation, Mr. Birch is employed as Senior Vice President and Chief Technology Officer and Ms. Bullock was employed as Vice President Marketing. Ms. Bullock left the company as of July 10, 2002. Ms. Bullock will receive a payment of approximately $2,500 per month until June 30, 2003 as compensation under her termination agreement. Each of these agreements has a term of three years and thereafter will continue for one year terms unless either party terminates the agreement at least 90 days prior to the end of any term. Mr. Villella is paid a base salary of Cdn. $36,000 per year, Mr. Birch is paid a base salary of Cdn. $60,000 per year and Ms. Bullock was paid a base salary of Cdn. $48,000 per year. IVP Technology guarantees the payments under these employment contracts. Neither Mr. Villella or Mr. Birch received any further compensation for services as an officer or director of IVP Technology. IVP Technology assumes these contracts effective April 1, 2002.

         Our company has no deferred compensation, stock options, SAR or other bonus arrangements for its employees and/or directors. All decisions concerning executive compensation were made by the Board of Directors.

Employees and Consultants

         As of August 30, 2002, IVP Technology had four full time employees and consultants. None of our employees are covered by any collective bargaining agreement. Currently, IVP's wholly owned subsidiary, Ignition, has 65 full-time employees and consultants. Springboard Technology has 13 full-time employees and consultants.

         On March 1, 2002, IVP Technology also entered into a one-year consulting agreement with Danson Partners, LLC. Pursuant to this agreement, Danson Partners will provide financial and accounting services to IVP Technology. Danson Partners, LLC will be paid $10,000 per month for these services, $7,500 payable in cash and $2,500 payable in stock.


         On June 1, 2002, Ignition Entertainment entered into a consulting agreement with Montpelier Limited whereby Montpelier will provide business development and financial advice to Ignition. Montpelier is a company vehicle which receives the compensation for the services of Vijay Chadha, Martin Monnickedam and Ajay Chadha in a tax effective manner under UK law.

         In May 2002, IVP Technology executed a one year consulting agreement with Vanessa Land for consulting services related to marketing and public relations in Europe. Compensation for the agreement was the issuance of 5,000,0000 shares of IVP technology valued at the time of issuance at 250,000 or approximately 172,000 pounds. This cost was expensed entirely in the first quarter.


                             DESCRIPTION OF PROPERTY

         IVP Technology's principal executive office is located at 2275 Lakeshore Blvd. West Suite 401, Toronto Ontario M8V 3Y3 Canada, which are also the premises occupied by its wholly-owned subsidiary, Springboard Technology Solutions Inc., which pays $2,500 per month for the 2,700 square-foot office space.

         IVP's wholly-owned subsidiary, Ignition, has three offices in England. One office is located in Lincoln, England where Ignition is obligated to pay approximately $1,800 per month for the 2,500 square-foot office space until July 2007. The second office is located in Banbury, England where Ignition is obligated to pay approximately $6,600 per month rent for the 8,000 square foot office space until the year 2012. The third office is located in Waltham Abbey, England, where Ignition is obligated to pay approximately $3,000 per month for rent for the 8,000 square-foot office space until 2007. IVP is currently in the process of establishing a Chicago office for distribution and sales activities however no rental agreement has been executed.

                                LEGAL PROCEEDINGS

         IVP Technology is not presently a party to any material legal proceedings, nor is it aware of any material threatened litigation.

                             PRINCIPAL STOCKHOLDERS

         The following table contains information about the beneficial ownership of our common stock as of August 30, 2002, for:

         (i) each person who beneficially owns more than five percent of the common stock;

         (ii)   each of our directors;

         (iii)  the named executive officers; and

         (iv)   all directors and executive officers as a group.

                                                       COMMON STOCK
                                                     BENEFICIALLY OWNED
                                            ------------------------------------
     NAME/ADDRESS          TITLE OF CLASS      AMOUNT            PERCENTAGE(3)
     --------------------  ----------------  ---------------   -----------------
     Brian MacDonald       Common Stock      14,974,473  (1)            12.5%
     Peter Hamilton        Common Stock      14,974,473  (1)            12.5%
     Kevin Birch           Common Stock      14,974,473  (1)            12.5%
     Geno Villella         Common Stock       4,278,421  (1)             3.6%
     Vijay Chadha          Common Stock              --  (4)               --
     Stephen Smith         Common Stock       1,000,000  (2)                *
                                             ----------        -----------------
     All Officers and
      Directors as a
      Group                Common Stock      50,201,840                41.85%
                                             ==========        =================
_______________

*        Less than one percent.

(1) These shares are being held in escrow until satisfaction of certain performance goals established in connection with the purchase of International Technology Marketing. These people are entitled to vote the escrowed shares while being held in escrow.

(2) Shares held in escrow with 500,000 shares to be released each on November 16, 2002 and November 16, 2003.

(3) Applicable percentage of ownership is based on 119,963,261 shares of common stock outstanding as of August 30, 2002 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of August 30, 2002 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4) Mr. Chadha will not receive shares of IVP Technology until the escrow agreement for Ignition Entertainment Limited has been completed and its terms have been fulfilled.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 1, 2002, IVP Technology acquired all the outstanding shares of Springboard Technology Solutions Inc. for consideration of 2,000 common shares on the basis of a one for one exchange. Springboard Technology Solutions Inc.
was owned by the same shareholders as International Technology Marketing Inc. and has provided the physical infrastructure for IVP Technology Inc., since January 1, 2002. Springboard has been in operation for three years. At the time of acquisition Springboard Technology had 10 full time employees and consultants.

         On June 1, 2002, Ignition Entertainment Limited entered into a consulting agreement with Montpelier Limited whereby Montpelier will provide business development and financial advice to Ignition. Under the terms of the agreement, Ignition is obligated to pay Montpelier annually (pound)179,850 ($262,970) in equal monthly installments. Additionally, Montpelier was entitled to receive a signing bonus of (pound)29,975 ($43,828) upon execution of the agreement. Montpelier Limited is owned by Vijay Chadha, Ajay Chadha and Martin Monnieckdam, all of whom are officers of Ignition Entertainment.


         During the three months ended March 31, 2002, IVP Technology issued 1,000,000 shares each to Messrs. Smith, Sidrow and King for services as directors for the two year period 2001-2003. The 3,000,000 shares are held in escrow. Subsequent to the quarter ended March 31, 2002, Messrs. Sidrow and King resigned from the Board of Directors for personal reasons and as a result their entitlement to shares terminated. The shares related to Mr. Sidrow and Mr. King have been rescinded.


         On March 17, 2000, IVP Technology entered into a consulting agreement with James Cassidy and his company TPG Capital Limited, owner of the acquired inactive reporting shell company, Erebus. The consulting agreement states that one year after the execution of the agreement ("reset date") the 350,000 common shares issued by IVP Technology to the former stockholder shall be increased or decreased based upon the average closing price of IVP Technology's stock 30 days prior to the reset date, so the value of the 350,000 shares will equal $500,000. The average closing price of the stock was $0.1487 per share. IVP Technology is obligated to issue an additional 3,012,475 common shares to the consultant as an additional fee. IVP Technology is evaluating whether it is legally obligated to issue the shares based on the reset date.


         IVP Technology's principal executive office is located at 2275 Lakeshore Blvd. West Suite 401, Toronto Ontario M8V 3Y3 Canada, which are also the premises occupied by Springboard Technology Solutions Inc. IVP Technology had an oral agreement which commenced January 1, 2002, with Springboard Technology Solutions, Inc., a corporation owned by Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, whereby IVP Technology is obligated to pay
Springboard approximately $30,000 per month for rent, utilities, network infrastructure, equipment leases and all office administrative services. Messrs. MacDonald and Hamilton are officers and directors of IVP Technology. Messrs. Birch and Villella are officers of IVP Technology. Subsequently, IVP Technology acquired Springboard Technology and the monthly administrative charge was rescinded.

         On September 17, 2001, IVP Technology entered into a stock purchase agreement with International Technology Marketing, Inc. whereby IVP Technology is obligated to issue 50 million shares of common stock to the shareholders of International Technology Marketing, who include Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, the current and former members of our current management team, in exchange for all of International Technology Marketing's common stock. On March 25, 2002, we issued the 50 million shares of common stock to be held by IVP Technology until the escrow agreement is executed to hold the shares. These shares will be held pending satisfaction of certain performance related goals. As these goals are achieved, the shares will be disbursed from the escrow to the former shareholders of International Technology Marketing. The former shareholders are entitled to vote the shares held in escrow pending satisfaction of the performance goals.

         The performance goals are as follows:

         o 10,000,000 shares will be disbursed upon aggregate sales of $500,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $1,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $2,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $6,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $16,200,000.

               MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         IVP Technology's common stock is traded on the Over-the-Counter Bulletin Board under the symbol "TALL". The following table sets forth, for the periods indicated, the high and low bid prices of a share of common stock for the last two years, as well as the first two quarters of 2002.

                                                HIGH BID              LOW BID
                                              ------------          -----------

        2000
        Quarter Ended March 31, 2000              $3.69                $0.13
        Quarter Ended June 30, 2000                1.41                 0.56
        Quarter Ended September 30, 2000           0.91                 0.57
        Quarter Ended December 31, 2000            0.67                 0.14

        2001
        Quarter Ended March 31, 2001              $0.22                $0.12
        Quarter Ended June 30, 2001                0.14                 0.05
        Quarter Ended September 30, 2001           0.17                 0.04
        Quarter Ended December 31, 2001            0.09                 0.03

        2002
        Quarter Ended March 31, 2002              $0.11                $0.03
        Quarter Ended June 30, 2002                0.32                 0.08
        Quarter Ended September 30, 2002           0.27                 0.13


HOLDERS OF COMMON EQUITY

         As of July 22, 2002, there were 347 holders of record for our common stock.

DIVIDENDS

         IVP Technology did not pay any dividends during calendar 2001 and has never paid any dividends on its capital stock. IVP Technology currently expects that it will retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at that time and such other factors as the Board of Directors deems relevant.

RECENT SALES OF UNREGISTERED SECURITIES


         On July 1, 2002, IVP Technology acquired all the outstanding shares of Springboard Technology Solutions Inc. for consideration of 2,000 common shares on the basis of a one for one exchange. The shares were valued at $260 corresponding to the date that the Company's Board of Directors approved the transaction.

         On June 28, 2002, we issued 2,410,916 shares of common stock to Rainbow Investments pursuant to the terms of our March 17, 2000 debt conversion agreement. The shares were issued in satisfaction of a convertible debenture and accrued interest of $223,773.03.


         On June 28, 2002, we issued 23,370 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered.

         On May 28, 2002, IVP acquired Ignition Entertainment Limited. IVP will issue 15,000,000 shares of common stock and 3,500,000 shares of preferred stock as payment to Ignition over a period of two years from the date of the acquisition: Additionally, the management team of Ignition may earn up to 1,500,000 shares of preferred stock if certain revenue and net income goals are met at specific time periods. These shares will be held in escrow and disbursed by the escrow agent according to the escrow agreement. The parties are still negotiating the terms of the escrow agreement.

                                                                                  AFTER THE
                                                                   AFTER THE      PRECEDING      AFTER THE
                                                     BETWEEN       PRECEDING     TIME PERIOD     PRECEDING
                                        WITHIN      91 AND 180    TIME PERIOD        AND        TIME PERIOD
                                      90 DAYS OF    DAYS AFTER        TO        SIX MONTHS TO       AND             ON
TIME PERIOD:                            CLOSING    MAY 28, 2002  MAY 28, 2003    MAY 28, 2003   MAY 28, 2004   MAY 29, 2004
----------------------------------    ----------   ------------  ------------   -------------   ------------   ------------
GOALS:                                --           --            --             $13,000,000     $26,000,000    $45,000,000
Gross Revenues (in U.S. Dollars)

Net Income (in U.S. Dollars)          --           --            --             $1,000,000      $5,000,000     $15,000,000

PAYMENTS:                             --           5,000,000     --             if reach both   if reach       if reach
Incentive Payments of IVP common                   to DCD                       above goals     both above     both above
and preferred shares                               Holdings                     500,000         goals          goals
                                                                                shares of       500,000        500,000
                                                                                convertible     shares of      shares of
                                                                                preferred       convertible    convertible
                                                                                stock           preferred      preferred
                                                                                                stock          stock

Release of 50 Million Shares of IVP   --           15,000,000    1,000,000      1,000,000       1,000,000      500,000
common stock (upon conversion of                   shares of     shares of      shares of       shares of      shares of
all preferred stock issued)                        common stock  preferred      preferred       preferred      preferred
                                                                 stock          stock           stock          stock
                                                                 (convertible   (convertible    (convertible   (convertible
                                                                 to             to 10,000,000   to             to
                                                                 10,000,000     shares of       10,000,000     5,000,000
                                                                 shares of      common stock)   shares of      shares of
                                                                 common stock)                  common stock)  common
                                                                                                               stock)

         In May 2002, IVP Technology entered into an agreement with Vanessa Land for marketing and advisory services connected with product marketing in the European Economic Community and North America. In relation with this agreement, IVP Technology issued 5,000,000 shares of common stock to Ms. Vanessa Land. These shares were registered on a Form S-8 filed on May 3, 2002. These shares were valued at $0.05 per share, or an aggregate of $250,000, on the date of issuance.

         On May 1, 2002, IVP Technology agreed to issue 4,000,000 shares of its restricted common stock having a value of $760,000 in full settlement of its obligation to DCD Holdings Ltd. IVP Technology issued these shares on or about August 6, 2002.


         In April 2002, IVP Technology raised $150,000 of gross proceeds from Cornell Capital Partners related to the issuance of convertible debentures. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.


         The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $64,286, was recorded as an interest expense and a component of equity on the issuance date.

         In April 2002, IVP Technology entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Under this agreement, IVP Technology may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10.0 million. Subject to certain conditions, IVP Technology will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 92% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $425,000 in any thirty-day period. IVP Technology paid Cornell a one-time fee equal to $340,000, payable in 3,032,000 shares of common stock. Cornell Capital Partners is entitled to retain 3.0% of each advance. In addition, IVP Technology entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, IVP Technology paid a one-time placement agent fee of 100,000 shares of common stock, which were valued at $0.10 per share, or an aggregate of $10,000, on the date of issuance. IVP Technology agreed to pay Danson Partners, LLC, a consultant, a one-time fee of $200,000 for its work in connection with the Equity Line of Credit. Of the fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

         On April 26, 2002, IVP Technology issued 62,027 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered.

         On or about March 25, 2002, IVP Technology issued 100,000 shares of common stock to Barry Gross that was earned pursuant to a consulting contract signed in 2000. These shares were valued at $0.09 per share, or an aggregate of $9,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Brian MacDonald to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. These shares have not yet been valued by the Company.

         On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Peter Hamilton to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. These shares have not yet been valued by the Company.

         On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Kevin Birch to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. These shares have not yet been valued by the Company.

         On or about March 25, 2002, IVP Technology issued 4,000,000 shares of common stock to Geno Villella to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. These shares have not yet been valued by the Company.

         On or about March 25, 2002, IVP Technology issued 4,000,000 shares of common stock to Sherry Bullock to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. Subsequently, Ms. Bullock left employment with IVP Technology and has accepted a partial payment of 800,00- shares and the remainder of her performance based shares have been reallocated to the remaining members of International Technology Marketing. These shares have not yet been valued by the Company.

         On or about March 25, 2002, IVP Technology issued 500,000 shares of common stock to John Maxwell in lieu of compensation for services performed in 2001 as President of IVP Technology. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 500,000 shares of common stock to John Trainor in lieu of compensation for services performed in 2001 as Secretary of IVP Technology. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 2,375,600 shares of common stock valued at $0.05 per share to Thomas Chown for the conversion of approximately $118,780 of debts owed by the corporation for services performed in 2001.

         On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Buford Industries, Inc. as conversion of a fee of $50,000 earned for introducing IVP to International Technology Marketing. These shares were valued at $0.05 per share, or an aggregate of $50,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 50,000 shares of common stock to Ruffa and Ruffa, P.A. for payment of interest on outstanding legal bills for the year 2001 - 2002. These shares were valued at $0.10 per share, or an aggregate of $5,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to J. Stephen Smith to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year.

         On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Michael Sidrow to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of Mr. Sidrow's resignation from the board of directors.

         On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Robert King to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of Mr. King's resignation from the board of directors.

         On February 16, 2002, IVP Technology completed an interim financing agreement for a bridge loan of (pound)600,000 (U.S. $864,180) on an unsecured basis with the European based venture capital and merchant banking firm DcD Limited. The loan was due April 30, 2002 and accrues interest at a rate of 4% per year above the HSBC Bank base rate. Interest is payable monthly. On May 1, 2002, IVP Technology received written notice from the lender, DCD Limited, that it agreed to convert the loan into 4,000,000 shares of common stock at a conversion rate of approximately $0.19 per share.

         On or about August 17, 2001, IVP Technology issued 1,000,000 shares of common stock to Orchestral Corporation for extension of the licensing contract and to obtain market distribution to Switzerland. These shares were valued at $0.12 per share, or an aggregate of $120,000, on the date of issuance.

         On July 30, 2001, IVP Technology entered into a two-year note with Berra Holdings, Ltd. to borrow up to $187,500 at 6% interest. As of December 31, 2001, IVP Technology had borrowed $129,020. The note is collateralized by 2,500,000 shares of common stock held in the name of Clarino Investment International, Ltd.

         On or about July 30, 2001, IVP Technology rescinded the issuance of 870,000 shares of common stock previously issued to Koplan Consulting Corp. and Mr. Peter Kertes for services not performed.

         On or about April 26, 2001, IVP Technology issued 1,200,000 shares of common stock to Gross Capital Associates for marketing and promotion consulting services. These shares were valued at $0.14 per share, or an aggregate of $168,000, on the date of issuance.

         On or about April 26, 2001, IVP Technology issued 1,000,000 shares of common stock to John Coady for financial advisory services. These shares were valued at $0.14 per share, or an aggregate of $140,000, on the date of issuance.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding IVP Technology so as to make an informed investment decision. More specifically, IVP Technology had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in IVP Technology's securities.

                            DESCRIPTION OF SECURITIES

GENERAL

         IVP Technology's authorized capital consists of 150,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share. At August 30, 2002, there were 119,963,261 outstanding shares of common stock (which does not include the 15,000,000 shares of common stock and the 3,500,000 shares of preferred stock IVP Technology is required to issue for the Ignition Entertainment Limited acquisition.) and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to IVP Technology's capital stock contained in its Articles of Incorporation and By-Laws and under the Nevada Revised Statutes. The summary is qualified in its entirety by reference to IVP Technology's Articles of Incorporation and By-Laws and the Nevada law.

COMMON STOCK

         Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is IVP Technology's present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

         For the Ignition Entertainment Limited acquisition, 20,000,000 shares of common stock will be held in escrow of which 15,000,000 will be a portion of the payment for the acquisition of Ignition and 5,000,000 shares of common stock will be held for the financing shareholders, DCD Holdings, in connection with the acquisition of Ignition Entertainment. These shares are not included in the stated amount of shares outstanding in this registration statement.

PREFERRED STOCK

         We are required to issue 3,500,000 shares of preferred stock in connection with the Ignition Entertainment acquisition. It is not anticipated that shareholders will get to vote on this issuance. The terms of these preferred shares have not yet been voted on by the Board of Directors. Although the preferred stock is convertible to common stock, the underlying common stock for these shares are not included in the stated amount of shares outstanding in this registration statement. Currently there are no outstanding shares of preferred stock. The Board of Directors is authorized, within the limitations and restrictions prescribed by law or stated in the Articles of Incorporation, and by filing a certificate pursuant to applicable law of the State of Nevada, to provide for the issuance of preferred stock in series and (i) to establish from time to time the number of shares to be included in each series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing and alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of preferred stock; and (iii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status, which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

WARRANTS

         IVP Technology has outstanding warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. These warrants expire on the fifth anniversary of issuance and were issued in connection with the Equity Line of Credit.

DEBENTURES

         IVP Technology has outstanding convertible debentures, which were issued in the original principal amount of $150,000. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

TRANSFER AGENT

         The Transfer Agent for the common stock is Pacific Stock Transfer Company located at P.O. Box 93385, Las Vegas, Nevada 89193-3385.

LIMITATION OF LIABILITY:  INDEMNIFICATION

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of IVP Technology to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of IVP Technology. In addition, the liability of our officers and directors for breaches of their fiduciary duty as a director or officer other than: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law; or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of IVP Technology pursuant to the foregoing, or otherwise, IVP Technology has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

         AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of IVP Technology that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with IVP Technology's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

         The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our company's management.

                                     EXPERTS

         The financial statements for the year ended December 31, 2001 included in the Prospectus have been audited by Weinberg & Company, P.A., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding IVP Technology's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                           IVP TECHNOLOGY CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS


                                                                         PAGE(S)
                                                                         -------

Consolidated Balance Sheet as of June 30, 2002 and December 31,
 2001 (Audited)                                                             F-2

Consolidated Statements of Operations for the Three and Six
 Months Ended June 30, 2002 and 2001                                        F-3

Consolidated Statements of Cash Flows for the Three and Six
 Months Ended June 30, 2002 and 2001                                        F-4


Notes to Consolidated Financial Statements                                  F-5

Independent Auditor's Report                                               F-14

Consolidated Balance Sheet as of December 31, 2001                         F-15

Consolidated Statements of Operations for the Years Ended
 December 31, 2001 and 2000                                                F-16

Consolidated Statement of Changes in Stockholders' Equity
 (Deficiency) for the Years Ended December 31, 2001 and 2000               F-17

Consolidated Statements of Cash Flows for the Years Ended
 December 31, 2001 and 2000                                                F-18

Notes to Consolidated Financial Statements                                 F-19

                                      IVP TECHNOLOGY CORPORATION
                                            AND SUBSIDIARIES
                                      CONSOLIDATED BALANCE SHEETS
                                          AS OF JUNE 30, 2002

                                                                                      June 30,       December 31,
                                                                                        2002             2001
                                                                                     Unaudited)        (Audited)
                                                                                   --------------  ---------------
ASSETS
------

CURRENT ASSETS
     Cash                                                                              1,176,695              232
     Accounts Receivable (Less Allowance for Doubtful Accounts of $43,970)               615,755                -
     Inventory                                                                            53,160                -
     Prepaid expenses                                                                    310,447                -
                                                                                   --------------  ---------------
  Total Current Assets                                                                 2,156,057                -
                                                                                   --------------  ---------------
FIXED ASSETS
     Plant, Property and Equipment, at Cost                                              382,873                -
     Accumulated Depreciation                                                           (24,925)                -
                                                                                   --------------  ---------------
Total Fixed Assets                                                                       357,948                -
                                                                                   --------------  ---------------
OTHER ASSETS
     Excess of Cost Over Net Assets Acquired                                           5,552,449                -
     Miscellaneous Receivable                                                                  -              872
     License Agreement, net of accumulated amortization of $924,904                    2,695,364        3,600,431
     Software Development, net of accumulated amortization of $1,261                      44,106                -
     Other Assets                                                                         27,090                -
                                                                                   --------------  ---------------
Total Other Assets                                                                     8,319,009        3,601,303
                                                                                   --------------  ---------------
TOTAL ASSETS                                                                          10,388,014        3,601,535
                                                                                   ==============  ===============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
-------------------------------------------------
CURRENT LIABILITIES
     Accounts payable and accrued liabilities                                          1,345,668          479,571
     Accounts payable - license agreement                                              2,906,658        3,620,268
     Amounts due DcD Factors                                                             309,211                -
     Accrued Interest                                                                      7,885           34,841
     Income Taxes Payable                                                                139,450                -
     Notes payable                                                                       129,020          200,000
                                                                                   --------------  ---------------
   Total Current Liabilities                                                           4,837,892        4,334,680
                                                                                   --------------  ---------------
LONG-TERM LIABILITIES
     Convertible debenture                                                               150,000                -
     Notes payable                                                                       312,650          129,020
                                                                                   --------------  ---------------
   Total Long-Term Liabilities                                                           462,650          129,020
                                                                                   --------------  ---------------
STOCKHOLDERS' EQUITY (DEFICIENCY)
     Preferred stock, $.001 par value, 50,000,000 shares authorized, none                      -                -
     issued and outstanding
     Common stock, $.001 par value 150,000,000 shares authorized,
     64,697,261 and 48,752,848 shares issued and outstanding, respectively                64,697           48,753
     Common stock to be issued                                                         7,653,509           50,000
     Additional paid-in capital                                                       14,428,249       13,238,354
     Accumulated deficit (accumulated in development stage $12,883,106)             (16,115,596)     (13,859,272)
     Exchange Gain (Loss)                                                                 27,863                -
     Deferred equity line commitment fee, net                                          (306,250)                -
     Deferred compensation, net                                                        (220,000)        (340,000)
                                                                                   --------------  ---------------
   Total Stockholders' Equity (Deficiency)                                             5,532,472        (862,165)
                                                                                   --------------  ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)                               10,833,014        3,601,535
                                                                                   ==============  ===============

                                  See Accompanying Notes To Financial Statements

                                                     IVP TECHNOLOGY CORPORATION
                                                          AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  THREE MONTHS ENDED                     SIX MONTHS ENDED
                                         -------------------------------------- -----------------------------------
                                          JUNE 30, 2002       JUNE 30, 2001      JUNE 30, 2002      JUNE 30, 2001
                                         ----------------   ------------------- -----------------  ----------------
                                                     (UNAUDITED)                            (UNAUDITED)
REVENUE
Revenue                                      $    497,326        $     27,060      $    497,326        $    54,120
Cost of revenue                                 (382,716)                   -         (382,716)                  -
                                          ----------------  ------------------- ------------------  ---------------
Gross profit                                      114,610              27,060           114,610             54,120
                                          ----------------  ------------------- ------------------  ---------------
OPERATING EXPENSES
Amortization and depreciation                     566,833                   -         1,079,367                  -
Consulting fees                                   374,555           (144,635)           393,555            221,828
Legal and accounting                              169,586              61,184           215,683             65,184
Salaries and wages                                114,285                   -           114,285                  -
Infrastructure expense                            117,612                   -           230,406                  -
Financial advisory fees                           150,000                   -           150,000                  -
Development Fees                                        -              45,450                 -             58,050
Other general & administration                    154,095              46,563           210,043             70,861
                                         ----------------   ------------------- ------------------  ---------------
TOTAL OPERATING EXPENSES                        1,646,966               8,562         2,393,339            415,923
                                         ----------------   ------------------- ------------------  ---------------

INCOME (LOSS) FROM OPERATIONS                 (1,532,356)              18,498       (2,278,729)          (361,803)
                                         ----------------   ------------------- ------------------  ---------------

OTHER INCOME (EXPENSE)
Gain on early extinguishment of debt               96,334                   -            96,334                  -
Interest income                                       938                   -               938                  -
Interest expense                                 (62,942)                   -          (74,869)                  -
                                         ----------------   ------------------- ------------------  ---------------
NET INCOME (LOSS)                          $  (1,498,026)        $     18,498     $ (2,256,326)      $   (361,803)
                                         ================   =================== ==================  ===============

NET INCOME (LOSS) PER SHARE                $        (.01)          $        -       $     (.03)        $     (.01)
                                         ================   =================== ==================  ===============

WEIGHTED AVERAGE NUMBER OF
OUTSTANDING COMMON SHARES                      113,191,285          40,706,452        83,421,414         39,913,058
                                          ================   =================== ==================  ===============


                                     See Accompany Notes To Financial Statements

                                   IVP TECHNOLOGY CORPORATION
                                        AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           For the Six Months Ended
                                                   ----------------------------------------
                                                      June 30, 2002        June 30, 2001
                                                   ------------------    ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net loss                                             (2,256,326)            (361,803)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
  Stock issued for services                                617,779             (41,207)
  Reserve for Bad Debts                                          -               33,732
  Interest expense on beneficial conversion                 64,286                    -
  Gain on extinguishment of debt                          (96,334)                    -
  Amortization and Depreciation                          1,079,367                    -
Changes in operating assets and liabilities:
(Increase) decrease in:
  Accounts receivable                                      159,702             (27,280)
  Prepaid Expenses                                       (162,883)                    -
  Inventory                                                  3,529                    -
Increase (decrease) in:
  Accounts payable and accrued expenses                     50,024              395,749
Accounts payable - license agreement                     (713,610)                    -
Income taxes payable                                        56,449                    -
  Interest payable and other                              (18,539)                    -
                                                   ------------------    ------------------
     Net Cash Used In Operating Activities             (1,216,556)                (809)
                                                   ------------------    ------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets                                  (17,333)                    -
Purchase of Software                                      (45,367)                    -
Net assets acquired                                      1,291,059                    -
Other                                                        (885)                    -
                                                   ------------------    ------------------
     Net Cash Provided By Investing Activities           1,227,474                    -
                                                   ------------------    ------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans and notes                            1,165,545                    -
                                                   ------------------    ------------------
     Net Cash Provided By Financing Activities           1,165,545                    -
                                                   ------------------    ------------------
NET INCREASE (DECREASE) IN CASH                          1,176,463                (809)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD               232                1,424
                                                   ------------------    ------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD               1,176,695                  615
                                                   ==================    ==================

                     See Accompanying Notes To Financial Statements

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

         (A) ORGANIZATION
         ----------------

         Mountain Chief, Inc. was incorporated in the State of Nevada on February 11, 1994. This name was subsequently changed by Articles of Amendment dated November 16, 1994 to IVP Technology Corporation (the "Company"). The Company was granted an extra-provincial license by the Province of Ontario on June 20, 1995 to carry on business in Ontario,
         Canada. Prior to 1998, the Company was involved with various unsuccessful activities relating to the sale of technology products before becoming inactive by the end of 1997. The Company began negotiations with a third party in 1998 to become an exclusive distributor of software and therefore is considered to have re-entered the development stage on January 1, 1998. Activities from inception of development stage included raising of capital and negotiations and acquisition of software distribution licenses are more fully described herein. (See Note 5).

         (B) ACQUISITION AND RECAPITALIZATION
         ------------------------------------

         Effective March 2000, the Company acquired all the outstanding shares of common stock of Erebus Corporation, an inactive reporting shell company with no assets or liabilities, from the stockholders thereof in an exchange for an aggregate of 350,000 shares of the Company's common stock and paid $200,000 of consulting expenses in connection with the acquisition. Pursuant to Rule 12-g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, the Company elected to become the successor issuer to Erebus Corporation for reporting purposes under the Securities Exchange Act of 1934. For financial reporting purposes, the acquisition was treated as a recapitalization of the Company with the par value of the common stock charged to additional-paid-in capital.

         (C) BASIS OF PRESENTATION
         -------------------------

         The Company maintains its original records in United States dollars. The consolidated financial statements are expressed in United States dollars and have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States.

         (D) PRINCIPLES OF CONSOLIDATION
         -------------------------------

         The consolidated financial statements include the accounts of the Company and its subsidiary, Ignition Entertainment Limited. All significant inter-company transactions and balances have been eliminated.

         (E) FOREIGN CURRENCY TRANSACTIONS
         ---------------------------------

         The Company predominately uses the U.S. dollar as its functional currency. Foreign currency assets and liabilities are remeasured into U.S. dollars at end-of-period exchange rates. Revenue and expenses are remeasured at average exchange rates in effect during each period. Gains or losses from foreign currency remeasurement are included in net earnings. Certain foreign subsidiaries designate the local currency as their functional currency and related cumulative translation adjustments are included as a component of accumulated other comprehensive income.


         (F) USE OF ESTIMATES
         --------------------

         In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

         (G) CASH AND CASH EQUIVALENTS
         -----------------------------

         For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

         (H) FAIR VALUE OF FINANCIAL INSTRUMENTS
         ---------------------------------------

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.


         The carrying amounts of the Company's accounts receivable, accounts payable and accrued liabilities, and note and interest payable thereon approximates fair value due to the relatively short period to maturity for these instruments.]

         (I) ALLOWANCES FOR DOUBTFUL ACCOUNTS AND SALES RETURNS
         ------------------------------------------------------

         The Company makes judgments as to our ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing rates, based upon the age of the receivable. In determining these percentages, we analyze our historical collection experience and current economic trends. If the historical data we use to calculate the allowance provided for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected.

         The Company also records a provision for estimated sales returns and allowances on product and service related sales in the same period as the related revenues are recorded. These estimates are based on historical sales returns, analysis of credit memo data and other known factors. If the historical data we use to calculate these estimates do not properly reflect future returns, then a change in the allowances would be made in the period in which such a determination is made and revenues in that period could be adversely affected.

         (J) INVENTORY
         -------------

         Inventories, which consist primarily of system components, parts and supplies and completed games and other video accessories are stated at the lower of weighted average cost or market. The weighted average cost of inventories approximates the first-in, first-out ("FIFO") method. Management performs periodic assessments to determine the existence of obsolete, slow-moving and nonsalable inventories and records necessary provisions to reduce such inventories to net realizable value.

         (K) PLANT, PROPERTY AND EQUIPMENT
         ---------------------------------

         Plant, property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the shorter of the estimated useful lives of the assets or the applicable lease term for leasehold improvements ranging from 3 to 10 years. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon retirement or sale, the cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized currently.

         Depreciation expense for the six months ended June 30, 2002 was $24,925.

         (L) LONG-LIVED ASSETS
         ---------------------

         Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates that the asset is impaired, when the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset's carrying amount is written down to fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. The Company has not recognized any impairment loss during the six months ended June 30, 2002.

         (M) EXCESS OF COST OVER NET ASSETS ACQUIRED
         -------------------------------------------

         In accordance with SFAS No. 141, the Company allocates the purchase price of its acquisitions to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess purchase price over those fair values is recorded as "Excess of

         Cost Over Net Assets Aquired." The fair value assigned to intangible assets acquired is based on valuations prepared by independent third party appraisal firms using estimates and assumptions provided by management. In accordance with SFAS No. 142, goodwill and purchased intangibles with indefinite lives acquired after June 30, 2001 are not amortized but will be reviewed periodically for impairment. Purchased intangibles with finite lives will be amortized on a straight-line basis over their respective useful lives. There would be no effect on the Company's statement of operations as of and for the year ended Decmber 31, 2001, if SFAS No. 142 had been effective in 2001.

         (N) INCOME TAXES
         ----------------

         The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (O) CONCENTRATION OF CREDIT RISK
         --------------------------------

         The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

         (P) LOSS PER SHARE
         ------------------

         Basic and diluted net loss per common share for all periods presented is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". There were no common stock equivalents at June 30, 2002.


         (Q) BUSINESS SEGMENTS
         ---------------------

         The Company applies Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". The Company operates in one segment and therefore segment information is not presented.

         (R) REVENUE RECOGNITION
         -----------------------

         RISK AND UNCERTAINTIES
         ----------------------

         A significant portion of the Company's net sales are derived from software publishing and distribution activities, which are subject to increasing competition, rapid technological change and evolving consumer preferences, often resulting in the frequent introduction of new products and short product lifecycles. Accordingly, the Company's profitability and growth prospects depend upon its ability to continually acquire, develop and market new, commercially successful software products and obtain adequate financing. If the Company is unable to continue to acquire, develop and market commercially successful software products, its operating results and financial condition could be materially adversely affected in the near future.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties, capitalized software development costs and other intangibles, realization of deferred income taxes, valuation of inventories and the adequacy of allowances for returns, price protection and doubtful accounts. Actual amounts could differ significantly from these estimates.

         REVENUE RECOGNITION
         -------------------

         Publishing revenue is derived from the sale of internally developed interactive software titles or from the sale of titles licensed from third-party developers. Publishing revenue amounted to $90,000 and $0 for the three months ended June 30, 2002 and 2001, respectively, and $90,000 and $0 for the six months ended June 30, 2002 and 2001, respectively.

         Distribution revenue is derived from the sale of third-party interactive software titles and PowerAudit, accessories and hardware. Distribution revenue amounted to $407,326 and $0 for the three months ended June 30, 2002 and 2001, respectively and $407,326 and $0 for the six months ended June 30, 2002 and 2001, respectively.

         Sales of commercial software under the PowerAudit program amounted to $0 and $27,060 for the three months ended June 30, 2002 and 2001 respectively, and $0 and $54,120 for the six months ended June 30, 2002 and 2001, respectively.

         The Company recognizes revenue in accordance with Statement of Position ("SOP") 97-2 "Software Revenue Recognition", as amended by SOP 98-9 "Modification of SOP 97-2 Software Revenue Recognition with respect to Certain Transactions." SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 98-9 deals with the determination of vendor specific objective evidence of fair value in multiple element arrangements, such as maintenance agreements sold in conjunction with software packages. The Company's transactions generally include only one element, the interactive software game. The Company recognizes revenue when the price is fixed and determinable, there is persuasive evidence of an arrangement, the fulfillment of its obligations under any such arrangement and determination that collection is probable. Accordingly, revenue is recognized when title and all risks of loss are transferred to the customer, which is generally upon receipt by customer. The Company's payment arrangements with its customers provide primarily 60 day terms and to a limited extent with certain customers 30 or 90 day terms.

         The Company's distribution arrangements with customers generally do not give customers the right to return products; however, the Company at its discretion may accept product returns for stock balancing or defective products. In addition, the Company sometimes negotiates accommodations to customers, including price discounts, credits and product returns, when demand for specific products falls below expectations. The Company's publishing arrangements generally require the Company to accept product returns and provide price protection. The Company establishes a reserve for future returns and other allowances based primarily on its return policies, price protection policies and historical return rates. The Company may not have a reliable basis to estimate returns and price protection for certain customers or it may be unable to determine that collection of the receivable is probable. In such circumstances, the Company defers the revenues at the time of the sale and recognizes them when collection of the related receivable becomes probable or cash is received.

         The Company's agreements with licensors and developers generally provide it with exclusive publishing rights and require it to make advance royalty payments that are recouped against royalties due to the licensor or developer based on product sales. Prepaid royalties are amortized as cost of sales on a title-by-title basis based on the greater of the proportion of current year sales to total of current and estimated future sales for that title or the contractual royalty rate based on actual net product sales. The Company continually evaluates the recoverability of prepaid royalties and charges to cost of sales the amount that management determines is probable that will not be recouped at the contractual royalty rate in the period in which such determination is made. Prepaid royalties are classified as current and non-current assets based upon estimated net product sales within the next year. The Company had no prepaid royalties as of the June 30, 2002 balance sheet date.

         (S) NEW ACCOUNTING PRONOUNCEMENTS
         ---------------------------------

         The Financial Accounting Standards Board has recently issued several new Statements of Financial Accounting Standards. Statement No. 141, "Business Combinations" supersedes APB Opinion 16 and various related pronouncements. Pursuant to the new guidance in Statement No. 141, all business combinations must be accounted for under the purchase method of accounting; the pooling-of-interests method is no longer permitted. SFAS 141 also establishes new rules concerning the recognition of goodwill and other intangible assets arising in a purchase business combination and requires disclosure of more information concerning a business combination in the period in which it is completed. This statement is generally effective for business combinations initiated on or after July 1, 2001.

         Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations. Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized, as well as those that are not, are both subject to review for potential impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned at the date of the business combination.

         SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2001, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted.

         Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

         The adoption of these pronouncements will not have a material effect on the Company's financial position or results of operations.


NOTE 2   NOTES PAYABLE

         (A)  NOTES PAYABLE - SHORT-TERM
         -------------------------------

         The Company has a convertible note payable with Rainbow Investments International Limited ("RII") for $200,000 which was outstanding at March 31, 2002 and December 31, 2001. The note bears interest at 10% per annum and was due May 2001. As of March 31, 2002, accrued interest on the note amounted to $37,561. The debt and accrued interest is convertible to common stock at a conversion price equal to 80% of the average closing bid price per share during the ten trading days immediately prior to any such conversion. On July 16, 2001, the Company received notice from RII of their intent to convert the note and accrued interest to common stock. On June 28, 2002, the Company converted the note plus accrued interest into 2,410,916 shares of restricted common stock in full satisfaction of the outstanding obligation and accrued interest.

         DCD HOLDINGS, LTD. NOTE PAYABLE
         -------------------------------

         On February 16, 2002, the Company entered into a short-term loan agreement for (pound)600,000 (US $856,334) with DCD Holdings, Ltd., an unrelated party, that calls for repayment on April 30, 2002. The loan carries an interest rate of 4% above HSBC Bank base rate. Interest is payable monthly. On May 1, 2002, the Company agreed to repay this loan via the issuance of 4,000,000 shares of its restricted common stock valued at $.19 per share. The Company recorded a gain on the extinguishment of this loan in the amount of $96,334.

         (B)  NOTES PAYABLE - LONG-TERM
         ------------------------------

         On July 30, 2001, the Company entered into a two-year note with Berra Holdings, Ltd. to borrow up to $187,500 at 6% interest. As of June 30, 2002 and December 31, 2001, the Company has borrowed $129,020. The note is collateralized by 2,500,000 shares of common stock held in the name of Clarino Investment International, Ltd. Accrued interest of $6,179 is due Berra Holdings, Ltd. as of June 30, 2002.

         5% CONVERTIBLE DEBENTURE
         ------------------------

         In April 2002, IVP Technology raised $150,000 of gross proceeds from the issuance of convertible debentures. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

         The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $64,286, was recorded as an interest expense and a component of equity on the issuance date.

         Future maturities of long-term debt as of June 30, 2002 are as follows:

                                            AMOUNT
                                      -------------
                       2002              $        -
                       2003                 438,231
                       2004                 150,000
                       2005                 312,615
                       2006                       -
                                      -------------
                       Total           $    900,846

         LINE OF CREDIT FACILITY
         -----------------------

         On April 10, 2002 Ignition Entertainment entered into a (pound)1,000,000 revolving credit facility with Revelate Limited for the purpose of allowing Ignition to purchase goods and services from third party vendors. Under the terms of the revolving credit facility, Revelate will advance up to 60% of the purchase price of goods and services purchased by Ignition for its business. Ignition is obligated to pay Revelate Limited interest on each advance at a rate equal to 3% over the UK Bank Base rate, a 2% commission of total disbursements made on behalf of Ignition and a facility fee of (pound)500. Ignition's obligation to repay an advance is guaranteed by DcD Factors Plc. As of June 30, 2002, the Company has not borrowed any funds under the Revolving Credit Facility.

         DCD FACTORING AGREEMENT
         -----------------------

         On April 9, 2002, Ignition Entertainment entered into a one-year factoring agreement with DcD Factors Plc wherein Ignition has agreed to borrow and DcD has agreed to loan on a fully secured basis, up to (pound)500,000 to Ignition based on 75% of its eligible accounts receivables. Interest charged on amounts borrowed is equal to 3% above the UK Base Bank rate. Under the terms of the factoring agreement, DcD is obligated to remit, from time to time, excess collections to Ignition to the extent that collections on secured receivables exceed the sum of (i) advances made by DcD, (ii) interest and service charges on funds advanced, (iii) monthly services fees and (iv) customer discounts. Ignition has granted DcD a first lien and security interest in all of Ignition's assets, including its accounts receivable, inventories and intangible assets. In accordance with the provisions of SFAS 140, the Company has treated this Factoring Facility as a secured borrowing by Ignition and not as a sale of accounts receivable. As of June 30, 2002, Ignition has borrowed $309,211 from DcD Factors Plc and is reported as a current liability in the June 30, 2002 balance sheet as "Amounts Due DcD Factors."

NOTE 3   STOCKHOLDERS' EQUITY (DEFICIENCY)

         During 1998 the Company issued 8,363,000 common shares for cash of $39,610 and a related subscription receivable of $359,000 which was satisfied in 1999 with cash of $327,700 and an offset of $31,300 to due to stockholder.

         During 1998 the Company issued 2,000,000 common shares for past services. For financial reporting purposes, the stock was valued at its quoted trading price on the grant date resulting in an aggregate consulting expense of $3,000,000 recorded in 1998.

         During 1999 the Company issued 3,650,000 common shares for cash of $56,660 and a related subscription receivable of $136,350 which was collected in March 2000.

         During 1999 the Company issued 200,000 common shares for services. For financial reporting purposes the stock was valued at its quoted trading price on the grant dates resulting in expense of $10,000.

         During 1999 the Company issued 5,787,000 common shares valued at $1,215,270 in exchange for $483,100 of debt, customer deposits and accounts payable to unrelated parties. For financial reporting purposes the stock was valued at its quoted trading price on the settlement date. The Company recognized a $732,170 loss on extinguishment.

         During 1999 the Company issued 1,500,000 common shares for the extension of a licensing agreement. For financial statement purposes the stock was valued at its quoted trading price.

         During 2000, the Company issued 4,500,000 common shares for cash of $675,000 and 3,500,000 common shares for costs in connection with the offering, which were valued at $350,000. The value of the 3,500,000 shares of common stock is a direct offering cost and accordingly has been charged to equity in 2000.

         During 2000, 2,670,000 common shares were issued for services in the amount of $1,614,661. These shares were valued at the quoted trading price on the grant date. Deferred compensation in the amount of $316,286 was recorded during the year for unearned consulting services.

         In March 2000, the Company acquired all the outstanding shares of common stock of Erebus Corporation from the stockholders thereof in exchange for an aggregate of 350,000 shares of the Company's common stock at par value.

         During 2000, the Company issued 600,000 common shares valued at its quoted trading price. The stock was issued for payment of debt.

         In May 2000, the Company amended and extended its software distribution agreement. The agreement was extended to May 31, 2003 and the territory expanded to Switzerland. In consideration of the above the Company issued 1,000,000 common shares in August 2001 and increased the royalty fee from 5% to 7.5%. The shares were valued at $0.72 based upon the closing pricing at May 31, 2000. The $720,000 was originally recorded as common stock to be issued in the equity section of the balance sheet at December 31, 2000 and the cost of the agreement is being amortized over the remaining term of the agreement.

         As of December 31, 2000, the Company recognized $140,000 as licensing fee expense and recorded $580,000 for unearned licensing fee. The balance is deferred licensing fee and will be amortized on a pro-rata basis over the remaining life of the agreement.

         During 2001, the Company issued 9,512,000 common shares for services valued at the quoted trading price at the time of issuance. The total value of such issuances amounted to $893,000. The Company also incurred and recorded $50,000 of expenses for services rendered in 2001 for which it will issue 1,000,000 shares in 2002.

         During 2001, the Company rescinded 870,000 shares previously issued to consultants for non-performance of services. Such shares were valued at the original issued value which reflected market prices at the time of issuance.

         During the three months ended March 31, 2002, the Company issued 50,000,000 shares of its restricted common stock to Messrs. MacDonald, Hamilton, Birch, Villella and Bullock in accordance with the 9/17/01 Stock Purchase Agreement with International Technology Marketing. All shares are held in safekeeping pending completion of the escrow agreement.

         On or about March 25, 2002, the Company issued 500,000 shares of common stock to John Maxwell in lieu of compensation for services performed in 2001 as President of IVP Technology. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of issuance.

         On or about March 25, 2002, the Company issued 500,000 shares of common stock to John Trainor in lieu of compensation for services performed in 2001 as Secretary of IVP Technology. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of issuance.

         On or about March 25, 2002, the Company issued 2,375,600 shares of common stock valued at $.05 per share to Thomas Chown for the conversion of $118,780 of debts owed by the corporation for services performed in 2001.

         On or about March 25, 2002, the Company issued 1,000,000 shares of common stock to Buford Industries as conversion of a fee of $50,000 earned for introducing IVP to International Technology Marketing. These shares were valued at $0.05 per share, or an aggregate of $50,000, on the date of issuance.

         On or about March 25, 2002, the Company issued 50,000 shares of common stock to Ruffa and Ruffa, P.A. for payment of interest on outstanding legal bills for the year 2001 - 2002. These shares were valued at $0.10 per share, or an aggregate of $5,000, on the date of issuance.

         On or about March 25, 2002, the Company issued 1,000,000 shares of common stock to J. Stephen Smith to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year.

         On or about March 25, 2002, the Company issued 1,000,000 shares of common stock to Michael Sidrow to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of Mr. Sidrow's resignation from the board of directors.

         On or about March 25, 2002, the Company issued 1,000,000 shares of common stock to Robert King to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of Mr. King's resignation from the board of directors.

         On April 26, 2002, the Company issued 62,027 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered.

         On May 28, 2002, the Company acquired Ignition Entertainment Limited. IVP Technology will issue 15,000,000 shares of common stock and 3,500,000 shares of preferred stock as payment to Ignition over a period of two years from the date of the acquisition. Additionally, the management team of Ignition may earn up to 1,500,000 shares of preferred stock if certain revenue and net income goals are met at specific time periods. These shares will be held in escrow and disbursed by the escrow agent according to the escrow agreement.

         In May 2002, the Company entered into an agreement with Vanessa Land for marketing and advisory services connected with product marketing in the European Economic Community and North America. In relation with this agreement, IVP Technology issued 5,000,000 shares of common stock to Ms. Land. These shares were registered on a Form S-8 filed on May 3, 2002. These shares were valued at $.05 per share, or an aggregate of $250,000, on the date of issuance.

         On May 1, 2002, the Company agreed to issue 4,000,000 shares of its restricted common stock having a value of $760,000 in full settlement of its obligation to DcD Holdings Ltd.. IVP Technology issued these shares on or about August 6, 2002.

         On June 28, 2002, IVP Technology issued 2,410,916 shares of common stock to Rainbow Investments pursuant to the terms of our March 17, 2000 debt conversion agreement.

         On June 28, 2002, the Company issued 23,370 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered.

NOTE 4   INCOME TAXES

         Income tax expense (benefit) for the three-month periods ended June 30, 2002 and 2001 is summarized as follows:

                                                  2002            2001
                                             -------------    -------------
         Current:
         Federal                          $             -  $             -
         State                                          -                -
         Deferred-Federal and State                     -                -
                                             -------------    -------------
         Income tax expense (benefit)     $             -  $             -
                                             =============    =============

         The Company's tax expense differs from the "expected" tax expense for the three-month periods ended June 30, 2002 and 2001 as follows:

                                                  2002             2001
                                             -------------    -------------

         U.S. Federal income tax provision
           (benefit)                      $    (237,422)   $    (129,302)
         Effect of net operating loss
           carryforward                         237,422          129,302
                                             -------------    -------------

                                          $             -  $             -
                                             =============    =============

         At June 30, 2002 the Company had net operating loss carryforwards in excess of $15,000,000 for U.S. federal income tax purposes available to offset future taxable income expiring on various dates beginning in 2016 through 2021.


NOTE 5   AGREEMENTS

         (A)  SOFTWARE DISTRIBUTION AGREEMENTS
         -------------------------------------

         On March 30, 1999, the Company entered into a software distributing agreement granting the Company an exclusive right to distribute a software product known as "Power Audit" throughout the United States of America. (See below for subsequent amendments and extensions.) The significant terms and conditions governing the agreement are as follows:

         >    Payment by the Company of $50,000 in development funds.

         > Issuance of 500,000 in common shares of the Company to the owners and developers of the software upon its delivery, which was in October 1999.

         > Royalty payments of 20% on the first $500,000 of sales, 12.5% on sales between $500,000 and $1,000,000 and 5% on sales over $1,000,000.

         The agreement has a term of fourteen (14) months and could be terminated on six-month notice by either party. It can be extended on a year-to-year basis, provided the gross annual sales exceed $1,000,000 and all other terms are observed by the parties.

         In September 1999, for a consideration of the Company's issuance of an additional 1,000,000 common shares, the agreement was amended to include the European Economic Community in its distribution territory and payment of $4,200 per month for software support and services. The 1,500,000 common shares were issued in 1999 and were valued on the dates of the agreement and amendment based on the quoted trading prices. The resulting $220,000 value was presented as license fees, net of $106,000 accumulated amortization, as of December 31, 1999. During the year ended December 31, 2000, the remaining license fees of $114,000 were charged to operations as amortization expense.

         In May 2000, the parties agreed to amend and extend the software agreement for three years to May 31, 2003. The amended agreement expanded the territory to include the Country of Switzerland, required the Company to issue 1,000,000 common shares (SEE NOTE 3) and complete a financing of a minimum of $2,000,000 with a portion of the proceeds to be used to contract services of or to develop its own technical support and internal marketing group. In connection with the issuance of the common shares, the Company may be obligated to absorb costs relating to the registration of those shares. In addition, the Company is required to complete a minimum of twelve sales or licensing agreements of the software product prior to the expiration of the twelve-month period ending June 1, 2002. In the event that the minimum sales requirement is not met, the Company is required to compensate the Software Owner for unpaid royalties at the rate of $3,750 per sale shortfall up to the maximum of twelve, or $45,000, and issue 100,000 common shares. Lastly, the royalty fee for sales over $1,000,000 has been changed from 5% to 7.5%.

         On June 13, 2002, the Company notified the Licensor that it was canceling its license agreement effective immediately. As of the date of cancellation, the Company was obligated to issue 100,000 shares of common stock to the software owner.

         (B)  CONSULTING AGREEMENTS
         --------------------------

         On November 1, 1999 (the "Agreement Date") the Company entered into a consulting agreement whereby the consultant agreed to assist the Company in raising stipulated minimum equity capital and perform other consulting services. Payment of 3,500,000 common shares was placed in escrow with the issuance thereof contingent on raising the equity capital. In accordance with generally accepted accounting principles, the escrowed shares were not considered outstanding until released and therefore no value had been assigned to them. In 2000 these shares were released and were valued at the quoted trading price on the Agreement Date and charged to equity as an offering cost (SEE NOTE 3).

         On March 17, 2000, the Company entered into a consulting agreement with the former stockholder of the acquired inactive reporting shell company (SEE NOTE 1(B)). The consulting agreement states that one year after the execution of the agreement ("reset date"), the 350,000 common shares issued by the Company to the former stockholder shall be increased or decreased based upon the average closing price of the Company's stock 30 days prior to the reset date, so the value of the 350,000 shares will equal $500,000. The average closing price of the stock was $0.1487 per share. The Company is obligated to issue an additional 3,012,475 common shares to the consultant as an additional fee. As of June 30, 2002, the Company has not received a request for the additional shares.

         (C)  LICENSING AGREEMENT
         ------------------------

         On December 28, 2001, the Company entered into a two-year licensing agreement to distribute software used by the insurance industry, which agreement includes a non-exclusive right to sell such software to clients in North America, Mexico, Canada, and their overseas territories. The cost of such agreement was (pound)2,500,000 (US $3,620,268) and is being amortized over the two-year period of the agreement. Amortization expense for the three-month and six month periods ended June 30, 2002 was $452,534 and $905,068, respectively. Deferred licensing fees, net of amortization is included as an Other Asset on the balance sheet.

         Pursuant to the terms of this agreement, the Company is obligated to pay the Innovation Group, PLC $3,620,268 by December 31, 2002. The Company paid the Innovation Group, PLC approximately $714,000 in connection with the License.

         (D)  MARKETING AGREEMENT
         ------------------------

         On January 18, 2002, the Company entered into a one- year marketing agreement with Ms. Vanessa Land to provide product marketing and advisory services to the Company in the European Economic Community and North America territories. The Company issued 5,000,000 shares to the consultant on March 25, 2002 and were registered in a Form S-8 filed on May 3, 2002. The shares were valued at $.05 per share corresponding to the date that the Company's Board of Directors approved the grant of shares to Ms Land. The Company accounted for the cost of the marketing agreement by recording an expense for the entire cost in the amount of $250,000. Such expense is included in Consulting Fees on the Consolidated Statement of Operations.

         (E)  STOCK PURCHASE AGREEMENT
         -----------------------------

         On September 17, 2001, the Company entered into a stock purchase agreement to acquire 100% of the outstanding stock of International Technology Marketing, Inc. ("ITM"). The agreement calls for the Company to issue 50,000,000 shares, which will be held in escrow subject to the Company reaching certain sales milestones. The agreement also calls for the Company to reimburse the shareholders of ITM in their efforts to meet the sales milestones.

         The sales milestones reached after the closing are as follows:

         > Upon achieving revenues of $500,000 the escrow agent will release 10,000,000 shares.

         > Upon achieving an additional $500,000 of revenues the escrow agent will release another 10,000,000 shares.

         > Upon achieving $2,000,000 in cumulative revenues the escrow agent will release another 10,000,000 shares.

         > Upon achieving $6,000,000 in cumulative revenues the escrow agent will release another 10,000,000 shares.

         >    Upon  reaching   $16,200,000  in  cumulative  revenues  the  final
              10,000,000 shares will be released.


         Pending execution of the escrow agreement, IVP Technology is holding these shares for the benefit of the former shareholders of International Technology Marketing. The former shareholders of ITM include the Company's current management group. The Company has not recorded any amounts associated with the acquisition of ITM which had no assets and/or liabilities on the date of acquisition. The contingent shares to be issued will be issued to the principal owners of ITM upon the attainment of certain performance goals as described above. In return, the principal owners will perform management and marketing services to the Company. Upon attainment of each performance milestone, the Company will record the issuance of stock as compensation expense in the period earned.

         (F)  CORNELL CAPITAL PARTNERS, L.P. EQUITY LINE OF CREDIT AGREEMENT
         -------------------------------------------------------------------

         In April 2002, IVP Technology entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Under this agreement, IVP Technology may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10.0 million. Subject to certain conditions, IVP Technology will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 92% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $425,000 in any thirty-day period. IVP Technology paid Cornell a one-time fee equal to $340,000, payable in 3,032,000 shares of common stock. Cornell Capital Partners is entitled to retain 3.0% of each advance. In addition, IVP Technology entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, IVP Technology paid a one-time placement agent fee of 100,000 shares of common stock, which were valued at $0.10 per share, or an aggregate of $10,000, on the date of issuance. IVP Technology agreed to pay Danson Partners, LLC, a consultant, a one-time fee of $200,000 for its work in connection with consulting the company on various financial matters. Of the fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

         (G)  MONTPELIER LIMITED
         -----------------------

         On June 1, 2002, Ignition Entertainment Limited entered into a consulting agreement with Montpelier Limited ("Montpelier") whereby Montpelier will provide business development and financial advice to Ignition. Under the terms of the agreement, Ignition is obligated to pay Montpelier annually (pound)179,850 ($262,970) in equal monthly installments. Additionally, Montpelier was entitled to receive a signing bonus of (pound)29,975 ($43,828) upon execution of the agreement. The cost of this agreement will be borne by Ignition and Montpelier will be paid out of Ignition's operating cash flow.

NOTE 6   ACQUISITION OF IGNITION ENTERTAINMENT LIMITED


         On May 28, 2002, the Company acquired 100% of the stock of Ignition Entertainment Limited, a UK corporation, that specializes in the design, development, licensing, publishing and distribution of personal computer, mobile devices and game console software and accessories. This acquisition is the Company's first step in expanding the Company's business from an enterprise software distributor to a developer, publisher and licensor of consumer software entertainment and video games. This acquisition was made pursuant to the Company agreeing to issue 15,000,000 shares of unregistered common stock and 3,500,000 of unregistered preferred stock convertible into 35,000,000 shares of common stock, collectively valued at $0.13687 per share for a total purchase price of $6,843,509. As agreed by the parties, the purchase price was determined by using the weighted average share price of the Company's common stock for the 60 day period prior to entering into acquisition discussions. These shares will be held in escrow until disbursed in accordance with the terms of the escrow agreement. IVP has also agreed to offer incentive payments to certain parties in connection with the Ignition acquisition (the "Incentive Stock") DCD Holdings will receive 5,000,000 shares of IVP's common stock 90 to 180 days after May 28, 2002 for maintaining adequate factoring and letter of credit lines for Ignition. The Ignition management team will also have the opportunity to earn an additional 1,500,000 shares of convertible preferred shares over three years, which are also convertible into 15,000,000 shares of IVP Technology common stock, for key employees and shareholders depending upon the attainment of certain levels of gross revenues and net income. This acquisition has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. The Company acquired net tangible assets of $1,291,060. The excess of the consideration given over the fair value of net assets acquired has been recorded as goodwill of $5,552,449. The Company will account for the purchased goodwill in accordance with the provisions of SFAS 142. The non-incentive common stock that the Company is obligated to issue for the purchase of Ignition's net assets is recorded in the Equity section of the balance sheet as Common Stock to be Issued. The liability associated with any Incentive Stock issuable in conjunction with this acquisition based on the achievement of certain revenue and net income results over a two-year period will be recorded as additional goodwill as payout thresholds are achieved.

         The following unaudited pro forma consolidated results of operations are presented as if the acquisition of Ignition had been made at the beginning of the periods presented:

                                          SIX MONTHS ENDED   FISCAL YEAR ENDED
                                           JUNE 30, 2002     DECEMBER 31, 2001
                                         ------------------ -------------------

           Net sales                      $     1,454,865      $      67,358
           Net earnings (loss)                 (4,189,115)        (1,211,148)
           Basic and diluted earnings
            (loss) per common shares      $        (.05)       $        (.03)

         The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.

NOTE 7   GOING CONCERN

         As reflected in the accompanying financial statements, the Company's recurring losses during the development stage of $12,883,106, and its working capital deficiency of $2,681,835 raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

         The Company has entered into new license and marketing agreements (SEE NOTES 5(C), (D)), has raised equity capital (SEE NOTE 5(F)), and has expanded its business operations (SEE NOTE 6). Management believes that actions taken to obtain additional funding and to expand its products and operations, provide the opportunity for the Company to continue as a going concern.

NOTE 8   SUBSEQUENT EVENTS

         ACQUISITION OF SPRINGBOARD TECHNOLOGY SOLUTIONS, INC.
         -----------------------------------------------------

         On July 1, 2002, IVP Technology acquired all the outstanding shares of Springboard Technology Solutions, Inc. for consideration of 2,000 common shares on the basis of a one for one exchange. Springboard Technology Solutions Inc. was owned by the former shareholders of International Technology Marketing Inc., including Brian MacDonald, Peter Hamilton, Kevin Birch and Geno Villella, all of whom are officers of IVP Technology, and has provided the physical infrastructure for IVP Technology Corporation since December, 2001. Springboard Technology is a data solutions company that provides network solutions, web and software development and data interface services, which has been in operation for three years. At the time of acquisition, Springboard Technology had 10 full time employees and consultants excluding the management of IVP Technology.

         The Company's acquisition of Springboard is not considered a "significant" or material event because Springboard's net assets and results of operations are less than 10% of the Company's consolidated balance sheet and results of operations. The Company has accounted for the Springboard acquisition under the purchase method of accounting .

                           IVP TECHNOLOGY CORPORATION
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                        CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2001

                           IVP TECHNOLOGY CORPORATION
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                                    CONTENTS


PAGE       1          INDEPENDENT AUDITORS' REPORT

PAGE       2          CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2001

PAGE       3          CONSOLIDATED  STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
                      DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM JANUARY
                      1, 1998  (INCEPTION OF DEVELOPMENT  STAGE) TO DECEMBER 31,
                      2001

PAGE       4          CONSOLIDATED   STATEMENT   OF  CHANGES  IN   STOCKHOLDERS'
                      DEFICIENCY FOR THE PERIOD FROM JANUARY 1, 1998  (INCEPTION
                      OF DEVELOPMENT STAGE) TO DECEMBER 31, 2001

PAGE       5          CONSOLIDATED  STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
                      DECEMBER 31, 2001 AND 2000 AND FOR THE PERIOD FROM JANUARY
                      1, 1998  (INCEPTION OF DEVELOPMENT  STAGE) TO DECEMBER 31,
                      2001

PAGES    6-15         NOTES TO CONSOLIDATED  FINANCIAL STATEMENTS AS OF DECEMBER
                      31, 2001

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
IVP Technology Corporation
(A development stage company)


We have audited the accompanying consolidated balance sheet of IVP Technology Corporation and Subsidiaries (a development stage company) as of December 31, 2001 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the two years then ended and for the period from January 1, 1998 (inception of development stage) to December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IVP Technology Corporation and Subsidiaries as of December 31, 2001 and the results of their operations and their cash flows for each of the two years then ended and for the period from January 1, 1998 (inception of development stage) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Company's recurring losses during the development stage of $12,883,106, working capital deficiency of $4,334,448 and stockholders' deficiency of $862,165, raise substantial doubt about its ability to continue as a going concern. Management's Plan in regards to these matters is also described in Note 7. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



WEINBERG & COMPANY, P.A.


Boca Raton, Florida
March 8, 2002

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STATE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
                             AS OF DECEMBER 31, 2001

                                     ASSETS
                                     ------

CURRENT ASSETS
  Cash                                            $               232
                                                     ------------------
    Total Current Assets                                          232
                                                     ------------------

OTHER ASSETS
  Miscellaneous receivable                                        872
  Deferred licensing fee, net of amortization               3,600,431
                                                     ------------------
    Total Other Assets                                      3,601,303
                                                     ------------------

TOTAL ASSETS                                      $         3,601,535
                                                     ==================


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                    ----------------------------------------

CURRENT LIABILITIES
  Accounts payable and accrued liabilities        $           479,571
  Accounts payable - license agreement                      3,620,268
  Note payable                                                200,000
  Interest payable                                             34,841
                                                     ------------------
    Total Current Liabilities                               4,334,680
                                                     ------------------

NOTE PAYABLE - LONG-TERM                                      129,020
                                                     ------------------

STOCKHOLDERS' DEFICIENCY
  Preferred stock, $.001 par value, 50,000,000
   shares authorized, none issued and outstanding                   -
  Common stock, $.001 par value 150,000,000 shares
   authorized, 48,752,848 issued and outstanding               48,753
  Common stock to be issued                                    50,000
  Additional paid-in capital                               13,238,354
  Accumulated deficit (accumulated in development
   stage $12,883,106 in 2001)                             (13,859,272)
                                                     ------------------
                                                             (522,165)
  Less deferred compensation and licensing fee               (340,000)
                                                     ------------------

TOTAL STOCKHOLDERS' DEFICIENCY                               (862,165)
                                                     ------------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY    $         3,601,535
----------------------------------------------       ==================

          See accompanying notes to consolidated financial statements.

                                 IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                       (A DEVELOPMENT STAGE COMPANY)
                                   CONSOLIDATED STATEMENTS OF OPERATIONS
                                   -------------------------------------

                                                                                                 CUMULATIVE FROM
                                                                                                 JANUARY 1, 1998
                                                                                                  (INCEPTION OF
                                                       FOR THE YEAR         FOR THE YEAR           DEVELOPMENT
                                                           ENDED                ENDED               STAGE) TO
                                                       DECEMBER 31,         DECEMBER 31,          DECEMBER 31,
                                                           2001                 2000                  2001
                                                      ----------------     ----------------     ------------------

REVENUE                                            $          67,358    $          40,002    $           107,360
                                                      ----------------     ----------------     ------------------
OPERATING EXPENSES
Amortization                                                  19,837              114,000                239,837
Interest                                                      22,341               12,501                 62,303
Legal and accounting                                         125,715              215,569                551,964
Management fees                                                 -                 308,841                758,841
Development and licensing fees and
 software support                                            723,527              355,109                655,414
Consulting fees                                              387,086            1,637,279              5,421,351
Other                                                           -                 162,312                568,586
                                                      ----------------     ----------------     ------------------
  Total Operating Expenses                                  1,278,506           2,805,611              8,258,296
                                                      ----------------     ----------------     ------------------

LOSS FROM OPERATIONS                                      (1,211,148)          (2,765,609)            (8,150,936)

OTHER EXPENSE
Write-off of goodwill and other costs                           -                    -                (4,000,000)
                                                      ----------------     ----------------     ------------------

LOSS BEFORE EXTRAORDINARY ITEM                            (1,211,148)          (2,765,609)           (12,150,936)
                                                      ----------------     ----------------     ------------------

EXTRAORDINARY ITEM
Loss on extinguishment of debt                                  -                    -                  (732,170)
                                                      ----------------     ----------------     ------------------

NET LOSS                                           $      (1,211,148)   $      (2,765,609)   $       (12,883,106)
                                                      ================     ================     ==================

LOSS PER SHARE                                     $           (0.03)   $           (0.08)   $             (0.48)
                                                      ================     ================     ==================

WEIGHTED AVERAGE NUMBER OF OUTSTANDING
 COMMON SHARES                                             44,855,321           33,449,427             26,975,568
                                                      ================     ================     ==================

                                      See accompanying notes to consolidated financial statements.


                                            IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                                   (A DEVELOPMENT STAGE COMPANY)
                                         CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                     FOR THE PERIOD FROM JANUARY 1, 1998 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31, 2001
                     -----------------------------------------------------------------------------------------
                                         Additional                                                           Deferred
                       Common Stock       Paid-In     Accumulated   Subscription Common Stock To Be Issued  Compensation
                     Shares     Amount    Capital       Deficit      Receivable     Shares       Account     and Services   Total
                    ---------- -------- ------------- ------------- ------------ ------------ ------------  ------------ -----------

Balance,
  December 31,
  1997               5,990,848  $ 5,991  $  4,407,725  $  (976,166)  $    -             -     $       -     $         -  $ 3,437,550

Stock issued
  for cash and
  subscriptions      8,363,000    8,363       390,247          -      (359,000)         -             -              -       39,610
Stock issued
  for services       2,000,000    2,000     2,998,000          -          -             -             -              -    3,000,000
Net loss 1998              -         -             -    (7,086,094)       -             -             -              -   (7,086,094)
                    ----------  -------- ------------- ------------- ----------- -----------  ------------  ------------ -----------


Balance,
  December 31,
  1998              16,353,848   16,354     7,795,972   (8,062,260)   (359,000)         -             -              -     (608,934)

Stock issued
  for cash           3,650,000    3,650       189,360          -      (136,350)         -             -              -       56,660
Cash collected            -          -             -           -       359,000          -             -              -      359,000
Stock issued
  for services         200,000      200         9,800          -          -             -             -              -       10,000
Stock issued
  for debt           5,787,000    5,787     1,209,483          -          -             -             -              -    1,215,270
Stock issued
  for license        1,500,000    1,500       218,500          -          -             -             -              -      220,000
Net loss 1999             -          -             -    (1,820,255)       -             -             -              -   (1,820,255)
                    ----------  -------- ------------- ------------- ----------- -----------  ------------  ------------ -----------

Balance,
  December 31,
  1999              27,490,848   27,491     9,423,115   (9,882,515)   (136,350)         -             -              -     (568,259)

Stock issued
  for cash and
  offering costs     8,000,000    8,000       667,000          -          -             -             -              -      675,000
Cash collected           -           -             -           -       136,350          -             -              -      136,350
Stock issued
  for services       2,670,000    2,670     1,611,991          -          -                                   (316,286)   1,298,375
Stock issued
  for company
  recapitalization     350,000      350          (350)         -          -             -             -              -           -
Stock issued
  for debt             600,000      600       449,400          -          -                                          -      450,000
Stock to be
  issued                  -          -             -           -          -       1,000,000       720,000                   720,000
Stock issued
 for licensing fee        -          -             -           -          -                                   (580,000)    (580,000)

Net loss, 2000            -          -             -    (2,765,609)       -            -             -               -   (2,765,609)
                    ----------  -------- ------------- ------------- ----------- -----------  ------------  ------------ -----------

Balance,
  December 31,
  2000              39,110,848  $ 39,111 $ 12,151,156  $(12,648,124)      -       1,000,000   $   720,000   $ (896,286)  $ (634,143)

Stock issued
  for services       9,512,000    9,512       883,488         -           -            -             -               -      893,000
Stock issued         1,000,000    1,000       719,000         -           -      (1,000,000)     (720,000)           -          -
Stock rescission      (870,000)    (870)     (515,290)        -           -            -             -               -     (516,160)
Deferred cost
  recognized            -          -             -            -           -            -             -         556,286      556,286
Stock to be
  issued for
  services              -          -             -            -           -       1,000,000        50,000            -       50,000
Net loss, 2001          -          -             -       (1,211,148)      -            -             -               -   (1,211,148)
                    ----------  -------- ------------- ------------- ----------- -----------  ------------  ------------ -----------
BALANCE,
  DECEMBER 31,
  2001              48,752,848  $ 48,753 $ 13,238,354  $(13,859,272)      -       1,000,000   $    50,000     (340,000)  $ (862,165)
                    ==========  ======== ============= ============= =========== ===========  ============  ============ ===========


                                    See accompanying notes to consolidated financial statements.


                                            IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            --------------------------------------------
                                                                                                                   CUMULATIVE
                                                                                                                 FROM JANUARY 1,
                                                                                                                 1998 (INCEPTION
                                                                                                                 OF DEVELOPMENT
                                                                                 YEAR ENDED      YEAR ENDED         STAGE) TO
                                                                                DECEMBER 31,      DECEMBER        DECEMBER 31,
                                                                                   2001           31, 2000            2001
                                                                              --------------    -------------   ----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                    $  (1,211,148)    $ (2,765,609)    $  (12,883,106)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Loss on extinguishment of debt                                                       -                -             732,170
    Write-off of goodwill and other costs                                                -                -           4,000,000
    Stock issued for services                                                       743,126        1,298,375          5,051,501
    Stock issued for licensing fee                                                  240,000          140,000            380,000
    Amortization                                                                     19,837          114,000            239,837
  Changes in operating assets and liabilities:
    (Increase) decrease in:
    Accounts receivable                                                               6,452           (6,452)                -
    Increase (decrease) in:
    Accounts payable and accrued expenses                                            49,181          196,977            408,442
    Management fees payable                                                              -                -             450,000
    Interest payable                                                                 22,340           12,501             34,841
                                                                              --------------    -------------    ---------------
      Net Cash Used In Operating Activities                                        (130,212)      (1,010,208)        (1,586,315)
                                                                              --------------    -------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Minority interest                                                                      -                -                 400
  Other                                                                                  -                -                 400
                                                                              --------------    -------------    ---------------
    Net Cash Provided By Investing Activities                                            -                -                 800
                                                                              --------------    -------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net of subscriptions                           -           811,351          1,235,321
  Proceeds from loans and notes                                                     129,020          200,000            343,355
  Proceeds from stockholders                                                             -                -               6,618
                                                                              --------------    -------------    ---------------
    Net Cash Provided By Financing Activities                                       129,020        1,011,351          1,585,294
                                                                              --------------    -------------    ---------------

NET INCREASE (DECREASE) IN CASH                                                      (1,192)           1,143               (221)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                      1,424              281                453
                                                                              --------------    -------------    ---------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                    $         232     $      1,424     $          232
                                                                              ==============    =============    ===============

SUPPLEMENTAL DISCLOSURE OF NON - CASH FINANCING ACTIVITIES:

Acquisition of license agreement for short-term payable                       $   3,620,268     $         -      $    3,620,268
                                                                              ==============    =============    ===============
Issuance of 600,000 shares of common stock to settle management
  fee payable                                                                 $          -      $    450,000     $      450,000
                                                                              ==============    =============    ===============

                                   See accompanying notes to consolidated financial statements.


                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2001
                             -----------------------


NOTE 1      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) ORGANIZATION


Mountain Chief, Inc. was incorporated in the State of Nevada on February 11, 1994. This name was subsequently changed by Articles of Amendment dated November 16, 1994 to IVP Technology Corporation (the "Company"). The Company was granted an extra-provincial license by the Province of Ontario on June 20, 1995 to carry on business in Ontario, Canada. Prior to 1998, the Company was involved with various unsuccessful activities relating to the sale of technology products and then became inactive in 1997. The Company began negotiations with a third party in 1998 to become an exclusive distributor of software and therefore is considered to have re-entered the development stage on January 1, 1998 (Inception of Development Stage). Activities from inception of development stage included raising of capital and negotiations and acquisition of software distribution licenses (See Note 6).


(B) ACQUISITION


Effective March 2000, the Company acquired all the outstanding shares of common stock of Erebus Corporation, an inactive reporting shell company with no assets or liabilities, from the stockholders thereof in an exchange for an aggregate of 350,000 shares of the Company's common stock and paid $200,000 of consulting expenses in connection with the acquisition. Pursuant to Rule 12-g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, the
Company elected to become the successor issuer to Erebus Corporation for reporting purposes under the Securities Exchange Act of 1934. For financial reporting purposes, the acquisition was treated as a recapitalization of the Company with the par value of the common stock charged to additional-paid-in capital.


(C) BASIS OF PRESENTATION


The Company maintains its original records in United States dollars. The consolidated financial statements are expressed in United States dollars and have been prepared in accordance with generally accepted accounting principles
(GAAP) in the United States.


(D) PRINCIPLES OF CONSOLIDATION


The consolidated financial statements include the accounts of the Company and its inactive subsidiaries, Lanvoice Corporation and Erebus Corporation. All significant inter-company transactions and balances have been eliminated.

(E) FOREIGN CURRENCY TRANSLATION

The Company predominately uses the U.S. dollar as its functional currency. Foreign currency assets and liabilities are remeasured into U.S. dollars at end-of-period exchange rates. Revenue and expenses are remeasured at average exchange rates in effect during each period. Gains or losses from foreign currency remeasurement are included in net earnings. Certain foreign subsidiaries designate the local currency as their functional currency and related cumulative translation adjustments are included as a component of accumulated other comprehensive income.


(F) USE OF ESTIMATES

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(G) CASH AND CASH EQUIVALENTS


For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.


(H) FAIR VALUE OF FINANCIAL INSTRUMENTS


Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company's accounts receivable, accounts payable and accrued liabilities, and note and interest payable thereon approximates fair value due to the relatively short period to maturity for these instruments.


(I) INCOME TAXES


The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


(J) CONCENTRATION OF CREDIT RISK


The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.


(K) LOSS PER SHARE

Basic and diluted net loss per common share for all periods presented is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". There were no common stock equivalents at December 31, 2000 and 1999.


(L) LONG-LIVED ASSETS

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates that the asset is impaired, when the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset's carrying amount is written down to fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. The Company has not recognized any impairment loss during the year ended December 31, 2001.

(M) BUSINESS SEGMENTS

The  Company  applies  Statement  of  Financial  Accounting  Standards  No.  131
"Disclosures about Segments of an Enterprise and Related Information". The Company operates in one segment and therefore segment information is not presented.

(N) REVENUE RECOGNITION

The Company derives its revenues solely from the licensing of the PowerAudit software. No revenue is derived for support services such as, consulting, education and outsourcing revenues. While the basis for software license revenue recognition is substantially governed by the provisions of Statement of Position No. 97-2, SOFTWARE REVENUE RECOGNITION,issued by the American Institute of Certified Public Accountants (SOP 97-2), we exercise judgment and use estimates in connection with the determination of the amount of software license and services revenues to be recognized in each accounting period.

The Company's software license arrangements do not allow for any modification or customization of the underlying software. Consequently, the Company recognizes revenue when: (1) it enters into a legally binding arrangement with a customer for the license of software; (2) it delivers the products or perform the services; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties and (4) collection is probable. All of the Company's license revenues are recognized in this manner.

(O) NEW ACCOUNTING PRONOUNCEMENTS


The Financial Accounting Standards Board has recently issued several new Statements of Financial Accounting Standards. Statement No. 141, "Business Combinations" supersedes APB Opinion 16 and various related pronouncements. Pursuant to the new guidance in Statement No. 141, all business combinations must be accounted for under the purchase method of accounting; the pooling-of-interests method is no longer permitted. SFAS 141 also establishes new rules concerning the recognition of goodwill and other intangible assets arising in a purchase business combination and requires disclosure of more information concerning a business combination in the period in which it is completed. This statement is generally effective for business combinations initiated on or after July 1, 2001.

Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations. Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized as well as those that are not, are both subject to review for potential impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned to at the date of the business combination.

SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2001, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted.

Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.


The adoption of these pronouncements will not have a material effect on the Company's financial position or results of operations.



NOTE 2      MANAGEMENT FEES PAYABLE


During 2000, the Company settled disputes with three former directors relating to services performed through December 31, 1999 by issuing 600,000 common shares valued at $450,000. The stock was valued at its quoted trading price on the settlement date and the resulting management fees had been expensed and accrued through December 31, 1999.


NOTE 3      NOTES PAYABLE

(A) NOTE PAYABLE - SHORT-TERM


The Company has a convertible note payable with Rainbow Investments International Limited ("RII") for $200,000 which is outstanding at December 31, 2001. The note bears interest at 10% per annum and was due May 2001. As of December 31, 2001, accrued interest on the note amounted to $34,841. The debt and accrued interest is convertible to common stock at a conversion price equal to 80% of the average closing bid price per share during the ten trading days immediately prior to any such conversion. On July 16, 2001, the Company received notice from RII of their intent to convert the note and accrued interest to common stock. The Company intends to convert such note payable, however, as of December 31, 2001 the conversion has not taken place.

(B) NOTE PAYABLE - LONG-TERM


On July 30, 2001, the Company entered into a two-year note with Berra Holdings, Ltd. to borrow up to $187,500 at 6% interest. As of December 31, 2001 the Company has borrowed $129,020. The note is collateralized by 2,500,000 shares of common stock held in the name of Clarino Investment International, Ltd., an unrelated party.

Future maturities of long-term debt as of December 31, 2001 are as follows:

                                               AMOUNT
                                            ---------
                       2002                 $ 200,000
                       2003                   129,020
                                            ---------
                       Total                $ 329,020


NOTE 4      EQUITY

The Company's Capital Stock consists of common and preferred stock. As of December 31, 2001, no preferred stock is outstanding and the Company's Board of Directors have not yet determined the terms and conditions of the preferred stock. Holders of common stock are entitled to one vote per share. At December 31, 2001, the Company had 48,752,848 shares of common stock outstanding.

During 1998 the Company issued 8,363,000 common shares for cash of $39,610 and a related subscription receivable of $359,000 which was satisfied in 1999 with cash of $327,700 and an offset of $31,300 to due to stockholder.

During 1998 the Company issued 2,000,000 common shares for past services. For financial reporting purposes, the stock was valued at its quoted trading price on the grant date resulting in an aggregate consulting expense of $3,000,000 recorded in 1998.

During 1999 the Company issued 3,650,000 common shares for cash of $56,660 and a related subscription receivable of $136,350 which was collected in March 2000.

During 1999 the Company issued 200,000 common shares for services. For financial reporting purposes the stock was valued at its quoted trading price on the grant dates resulting in expense of $10,000.

During 1999 the Company issued 5,787,000 common shares valued at $1,215,270 in exchange for $483,100 of debt, customer deposits and accounts payable to unrelated parties. For financial reporting purposes the stock was valued at its quoted trading price on the settlement date. The Company recognized a $732,170 loss on extinguishment.

During 1999 the Company issued 1,500,000 common shares for the extension of a licensing agreement. For financial statement purposes the stock was valued at its quoted trading price.

During 2000, the Company issued 4,500,000 common shares for cash of $675,000 and 3,500,000 common shares for costs in connection with the offering, which were valued at $350,000. The value of the 3,500,000 shares of common stock is a direct offering cost and accordingly has been charged to equity in 2000 (See
Note 6(B)).


During 2000, 2,670,000 common shares were issued for services in the amount of $1,614,661. These shares were valued at the quoted trading price on the grant date. Deferred compensation in the amount of $316,286 was recorded during the year for unearned consulting services.


In March 2000, the Company acquired all the outstanding shares of common stock of Erebus Corporation from the stockholders thereof in exchange for an aggregate of 350,000 shares of the Company's common stock at par value. The stock issued was valued at its quoted trading price on the grant date. The acquisition of all of the outstanding shares of Erebus Corporation was accounted for as a recapitalization (See Note 1(B)).

During 2000, the Company issued 600,000 common shares valued at its quoted trading price. The stock was issued for payment of debt (See Note 2).

In May 2000, the Company amended and extended its software distribution agreement. The agreement was extended to May 31, 2003 and the territory expanded to Switzerland. In consideration of the above the Company issued 1,000,000 common shares in August 2001 and increased the royalty fee from 5% to 7.5%. The shares were valued at $0.72 based upon the closing pricing at May 31, 2000. The $720,000 was originally recorded as common stock to be issued in the equity section of the balance sheet at December 31, 2000 and the cost of the agreement is being amortized over the remaining term of the agreement (See Note 8(A)).

As of December 31, 2000, the Company recognized $140,000 as licensing fee expense and recorded $580,000 for unearned licensing fee. The balance is deferred licensing fee and will be amortized on a pro-rata basis over the remaining life of the agreement.

During 2001, the Company issued 9,512,000 common shares for services valued at the quoted trading price at the time of issuance. The total value of such issuances amounted to $893,000. The Company also incurred and recorded $50,000 of expenses for services rendered in 2001 for which it will issue 1,000,000 shares in 2002.

During  2001,  the  Company   rescinded  870,000  shares  previously  issued  to
consultants for non-performance of services. Such shares were valued at the original issued value which reflected market prices at the time of issuance.


NOTE 5      INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2001 and 2000 is summarized as follows:

                                                   2001                2000
                                               ------------        -------------

   Current:
    Federal                                  $          -        $          -
    State                                               -                   -
    Deferred-Federal and State                          -                   -
                                               ------------        -------------
   Income tax expense (benefit)              $          -        $          -
                                               ============        =============


The Company's tax expense differs from the "expected" tax expense for the years ended December 31, 2001 and 2000, as follows:


                                                   2001                2000
                                               ------------        -------------

   U.S. Federal income tax provision
   (benefit)                                 $    (411,800)      $    (940,300)
   Effect of net operating loss carryforward       411,800             940,300
                                               ------------        -------------
                                             $         -         $          -
                                               ============        =============


The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31 are as follows:


                                                   2001                2000
                                               ------------        -------------

   Deferred tax assets:
   Net operating loss carryforward            $  4,712,200     $    4,300,400
                                               ------------        -------------
    Total gross deferred tax assets              4,712,200          4,300,400
   Less valuation allowance                      4,712,200          4,300,400
                                               ------------        -------------
    Net deferred tax assets                   $        -       $          -
                                               ============        =============

At December 31, 2001, the Company had net operating loss carryforwards of approximately $13,859,300, for U.S. federal income tax purposes available to offset future taxable income expiring on various dates beginning in 2016 through 2021.


The valuation allowance at January 1, 2001 was approximately $4,300,400. The net change in the valuation allowance during the year ended December 31, 2000 was an increase of approximately $411,800.

NOTE 6      AGREEMENTS

(A) SOFTWARE DISTRIBUTION AGREEMENTS


On March 30, 1999, the Company entered into a software distributing agreement, granting the Company an exclusive right to distribute a software product known as "Power Audit" throughout the United States of America. (See below for subsequent amendments and extensions.) The significant terms and conditions governing the agreement are as follows:

1.       Payment by the Company of $50,000 in development funds.

2. Issuance of 500,000 in common shares of the Company to the owners and developers of the software upon its delivery, which was in October 1999.

3. The Company is to pay royalties at 20% on the first $500,000 of sales. Between $500,000 and $1,000,000 the Company will pay 12.5% on sales and 5% on sales over $1,000,000.


The agreement has a term of fourteen (14) months and could be terminated on six-month notice by either party. It can be extended on a year to year basis, provided the gross annual sales exceed $1,000,000 and all other terms are observed by the parties.


In September 1999, for a consideration of the Company's issuance of an additional 1,000,000 common shares, the agreement was amended to include the European Economic Community in its distribution territory and payment of $4,200 per month for software support and services. The 1,500,000 common shares were issued in 1999 and were valued on the agreement and amendment dates based on the quoted trading price. The resulting $220,000 value was presented as license fees, net of $106,000 accumulated amortization, as of December 31, 1999. During the year ended December 31, 2000, the remaining license fees of $114,000 have been charged to operations as amortization expense. The license fees are amortized over the contract life.

In May 2000, the parties agreed to amend and extend the software agreement for three years to May 31, 2003. The amended agreement expanded the territory to include the Country of Switzerland, required the Company to issue 1,000,000 common shares (See Note 4) and complete a financing of a minimum of $2,000,000 with a portion of the proceeds to be used to contract services of or to develop its own technical support and internal marketing group. In connection with the issuance of the common shares, the Company may be obligated to absorb costs relating to the registration of those shares. As of the date of these financial statements, the cost to register those shares has not been determined. In addition, the Company is required to secure a minimum of twelve (12) purchases of the software product prior to the expiration of the twelve-month period ending June 1, 2001. In the event that the minimum sales requirement is not met, the Company is required to compensate the Software Owner for unearned royalties at the rate of $3,750 per unrealized sale up to the maximum of twelve (12) or $45,000 and issue 100,000 common shares. Lastly, the royalty fee for sales over $1,000,000 has been changed from 5% to 7.5%.


(B) CONSULTING AGREEMENTS


On November 1, 1999 (the "Agreement Date") the Company entered into a consulting agreement whereby the consultant agreed to assist the Company in raising stipulated minimum equity capital and perform other consulting services. Payment of 3,500,000 common shares has been placed in escrow and the issuance was contingent on raising the equity capital. In accordance with generally accepted accounting principles, the escrowed shares were not considered outstanding until released and therefore no value had been assigned to them. In 2000 these shares were released and were valued at the quoted trading price on the Agreement Date and charged to equity as an offering cost (See Note 4).

On March 17, 2000, the Company entered into a consulting agreement with the former stockholder of the acquired inactive reporting shell company (See Note 1(B)). The consulting agreement states that one year after the execution of the agreement ("reset date"), the 350,000 common shares issued by the Company to the former stockholder shall be increased or decreased based upon the average closing price of the Company's stock 30 days prior to the reset date, so the value of the 350,000 shares will equal $500,000. The average closing price of the stock was .1487 cents per share. The Company is obligated to issue an additional 3,012,475 common shares to the consultant. As of the date of this report, the Company has not received a request for the additional shares.

(C) LICENSING AGREEMENT


On December 28, 2001, the Company entered into a two-year licensing agreement to distribute software, which is used in the insurance industry. The company received a non-exclusive right to sell such software to clients in North
America, Mexico, Canada, and their overseas territories. The cost of such agreement was (pound)2,500,000 (US $3,620,268) and is being amortized over the two-year period of the software licensing agreement. Amortization for 2001 was $19,837. Deferred licensing fee, net of amortization is included as an Other Asset on the balance sheet.


NOTE 7      GOING CONCERN


As reflected in the accompanying financial statements, the Company's recurring losses during the development stage of $12,883,106, and its working capital deficiency of $4,334,680 and stockholders' deficiency of $862,165, raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has entered into a software distribution agreement (See Note 6(A)) and a licensing agreement (See Note 6(C)) has raised equity capital and intends on raising additional equity capital in order to implement its business plan and marketing efforts. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.


NOTE 8      SUBSEQUENT EVENTS

(A) STOCK PURCHASE AGREEMENT


On September 17, 2001, the Company entered into a stock purchase agreement to acquire 100% of the outstanding stock of International Technology Marketing, Inc. ("ITM"). The agreement calls for the Company to issue 50,000,000 shares, which will be held in escrow subject to the Company reaching certain sales milestones. The agreement also calls for the Company to reimburse the shareholders of ITM in their efforts to meet the sales milestones.


The sales milestones reached after the closing are as follows:


1) Upon achieving revenues of $500,000 the escrow agent will release 10,000,000 shares.

2) Upon achieving an additional $500,000 of revenues the escrow agent will release another 10,000,000 shares.

3) Upon achieving $2,000,000 in cumulative revenues the escrow agent will release another 10,000,000 shares.

4) Upon achieving $6,000,000 in cumulative revenues the escrow agent will release another 10,000,000 shares.

5) Upon reaching $16,200,000 in cumulative revenues the final 10,000,000 shares will be released.

As of December 31, 2001, the Company has not closed the escrow agreement nor issued the shares.


(B) LOAN AGREEMENT


On February 16, 2002, the Company entered into a short-term loan agreement that calls for repayment on April 30, 2002. The loan was for (pound)600,000 (US
$864,180) and carries a rate of 4% above HSBC Bank base rate. Interest is payable monthly.

(C) MARKETING AGREEMENT


On January 18, 2002, the Company entered into a one -year marketing agreement with a consultant who will provide product marketing and advisory services to the Company in the European Economic Community and North America.. The Company will issue 5,000,000 shares within 60 days of the contract date. The shares are valued at $,05 per share corresponding to the date that the Company's Board of Directors approved the grant of shares to the consultant. The Company will account for the cost of the marketing agreement during its fiscal year ended December 31, 2002 by expensing its entire cost in the amount of $250,000.

WE HAVE NOT AUTHORIZED ANY DEALER,
SALESPERSON OR OTHER PERSON TO PROVIDE ANY
INFORMATION OR MAKE ANY REPRESENTATIONS
ABOUT IVP TECHNOLOGY CORPORATION EXCEPT THE
INFORMATION OR REPRESENTATIONS CONTAINED IN
THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY
ADDITIONAL INFORMATION OR REPRESENTATIONS IF
MADE.


         -----------------------

This prospectus does not constitute an offer
to sell, or a solicitation of an offer to buy      ----------------------------
any securities:
                                                           PROSPECTUS
   [ ]  except the common stock offered by
        this prospectus;                           ----------------------------

   [ ]  in any jurisdiction in which the
        offer or solicitation is not
        authorized;

   [ ]  in any jurisdiction where the dealer            95,360,913 SHARES
        or other salesperson is not qualified            OF COMMON STOCK
        to make the offer or solicitation;

   [ ]  to any person to whom it is unlawful
        to make the offer or solicitation; or       IVP TECHNOLOGY CORPORATION


   [ ]  to any person who is not a United
        States resident or who is outside
        the jurisdiction of the United States.

The delivery of this prospectus or any
accompanying sale does not imply that:                  _______________, 2002

   [ ]  there have been no changes in the
        affairs of IVP Technology
        Corporation after the date of this
        prospectus; or

   [ ]  the information contained in this
        prospectus is correct after the
        date of this prospectus.

          -----------------------


Until _________, 2002, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of IVP Technology to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of IVP Technology. In addition, the liability of our officers and directors for breaches of their fiduciary duty as a director or officer other than: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law; or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of IVP Technology pursuant to the foregoing, or otherwise, IVP Technology has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. IVP Technology will pay all expenses in connection with this offering.

         Securities and Exchange Commission Registration Fee    $      1,198
         Printing and Engraving Expenses                        $      2,500
         Accounting Fees and Expenses                           $     15,000
         Legal Fees and Expenses                                $     50,000
         Miscellaneous                                          $     16,302

         TOTAL                                                  $     85,000

RECENT SALES OF UNREGISTERED SECURITIES

         On July 1, 2002, IVP Technology acquired all the outstanding shares of Springboard Technology Solutions Inc. for consideration of 2,000 common shares on the basis of a one for one exchange.

         On June 28, 2002, we issued 2,410,916 shares of common stock to Rainbow Investments pursuant to the terms of our March 17, 2000 debt conversion agreement.

         On June 28, 2002, we issued 23,370 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered.

         On May 28, 2002, IVP acquired Ignition Entertainment Limited. IVP will issue 15,000,000 shares of common stock and 3,500,000 shares of preferred stock as payment to Ignition over a period of two years from the date of the acquisition: Additionally, the management team of Ignition may earn up to 1,500,000 shares of preferred stock if certain revenue and net income goals are met at specific time periods. These shares will be held in escrow and disbursed by the escrow agent according to the escrow agreement. The parties are still negotiating the terms of the escrow agreement.

                                                                                 AFTER THE
                                                                                 PRECEDING       AFTER THE
                                                     BETWEEN       AFTER THE     TIME PERIOD     PRECEDING
                                        WITHIN      91 AND 180   PRECEDING TIME   AND SIX        TIME PERIOD
                                      90 DAYS OF    DAYS AFTER     PERIOD TO      MONTHS TO          AND           ON
TIME PERIOD:                            CLOSING    MAY 28, 2002  MAY 28, 2003    MAY 28, 2003   MAY 28, 2004   MAY 29, 2004
-----------------------------------   ----------   ------------  -------------- --------------  ------------   ------------

GOALS:                                --           --            --             $13,000,000     $26,000,000    $45,000,000
Gross Revenues (in U.S. Dollars)

Net Income (in U.S. Dollars)          --           --            --             $1,000,000      $5,000,000     $15,000,000

PAYMENTS:                             --           5,000,000     --             if reach both   if reach       if reach
Incentive Payments of IVP common                   to DCD                       above goals     both above     both above
and preferred shares                               Holdings                     500,000         goals          goals
                                                                                shares of       500,000        500,000
                                                                                convertible     shares of      shares of
                                                                                preferred       convertible    convertible
                                                                                stock           preferred      preferred
                                                                                                stock          stock

Release of 50 Million Shares of IVP   --           15,000,000    1,000,000      1,000,000       1,000,000      500,000
common stock (upon conversion of                   shares of     shares of      shares of       shares of      shares of
all preferred stock issued)                        common stock  preferred      preferred       preferred      preferred
                                                                 stock          stock           stock          stock
                                                                 (convertible   (convertible    (convertible   (convertible
                                                                 to             to 10,000,000   to             to
                                                                 10,000,000     shares of       10,000,000     5,000,000
                                                                 shares of      common stock)   shares of      shares of
                                                                 common stock)                  common stock)  common
                                                                                                               stock)


         In May 2002, IVP Technology entered into an agreement with Vanessa Land for marketing and advisory services connected with product marketing in the European Economic Community and North America. In relation with this agreement, IVP Technology issued 5,000,000 shares of common stock to Ms. Vanessa Land. These shares were registered on a Form S-8 filed on May 3, 2002. These shares were valued at $0.05 per share, or an aggregate of $250,000, on the date of issuance.

         On May 1, 2002, IVP Technology agreed to issue 4,000,000 shares of its restricted common stock having a value of $760,000 in full settlement of its obligation to DCD Holdings Ltd. IVP Technology issued these shares on or about August 6, 2002.

         In April 2002, IVP Technology raised $150,000 of gross proceeds from the issuance of convertible debentures. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

         The convertible debentures contain a beneficial conversion feature computed at its intrinsic value that is the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $64,286, was recorded as an interest expense and a component of equity on the issuance date.

         In April 2002, IVP Technology entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Under this agreement, IVP Technology may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10.0 million. Subject to certain conditions, IVP Technology will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 92% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $425,000 in any thirty-day period. IVP Technology paid Cornell a one-time fee equal to $340,000, payable in 3,032,000 shares of common stock. Cornell Capital Partners is entitled to retain 3.0% of each advance. In addition, IVP Technology entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, IVP Technology paid a one-time placement agent fee of 100,000 shares of common stock, which were valued at $0.10 per share, or an aggregate of $10,000, on the date of issuance. IVP Technology agreed to pay Danson Partners, LLC, a consultant, a one-time fee of $200,000 for its work in connection with the Equity Line of Credit. Of the fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

         On April 26, 2002, IVP Technology issued 62,027 shares of common stock to Danson Partners, LLC having a value of $5,000 for consulting services rendered.

         On or about March 25, 2002, IVP Technology issued 100,000 shares of common stock to Barry Gross that was earned pursuant to a consulting contract signed in 2000. These shares were valued at $0.09 per share, or an aggregate of $9,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Brian MacDonald to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing.

         On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Peter Hamilton to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing.

         On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Kevin Birch to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing.

         On or about March 25, 2002, IVP Technology issued 4,000,000 shares of common stock to Geno Villella to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing.

         On or about March 25, 2002, IVP Technology issued 4,000,000 shares of common stock to Sherry Bullock to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing. Subsequently, Ms. Bullock left employment with IVP Technology and has accepted a partial payment of 800,000 shares and the remainder of her performance based shares have been reallocated to the remaining members of International Technology Marketing.

         On or about March 25, 2002, IVP Technology issued 500,000 shares of common stock to John Maxwell in lieu of compensation for services performed in 2001 as President of IVP Technology. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 500,000 shares of common stock to John Trainor in lieu of compensation for services performed in 2001 as Secretary of IVP Technology. These shares were valued at $0.05 per share, or an aggregate of $25,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 2,375,600 shares of common stock valued at $0.05 per share to Thomas Chown for conversion of approximately $118,780 of debts owed by the corporation for services performed in 2001.

         On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Buford Industries, Inc. as conversion of a fee of $50,000 earned for introducing IVP to International Technology Marketing. These shares were valued at $0.05 per share, or an aggregate of $50,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 50,000 shares of common stock to Ruffa and Ruffa, P.A. for payment of interest on outstanding legal bills for the year 2001 - 2002. These shares were valued at $0.10 per share, or an aggregate of $5,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to J. Stephen Smith to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year.

         On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Michael Sidrow to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of Mr. Sidrow's resignation from the board of directors.

         On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Robert King to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year. Subsequently these shares have been rescinded as a result of Mr. King's resignation from the board of directors.

         On February 16, 2002, IVP Technology completed an interim financing agreement for a bridge loan of (pound)600,000 (U.S. $864,180) on an unsecured basis with the European based venture capital and merchant banking firm DcD Limited. The loan was due April 30, 2002 and accrues interest at a rate of 4% per year above the HSBC Bank base rate. Interest is payable monthly. On May 1, 2002, IVP Technology received written notice from the lender, DCD Limited that it agreed to convert the loan into 4,000,000 shares of common stock at a conversion rate of approximately $0.19 per share.

         On or about August 17, 2001, IVP Technology issued 1,000,000 shares of common stock to Orchestral Corporation for extension of the licensing contract and to obtain market distribution to Switzerland. These shares were valued at $0.12 per share, or an aggregate of $120,000, on the date of issuance.

         On July 30, 2001, IVP Technology entered into a two-year note with Berra Holdings, Ltd. to borrow up to $187,500 at 6% interest. As of December 31, 2001, IVP Technology had borrowed $129,020. The note is collateralized by 2,500,000 shares of common stock held in the name of Clarino Investment International, Ltd.

         On or about July 30, 2001, IVP Technology rescinded the issuance of 870,000 shares of common stock previously issued to Koplan Consulting Corp. and Mr. Peter Kertes for services not performed.

         On or about April 26, 2001, IVP Technology issued 1,200,000 shares of common stock to Gross Capital Associates for marketing and promotion consulting services. These shares were valued at $0.14 per share, or an aggregate of $168,000, on the date of issuance.

         On or about April 26, 2001, IVP Technology issued 1,000,000 shares of common stock to John Coady for financial advisory services. These shares were valued at $0.14 per share, or an aggregate of $140,000, on the date of issuance.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding IVP Technology so as to make an informed investment decision. More specifically, IVP Technology had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in IVP Technology's securities.

EXHIBITS AND REPORTS ON FORM 8-K

       (A)     EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM SB-2.

EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           -----------------------------------------------------    ----------------------------------------------

2.1                   Agreement and Plan of Reorganization dated March 21,     Incorporated by reference to Exhibit 4.1 to
                      2000 between IVP Technology Corporation and Erebus       IVP Technology's Form 8-K12G3 filed on
                      Corporation                                              April 19, 2000


3.1                   Certificate of Amendment of Articles of Incorporation    Incorporated by reference to Exhibit 3.1 to
                                                                               IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

3.2                   Bylaws                                                   Provided herewith


4.4                   Description of Securities                                Incorporated by reference to Exhibit 4.4 to
                                                                               IVP Technology's Form S-8 filed on July 23,
                                                                               2001

5.1                   Opinion of Kirkpatrick & Lockhart LLP re:  Legality      Incorporated by reference to Exhibit 5.1 to
                                                                               IVP Technology's Form SB-2 filed on May 15,
                                                                               2002

10.4                  Second Amending Agreement to Software Distribution       Incorporated by reference to Exhibit 10.4 to
                      Agreement dated as of May 31, 2000 between the           IVP Technology's Form 10-QSB filed on
                      Registrant and Orchestral Corporation                    September 24, 2000

10.5                  Service Bureau Arrangement Agreement dated September     Incorporated by reference to Exhibit 10.5 to
                      28, 2000 between the Registrant and E-RESPONSES.COM      IVP Technology's Form 10-QSB filed on November
                                                                               14, 2000

10.6                  Stock Purchase Agreement dated September 17, 2001        Incorporated by reference to Exhibit 10.6 to
                      among the Registrant, International Technology           IVP Technology's Form 10-KSB filed on
                      Marketing, Inc., Brian MacDonald, Peter Hamilton,        April 15, 2002
                      Kevin Birch, Sherry Bullock, and Geno Villella

10.7                  Agreement dated May 15, 2000 between the Registrant      Incorporated by reference to Exhibit 10.7 to
                      and Rainbow Investments International Limited            IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

10.8                  Employment Agreement dated August 30, 2001 between       Incorporated by reference to Exhibit 10.8 to
                      International Technology Marketing, Inc. and Brian J.    IVP Technology's Form 10-KSB filed on
                      MacDonald                                                April 15, 2002

10.9                  Agreement dated February 12, 2002 between the            Incorporated by reference to Exhibit 10.9 to
                      Registrant and SmartFOCUS Limited                        IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

10.10                 Warrant Agreement dated May 15, 2000 between the         Incorporated by reference to Exhibit 10.10 to
                      Registrant and Rainbow Investments International         IVP Technology's Form 10-KSB filed on
                      Limited                                                  April 15, 2002



EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           -----------------------------------------------------    ----------------------------------------------

10.11                 Convertible Promissory Note dated May 2000 between the   Incorporated by reference to Exhibit 10.11 to
                      Registrant and Rainbow Investments International         IVP Technology's Form 10-KSB filed on
                      Limited                                                  April 15, 2002

10.12                 Software Distribution Agreement dated December 28,       Incorporated by reference to Exhibit 10.12 to
                      2001 between the Registrant and TIG Acquisition          IVP Technology's Form 10-KSB filed on
                      Corporation                                              April 15, 2002

10.13                 Loan Agreement dated January 16, 2002 between the        Incorporated by reference to Exhibit 10.13 to
                      Registrant and DCD Holdings Limited                      IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

10.14                 Agreement for the Provision of Marketing Services        Incorporated by reference to Exhibit 10.1 to
                      dated May 3, 2002 between the Registrant and Vanessa     IVP Technology's Form S-8 filed with the SEC
                      Land                                                     on May 3, 2002

10.15                 Reserved

10.16                 Employment Agreement dated August 30, 2001 between       Incorporated by reference to Exhibit 10.16 to
                      International Technology Marketing, Inc. and Geno        IVP Technology's Form 10-KSB filed on
                      Villella                                                 April 15, 2002

10.17                 Employment Agreement dated August 30, 2001 between       Incorporated by reference to Exhibit 10.17 to
                      International Technology Marketing, Inc. and Kevin       IVP Technology's Form 10-KSB filed on
                      Birch                                                    April 15, 2002

10.18                 Employment Agreement dated August 30, 2001 between       Incorporated by reference to Exhibit 10.18 to
                      International Technology Marketing, Inc. and Peter J.    IVP Technology's Form 10-KSB filed on
                      Hamilton                                                 April 15, 2002

10.19                 Employment Agreement dated August 30, 2001 between       Incorporated by reference to Exhibit 10.19 to
                      International Technology Marketing, Inc. and Sherry      IVP Technology's Form 10-KSB filed on
                      Bullock                                                  April 15, 2002

10.20                 Loan and Security Agreement dated July 30, 2001 among    Incorporated by reference to Exhibit 10.20 to
                      the Registrant, Clarino Investments International        IVP Technology's Form 10-KSB filed on
                      Ltd., and Berra Holdings Ltd.                            April 15, 2002

10.21                 Consulting and Advisory Extension Agreement dated        Incorporated by reference to the Exhibit to
                      February 14, 2001 between the Registrant and Barry       IVP Technology's Form 10-QSB filed on May 21,
                      Gross D/B/A Gross Capital Associates                     2001

10.22                 Letter Agreement dated June 28, 2001, between the        Incorporated by reference to Exhibit 4.1 to
                      Registrant and Andris Gravitis                           IVP Technology's Form S-8 filed on July 23,
                                                                               2001

10.23                 Letter Agreement dated June 28, 2001, between the        Incorporated by reference to Exhibit 4.2 to
                      Registrant and Thomas Chown.                             IVP Technology's Form S-8 filed on July 23,
                                                                               2001

10.24                 Letter Agreement dated May 30, 2001, between the         Incorporated by reference to Exhibit 4.3 to
                      Registrant and Ruffa & Ruffa, P.C. for Modification of   IVP Technology's Form S-8 filed on July 23,
                      Retainer Agreement                                       2001

10.25                 Consulting Agreement dated September 1, 2000 between     Incorporated by reference to Exhibit 13.1 to
                      the Registrant and Barry Gross d/b/a Gross Capital       IVP Technology's Form 10-KSB filed on July 5,
                      Associates                                               2001


EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           -----------------------------------------------------    ----------------------------------------------

10.26                 Consulting and Advisory Agreement dated September 25,    Incorporated by reference to Exhibit 13.2 to
                      2000 between the Registrant and Koplan Consulting        IVP Technology's Form 10-KSB filed on July 5,
                      Corporation                                              2001

10.27                 Warrant Agreement dated April 3, 2002 between the        Incorporated by reference to Exhibit 10.27 to
                      Registrant and Cornell Capital Partners LP               IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

10.28                 Equity Line of Credit Agreement dated April 3, 2002      Incorporated by reference to Exhibit 10.28 to
                      between the Registrant and Cornell Capital Partners LP   IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

10.29                 Registration Rights Agreement dated April 3, 2002        Incorporated  by reference to Exhibit 10.29 to
                      between the Registrant and Cornell Capital Partners,     IVP Technology's Form 10-KSB filed on
                      LP                                                       April 15, 2002

10.30                 Escrow Agreement dated April 3, 2002 among the           Incorporated by reference to Exhibit 10.30 to
                      Registrant, Cornell Capital Partners, LP, Butler         IVP Technology's Form 10-KSB filed on
                      Gonzalez, and First Union National Bank                  April 15, 2002

10.31                 Securities Purchase Agreement dated April 3, 2002        Incorporated by reference to Exhibit 10.31 to
                      among the Registrant and the Buyers                      IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

10.32                 Escrow Agreement dated April 3, 2002 among the           Incorporated by reference to Exhibit 10.32 to
                      Registrant, the Buyers, and First Union National Bank    IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

10.33                 Debenture Agreement Dated April 3, 2002 between the      Incorporated by reference to Exhibit 10.33 to
                      Registrant and Cornell Capital Partners LP               IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

10.34                 Investor Registration Rights Agreement dated April 3,    Incorporated by reference to Exhibit 10.34 to
                      2002 between the Registrant and the Investors            IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

10.35                 Placement Agent Agreement dated April 3, 2002 among      Incorporated by reference to Exhibit 10.35 to
                      the Registrant, Westrock Advisors, Inc. and Cornell      IVP Technology's Form 10-KSB filed on
                      Capital Partners LP                                      April 15, 2002

10.36                 Letter Agreement dated February 20, 2002 between the     Incorporated by reference to Exhibit 10.36 to
                      Registrant and Buford Industries Inc.                    IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

10.37                 Letter Confirmation Agreement dated July 21, 2001        Incorporated by reference to Exhibit 10.37 to
                      between the Registrant and Buford Industries Inc.        IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

10.38                 Consulting Agreement dated March 1, 2002 between the     Incorporated by reference to Exhibit 10.38 to
                      Registrant and Danson Partners LLC                       IVP Technology's Form 10-KSB filed on
                                                                               April 15, 2002

10.39                 Term Sheet between the Registrant and Cornell Capital    Incorporated by reference to Exhibit 10.39 to
                      Partners, LP Increasing the Commitment under the         IVP Technology's Form SB-2 filed on May 15,
                      Equity Line of Credit to $10 million                     2002



EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           -----------------------------------------------------    ----------------------------------------------

10.40                 Consulting Agreement dated February 12, 2002 between     Incorporated by reference to Exhibit 10.40 to
                      the Registrant and Danson Partners LLC                   IVP Technology's Form SB-2 filed on May 15,
                                                                               2002

10.41                 Escrow Agreement dated as of May 15, 2002 among the      Incorporated by reference to Exhibit 10.41 to
                      Registrant, Brian MacDonald, Peter Hamilton, Kevin       IVP Technology's Form SB-2 filed on May 15,
                      Birch, Sherry Bullock, and Gino Villella                 2002

10.42                 Termination letter dated June 13, 2002 between the       Incorporated by reference to Exhibit 10.42 to
                      Registrant and Orchestral Corporation                    IVP Technology's Form 10-QSB filed on August
                                                                               19, 2002

10.43                 Acquisition Agreement dated as of May 28, 2002           Incorporated by reference to Exhibit 10.43 to
                      regarding the purchase of Ignition Entertainment         IVP Technology's Form 10-QSB filed on August
                                                                               19, 2002

10.44                 Consulting  Agreement dated as of June 1, 2002           Incorporated by reference to Exhibit 10.44 to
                      Ignition Entertainment Limited and Montpelier Limited    IVP Technology's Form 10-QSB filed on
                                                                               August 19, 2002

10.45                 Amendment to Equity Line of Credit Agreement dated May   Provided herewith
                      2002 between IVP Technology and Cornell Capital
                      Partners.

10.46                 Letter of Credit Facility dated as of April 10, 2002     Provided herewith
                      between Revelate Limited and Ignition Entertainment
                      Limited

10.47                 Debenture dated as of June 14, 2002 between Revelate     Provided herewith
                      Limited and Ignition Entertainment Limited

10.48                 Standard Conditions for Purchase of Debts dated May      Provided herewith
                      23, 2002 between DCD Factors PLC and Ignition
                      Entertainment Limited

10.49                 All Assets Debenture dated as of May 23, 2002 between    Provided herewith
                      DCD Factors PLC and Ignition Entertainment Limited

10.50                 Memorandum of Agreement dated as of July 1, 2002         Provided herewith
                      between Springboard Technology Solutions Inc. and IVP
                      Technology

10.51                 Heads of Agreement dated as of December 28, 2001 and     Provided herewith
                      amended on September 30, 2002 between TiG Acquisition
                      Corporation and IVP Technology


23.1                  Consent of Kirkpatrick & Lockhart LLP                    Incorporated by reference to Exhibit 5.1 to
                                                                               this Form SB-2

23.2                  Consent of Weinberg & Company, P.A.                      Provided herewith


         (B)      REPORTS ON FORM 8-K.

         On August 8, 2002, IVP Technology filed a Form 8-K disclosing that it was not required to file financial information regarding its acquisition of Ignition Entertainment.

         On May 29, 2002, IVP Technology filed a report on Form 8-K disclosing that on May 22, 2002 IVP Technology Corporation entered into a Purchase and Sale agreement to acquire all of the common shares of Ignition Entertainment Limited, an entity formed in the United Kingdom, that develops, produces and distributes consumer software and games for multiple computer, game, communication and hand held device platforms.

         In the same May 29, 2002 report on Form 8-K, IVP Technology disclosed that on May 13, 2002, Dr. Michael Sidrow and Mr. Robert King resigned from IVP Technology's Board of Directors due to personal reasons associated with their other obligations. The board of directors of IVP Technology has invited Shabir Randeree, Managing Director of DCD Limited, and Hassan Sadiq, Chief Operating Officer of The Innovation Group to become members of the board in replacement for Messrs. Sidrow and King to serve until the next Annual General Meeting of shareholders expected in the Fall of 2002. Both Mr. Sadiq and Mr. Randeree reside in the United Kingdom. Neither Mr. Randeree nor Mr. Sadiq have accepted the invitation to date.

         IVP Technology filed a report on Form 8-K on May 6, 2002 disclosing that on May 1, 2002, IVP Technology received written notice that the lender, DCD Limited, agreed to convert the loan for $864,180 due on April 30, 2002 to 4,000,000 shares of common stock. This equates to a conversion price of approximately $0.19 per share.

UNDERTAKINGS

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

            (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on November 13, 2002.


                               IVP TECHNOLOGY CORPORATION

                               By:     /s/ Brian MacDonald
                                   -------------------------------------------
                               Name:   Brian MacDonald
                               Title:  President, Chief Executive Officer
                                       and Chairman of the Board of Directors


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                TITLE                                DATE
---------                -----                                ----


/s/ Brian MacDonald
----------------------
Brian MacDonald          President, Chief Executive Officer   November 13, 2002
                         (Principal Accounting Officer),
                         Chairman of the Board of Directors


/s/ J. Stephen Smith
----------------------
J. Stephen Smith         Director                             November 13, 2002


/s/ Peter Hamilton
----------------------
Peter Hamilton           Director                             November 13, 2002